UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

McKESSON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

A LETTER FROM OUR INDEPENDENT CHAIR

Dear Fellow Shareholders,

First and foremost, on behalf of the Board of Directors, I would like to thank you for your investment in McKesson and for the confidence you place in this Board to oversee your interests in our Company particularly through the most unprecedented global health crisis in modern history. McKesson plays a critical role in healthcare, and our highest priorities during the COVID-19 pandemic are to continue delivering critical supplies and medications to address the crisis, and protecting the health and safety of and supporting our employees. Employees throughout the enterprise and at all levels rally together every day, including in the midst of a pandemic, to deliver on our mission of improving care in every setting — one product, one partner, one patient at a time.

The Board’s purpose as stewards of the Company is to oversee the long-term performance and sustainability of McKesson for the benefit of all our stakeholders, while continuously creating value for our shareholders. With this focus over the past year, the Company continued its transformation and made significant progress executing against priorities to drive growth while fulfilling its mission.

The Board remains as high functioning and engaged as ever, continuously monitoring the Company’s strategy, leadership, operations, and risk management in the dynamic global healthcare environment in which we operate.

As we approach the 2020 Annual Meeting, I would like to share some of the ways that your Board is working to provide strong governance and independent oversight to represent your interests.

Our COVID-19 Response Efforts

As one of the world’s largest healthcare companies, we have a critical role to play in making medications and supplies available to customers and patients when they need them. McKesson plays an important role in healthcare delivery, and it is something we take seriously every day — even more so now as the world is facing this healthcare challenge. Over the past few months, we have taken a number of meaningful steps to advance public health goals, maintain essential access to medications and supplies for our customers, and safeguard our employees from the spread of COVID-19.

We awarded approximately $30 million in special one-time bonus payments to recognize frontline workers and certain other staff for their contributions. In addition, we invested approximately $15 million for COVID-19 related relief and response efforts, which includes a $10 million contribution to the McKesson Foundation. A portion of that contribution will be deployed to McKesson’s Taking Care of Our Own Fund to provide support for employees impacted by the COVID-19 pandemic.

Other measures we have taken to mitigate the impact of the COVID-19 health crisis include:

•

Partnering with the U.S. Department of Health and Human Services and the Federal Emergency Management Agency of the U.S. Department of Homeland Security (FEMA) in their sourcing and distribution efforts to expedite the shipment and delivery of personal protective equipment (PPE) and other critical supplies into the United States;

•

Coordinating closely with federal and state agencies in North America and Europe to optimize and expedite sourcing opportunities, and to move products to the front lines of the fight against the pandemic;

•

Actively working with manufacturers, suppliers, industry partners and government agencies to anticipate shortages and respond to unprecedented demand for supplies like PPE, as well as certain medications and diagnostic tools;

•

Implementing workplace changes to promote safety, including disinfectant cleanings throughout the day, requiring temperature testing before coming to work, making face masks available, social distancing measures, and placing hand sanitizer and sanitizing wipes throughout the workplace; and

•

Supporting our employees by undertaking multiple measures to provide access to the care they need and a supportive work environment, including expanded leave policies, special compensation, telemedicine and wellness offerings, and expanding our Taking Care of Our Own Fund to help with expenses such as childcare, groceries, housing and utilities.

Cultivating a Strong Ethical Culture

At McKesson, doing business in the right way is fundamental to, and embedded in, our culture. Our long-term success depends on embracing and expecting the highest ethical standards in everything we do, everywhere we operate. For us, compliance is more than just following rules. It includes considering the actions we take, and adapting to new challenges and situations, always guided by our ICARE principles. Our Board, which has long believed that oversight of the Company’s culture and reputation are key Board responsibilities, collaborates with management to establish and communicate the right ethical tone, which guides our conduct and helps protect the Company’s reputation. Our Board has provided guidance to our CEO,

Brian Tyler, as he launched Team McKesson, a FY 2020 corporate culture initiative focused on winning as one team, and as we have worked to continually strengthen our culture of empowerment, recognition and belonging. Further, the entire Board and its committees, including the Compliance Committee, work to understand and review our corporate risks, overseeing matters ranging from legal and compliance risks, including with respect to opioids, financial reporting risk, reputational risks, compensation practices and cybersecurity.

We remain deeply concerned about the ongoing opioid crisis. We are proud of our Controlled Substance Monitoring Program and are dedicated to ongoing enhancements. We are also working with others to advance a series of initiatives focused on helping to address the opioid epidemic, advocate for public policy recommendations and support innovative programs and partnerships that we believe can have a meaningful impact on the opioid health crisis. Please see pages 6-7 for more information regarding the Board’s oversight of risk and the Company’s work to address the opioid crisis.

Focus on Corporate Responsibility

At McKesson, we want to do everything we can to continue delivering critical healthcare supplies and medicines. Our approach to addressing the pandemic thus far underscores how we view corporate responsibility. Corporate responsibility means better health for our planet and people everywhere. We strive to use our economic, environmental, social and governance resources thoughtfully and responsibly.

In 2018, the Company conducted a materiality assessment that involved in-depth interviews and surveys with 95 stakeholders from Canada, Europe and the U.S., including employees, customers, suppliers, industry associations, government agencies, non-governmental organizations and joint venture partners. Based on that assessment, and considering shareholder feedback, the Company published its 2019 Corporate Responsibility Report, which highlights work in three important areas: product quality and patient safety; eco-efficient transportation and operations; and better health for employees and communities. Our work in these areas is grounded in our shared ICARE (integrity, customer first, accountability, respect and excellence) principles, which guide us in making a positive impact for patients, the environment and our society every day.

Executing on Strategy

An essential role of the Board is to provide effective oversight related to McKesson’s corporate strategy and execution. The Board works closely with senior leadership in developing the Company’s strategy and positioning us to continue as a leading healthcare company. As we reflect on FY 2020, our results demonstrate continued momentum in our business as we executed on priorities we believe will drive growth, including: optimizing performance in our U.S. Pharmaceutical and Specialty Solutions segment, simplifying the business and operating with increased focus and speed, and accelerating our strategic growth initiatives. As we looked to become a simpler, more focused, and nimbler organization under the leadership of CEO Brian Tyler, our organization has rallied around these efforts, and it is showing in our culture and results.

In addition to transforming and energizing the culture of McKesson, building on the already strong foundation of our ICARE and ILEAD values, we saw great execution across the enterprise in FY 2020. As an example, we came together to identify significant cost savings, and are tracking towards our target of $400 million to $500 million in gross pretax savings by the end of FY 2021. In March, we also successfully completed the exit of our investment in Change Healthcare, in line with our stated objective of unlocking value for our shareholders in a manner designed to be tax-efficient. We are excited to move forward and continue executing against our strategic growth initiatives as a more focused organization, and believe McKesson is well positioned with a broad set of differentiated assets and capabilities.

Engaging with Shareholders

Engagement with our shareholders remains a key focus for our Company and an important part of our Board’s governance commitment. Our robust shareholder engagement program, which includes an integrated outreach team, meets with a broad base of shareholders throughout the year to discuss corporate governance, executive compensation, corporate responsibility practices, and other matters of importance. Our commitment to this program enables ongoing dialogue that results in adopting sound and effective corporate governance practices as well continuous improvements. It also provides us with valuable insight and feedback from shareholders throughout the year, allowing the Board to better understand our shareholders’ priorities and perspectives and to incorporate them into its deliberations and decision making.

During FY 2020, we proactively reached out to shareholders representing nearly 66% of our outstanding common stock and we engaged with shareholders representing approximately 50% of our outstanding common stock. Our Compensation Committee Chair led engagements with shareholders representing nearly 29% of our outstanding common stock to discuss executive compensation matters and changes to our FY 2020 compensation program, among other matters. Various members of management, including our CEO, also participated in discussions with portfolio managers, analysts and others. Please turn to page 10 to learn more about how we responded to feedback from our shareholders over the past year.

Aligning Pay and Performance

Ensuring that the Company has an executive compensation program that appropriately attracts, retains and incentivizes our management team is one of the Board’s most critical responsibilities. It is important to us that the interests of our executives are aligned with the interests of shareholders by setting rigorous performance targets that are tied to key financial results and strategic objectives designed to further the Company’s long-term strategy.

We believe our program effectively links our executive compensation program to financial objectives consistent with our long-term goals and are aligned with our shareholders’ interests. We are committed to maintaining a compensation structure that aligns pay with performance, drives long-term value creation and reflects the views of our shareholders. This proxy statement includes a letter from the Compensation Committee on page 35 describing their efforts over the last year and more recently, salary reductions and other actions affecting our Board, executive officers and business unit presidents in light of the uncertainty and adverse global business impacts of the COVID-19 pandemic.

We Ask for Your Support

We take seriously the trust you place in us through your investment in McKesson. We appreciate the opportunity to serve McKesson on your behalf, and will continue our work to ensure the sustainable and long-term growth of the Company. We look forward to hearing your views at this year’s Annual Meeting and in the year to come.

Your vote is very important to us. We strongly encourage you to read both our proxy statement and annual report in their entirety prior to the Annual Meeting on July 29, 2020, and kindly request that you support our voting recommendations.

Edward A. Mueller

Independent Chair

Notice of 2020 Annual Meeting of Shareholders To be Held on July 29, 2020

Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees and shareholders, we have decided not to have a physical annual meeting this year. The meeting will be solely by means of remote communication as a virtual meeting. You will be able to attend the Annual Meeting online, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/MCK2020 and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials (Notice), voting instructions form or proxy card. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system.

ITEMS OF BUSINESS:

•	Elect for a one-year term a slate of 11 directors as nominated by the Board of Directors;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2021;

•	Conduct a non-binding advisory vote on executive compensation;

•	Vote on three (3) proposals submitted by shareholders, if properly presented; and

•	Conduct such other business as may properly be brought before the meeting.

Shareholders of record at the close of business on June 1, 2020 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

June 18, 2020

By Order of the Board of Directors

Michele Lau

Senior Vice President,

Corporate Secretary and

Associate General Counsel

On June 18, 2020, we began delivering proxy materials to all shareholders of record at the close of business on June 1, 2020. The mailing address of our principal executive offices is McKesson Corporation, 6555 State Highway 161, Irving, Texas 75039.

Vote via Internet	Call Toll-Free	Vote by Mail	Vote at Meeting

www.proxyvote.com or visit the URL located on your proxy card	Call the phone number located at the top of your proxy card 1-800-690-6903	Follow the instructions on your proxy card	Join our Annual Meeting at www.virtualshareholdermeeting.com/MCK2020

PROXY SUMMARY

This summary highlights certain information in this proxy statement and does not contain all the information you should consider in voting your shares. Please refer to the complete proxy statement and our annual report prior to voting at the Annual Meeting of Shareholders to be held on July 29, 2020.

Meeting Information

2020 Annual Meeting of Shareholders

Date and Time	Wednesday, July 29, 2020 | 8:30 a.m. Central Daylight Time

Location	This year’s Annual Meeting will be held entirely online due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees and shareholders.
Shareholders of record as of the record date will be able to attend and participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MCK2020.

Record Date	June 1, 2020

Voting Items

	Items	Your Board’s Recommendation

1.	Election of 11 Directors for a One-Year-Term (see page 13)	FOR
Diverse slate of Directors with broad and relevant leadership and professional experience. Ten out of eleven nominees are independent.

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm (see page 30)	FOR
Deloitte & Touche LLP is an independent accounting firm with the breadth of expertise and knowledge necessary to effectively audit our company.

3.	Non-Binding Advisory Vote on Executive Compensation (see page 69)	FOR

Our simplified executive compensation program is the result of thorough Compensation Committee review, continues to emphasize pay for performance, includes a new CEO pay package and reflects shareholder feedback.

4.	Shareholder Proposal on Action by Written Consent of Shareholders (see page 70)	AGAINST
Our existing governance structures, including proxy access and shareholder right to call a special meeting at a 15% ownership threshold, provide meaningful avenues for shareholder action.

5.	Shareholder Proposal on Lobbying Activities and Expenditures (see page 72)	AGAINST

Following refinements during FY 2017, 2018 and 2019 in response to shareholder feedback, we revised our political engagement and lobbying policy again in FY 2020 to specify our Board’s oversight of lobbying matters pertaining to the distribution of controlled substances and our Board’s commitment to make annual disclosures to our shareholders.

6.	Shareholder Proposal on Board Report on Business Roundtable Statement of Purpose of a Corporation (see page 75)	AGAINST
Our governance and management systems closely align with the Business Roundtable Statement on the Purpose of a Corporation and our ICARE principles.

- 2020 Proxy Statement	1

PROXY SUMMARY

McKesson At a Glance

Who We Are

McKesson is a leader in:

•	Distribution and services for specialty providers

•	Pharmaceutical distribution in North America and Europe

•	Medical-surgical distribution to alternate sites of care
•	Generics pharmaceutical distribution

•	Business and clinical services for providers

•	Pharmacy transactions and solutions

Our Vision and Business Strategy

To improve patient care in every setting — one product, one partner, one patient at a time, we partner with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. Our employees work every day to innovate and deliver opportunities that make our customers and partners more successful — all for the better health of patients. McKesson remains focused on executing against clear priorities to drive value.

Accelerate growth through business transformation initiatives and focused investments

Expand our capabilities in specialty and manufacturer services with enhanced data & analytics

Drive innovation while focusing on our differentiated assets and capabilities

Board Oversight of Business Strategy

Our Board of Directors meets regularly to discuss McKesson’s business strategy, including considerations concerning the implications of the evolving COVID-19 pandemic. Our Board engages in regular and deep-dive sessions with senior management, our corporate strategy and business development leaders and business unit leaders throughout the year.

2	- 2020 Proxy Statement

PROXY SUMMARY

Fiscal 2020 Highlights

•	FY 2020 revenues of $231 billion, full-year revenue growth of 8%

•	FY 2020 cash flow from operations of $4.4 billion and free cash flow of $3.9 billion

•	FY 2020 operating profit increased 59% year-over-year to $1.4 billion; adjusted operating profit increased 2% to $3.8 billion

•	Returned $2.2 billion to shareholders through share repurchases and dividends

•	Tax-efficient exit from Change Healthcare, unlocking value for our shareholders

•	Signed agreement to create a German pharmaceutical wholesale joint venture with Walgreens Boots Alliance

•	Selected by the U.S. Department of Veterans Affairs to continue as prime pharmaceutical provider

See Appendix A to this proxy statement for a reconciliation of free cash flow and adjusted operating profit to the most directly comparable GAAP metrics.

Response to COVID-19

As the COVID-19 health crisis continues to unfold, we remain focused on our two most important priorities — supporting the needs of our employees and their families at work and home and continuing to play a critical role in the global healthcare community during this unprecedented time. As one of the world’s largest healthcare companies, we know we have a critical role to play in making medications and supplies available to customers and patients when they need them. In normal times, our daily work is essential to the provision of healthcare and it is even more so right now as the world faces this unique healthcare challenge.

We are deeply committed to supporting and protecting our colleagues who — through their determined efforts — are playing a vital role in helping to ensure that healthcare supplies and medicines are available for healthcare workers and their patients who need them during this critical time. We have undertaken multiple measures to promote safety in our facilities, including placement of hand sanitizer and sanitizing wipes throughout the workplace, reinforcing the practice of social distancing in our distribution centers to avoid unnecessary proximity where feasible, and disinfectant cleaning throughout the day. We are making face masks available to essential employees and requiring temperature testing before coming to work. We also instituted a global mandatory work from home policy to reduce density in our facilities. This helps to protect the health and safety of those employees who are able to perform their work responsibilities from home as well as those with essential roles that must be performed at our distribution centers and other facilities.

We have provided additional employee benefit offerings such as waived deductibles for COVID-19 diagnostic testing and consultations, free mental health counseling, special payments totaling approximately $30 million to reward the hard work of our associates in frontline distribution center, call center and transportation roles and paid emergency sick leave which may be used for several reasons, including physician ordered self-quarantine. We also invested approximately $15 million for COVID-19 related relief and response efforts, which includes a $10 million contribution to the McKesson Foundation, a portion of which will be deployed to McKesson’s Taking Care of Our Own Fund to provide support for employees impacted by the COVID-19 pandemic.

We are taking a proactive approach to manage inventory during this pandemic and helping our provider partners to obtain needed supplies and medications to treat those who are ill and to help stop the spread of the disease. This includes allocating key product categories to attempt equitable distribution and closely monitoring increased demand in order to try to mitigate future product supply issues. To further protect inventory, we have taken steps to limit sales of certain supply-challenged personal protective equipment to healthcare providers and first responders only and are prioritizing FEMA-identified “hot zones” and critical settings of care. Additionally, we are providing daily data feeds on inventories, orders and additional sourcing opportunities to FEMA to help get limited supplies to where they are most needed.

In challenging times, we rally around our customers, support our employees, and take to heart the role that we can play in helping our communities globally. It’s what we do because it’s who we are.

- 2020 Proxy Statement	3

PROXY SUMMARY

Our Commitment to Our Stakeholders and the Environment

Investing in Team McKesson

Our people are the key to our success. We aim to be an employer of choice and to help employees leverage their strengths. To support their growth, we provide regular feedback and training and work to create and maintain an inclusive environment where everyone brings their authentic self to work and knows they are appreciated and their perspectives heard and considered.

Last year, our CEO launched our Team McKesson corporate culture initiative focused on winning as one team. Mr. Tyler personally deployed a multi-month Behavior Sprints campaign for McKesson’s top 600 leaders across the Company emphasizing workplace behaviors critically important to him as CEO of the Company.

Team leaders received both internal and external resources in a variety of formats that included pointers and best practices about being open and candid, how to debate, decide and commit when making decisions within and across business units and the importance of maintaining an enterprise first mindset. The top 600 leaders are expected to demonstrate and share these important workplace behaviors with their respective teams throughout the Company.

We build the best teams by recruiting, developing and retaining diverse talent. We are proud to be recognized by prominent organizations for our culture of inclusion which we recognize as an important element that drives long-term shareholder value. We continue to keep inclusion and diversity top of mind as we enter the final phases of our headquarters move to Irving, Texas.

Our Board of Directors is focused on human capital management (HCM), providing guidance to our CEO on culture initiatives, discussing inclusion, diversity and equality efforts, and participating in employee town halls and panel discussions hosted by the Company’s employee resource groups.

4	- 2020 Proxy Statement

PROXY SUMMARY

Delivering Value to Our Customers

We work hard to deliver medical and pharmaceutical products to our customers and the patients they serve. We deliver one-third of prescription medicine in North America, and we serve more than 2 million customers every day in Europe. Our RelayHealth Pharmacy Solutions’ and CoverMyMeds’ combined network includes more than 62,000 pharmacies, 500 EHRs, 700,000 providers and nearly all payers. It’s crucial to deliver the safest products to all of these patients, because both the people making the medicine and the people taking it count on us.

Dealing Fairly and Ethically with Suppliers

We work with suppliers across the globe who must agree to McKesson Sustainable Supply Chain Principles (MSSP). The MSSP covers compliance with applicable laws along with adherence to our strict policies on protecting workers, preparing for emergencies, identifying and managing environmental risk, and protecting the environment.

Embracing Sustainable Practices

Communities thrive in a healthier environment, and that is why we are sharpening our focus on environmental sustainability. Establishing new environmental best practices is a priority across McKesson businesses. We work to capture the metrics most relevant to our lines of business and act on recommendations that lead to a healthier environment. We are currently focused on:

•   Increasing LED lighting at facilities across the globe

•   Monitoring and benchmarking energy use across the enterprise

•   Pursuing environmental certifications and minimizing our carbon footprint

•   Reducing movement of inventory through our redistribution center model

•   Recycling and reusing resources in corporate and warehouse settings

Board Oversight of Corporate Social Responsibility, ESG and Human Capital Management

Our Board of Directors oversees the Company’s environmental, social and governance (ESG) and human capital management efforts by leading initiatives to integrate environmental sustainability, pay equity and inclusion and diversity into the Company’s business principles. Our Governance Committee regularly reviews and discusses the Company’s corporate social responsibility practices, including environmental sustainability and matters concerning the Company’s commitment to delivering value to its customers, employees, suppliers, shareholders and local communities.

- 2020 Proxy Statement	5

PROXY SUMMARY

A Culture of Compliance

At McKesson, we take seriously our role in helping to protect the safety and integrity of the pharmaceutical and medical supply chain. Each day, our distribution team delivers life-saving medicines and supplies to pharmacies, hospitals and clinics that serve millions of patients. We take to heart that each and every item delivered is not just a package, it’s a patient.

In 2019, our Board formed a standing Compliance Committee to assist the Board in overseeing the Company’s compliance programs and management’s identification and evaluation of its principal legal and regulatory compliance risks. Recognizing the critical role fresh perspectives and expertise play in risk oversight, our Board has committed to:

McKesson’s Controlled Substance Monitoring Program

Our Controlled Substance Monitoring Program (CSMP) uses sophisticated algorithms designed to monitor for suspicious orders, block the shipment of controlled substances to pharmacies when certain thresholds are reached and report those blocked orders to the U.S. Drug Enforcement Administration (DEA). We are proud of our CSMP and dedicated to ongoing enhancements. Some highlights of the program include:

Experienced compliance team	Thorough customer due diligence and ongoing oversight

McKesson’s compliance team is comprised of more than 40 diversion and subject-matter experts with more than 215 years of cumulative DEA enforcement experience. Our organization is made up of pharmacists, state and local investigators as well as experts with experience in the retail pharmacy industry, pharmaceutical manufacturing and data analytics.

McKesson performs comprehensive analyses on prospective customers before agreeing to supply prescription medications. This process includes gathering specific pharmacy information and the validation of state and federal regulatory licensure. McKesson monitors orders of controlled substances throughout the customer relationship.

Advanced customer purchasing analysis	Regular ARCOS reporting

Using dynamic algorithms, McKesson has developed a system to help identify suspicious orders. This system establishes what is known as the customer’s threshold that limits the quantity of controlled substances a customer may order within a specified period. The system makes ongoing refinements by analyzing various data points including customer-specific information and business trends, blocking orders when certain thresholds are met.

McKesson reports transactions to the DEA via the DEA’s automated ARCOS drug reporting system, which allows the DEA to monitor the flow of controlled substances from the point of manufacture through commercial distribution channels to the point of sale or pharmaceutical distribution. Reports include orders deemed suspicious and blocked by our CSMP.

6	- 2020 Proxy Statement

PROXY SUMMARY

Tightly controlled physical supply chain	Regular customer education

Controlled substances are locked, monitored and stored in two DEA-regulated spaces. Schedule 2 substances go in a high-security “vault” and inventory checks of controlled substances are conducted frequently. Formal background checks are given to all employees who handle all controlled substances. Controlled substances are packaged under stringent security procedures and shipped using various security measures.

McKesson has been proactive in educating its customers about the importance of compliance with DEA and state agency regulations. In addition to providing its customers with literature on how to identify the warning signs of prescription opioid abuse and diversion, McKesson conducts informational meetings at medical trade shows and pharmacy association meetings to emphasize the importance of preventing diversion. Similarly, McKesson educates its own employees on the company’s regulatory obligations, including CSMP-specific training sessions at annual sales meetings.

Ongoing state and federal collaboration efforts

McKesson is an active participant in state and federal legislative efforts around controlled substances. The company also strongly supports the Center for Disease Control’s clinical guidelines and calls for additional formal medical education on the risks of opioid use as important ways to curb clinically inappropriate prescribing, doctor-shopping and diversion.

Company Initiatives. We are also working with others to advance a series of initiatives focused on helping to address the opioid epidemic, offer public policy recommendations — including the Prescription Safety-Alert System (RxSAS) technology proposal — and to support innovative programs and partnerships that we believe can have a meaningful impact on this challenging issue. We are committed to engaging with all who share our dedication to acting with urgency to address this crisis. Please visit https://www.mckesson.com/About-McKesson/Fighting-Opioid-Abuse/ to learn more about these initiatives.

Foundation for Opioid Response Efforts. In March 2018 the Company contributed $100 million to establish the Foundation for Opioid Response Efforts (FORE), a Section 501(c)(3) nonprofit organization whose vision is to inspire and accelerate action to end the opioid epidemic. Earlier this year, FORE announced grant awards to 19 organizations, with a particular focus on urban, rural, minority, tribal and low-income communities. Visit https://forefdn.org/ for more information about FORE’s opioid response efforts.

Board Oversight of Compliance Risks

Our Board of Directors is committed to maintaining strong oversight and compliance processes, including forming a Compliance Committee, requiring the Chair of the Audit Committee to serve on the Compliance Committee and creating a dedicated Chief Compliance Officer position, with comprehensive focus on compliance matters across the enterprise.

- 2020 Proxy Statement	7

PROXY SUMMARY

Director Nominees and Our Approach to Governance

Our director nominees exhibit a mix of skills, experience, diversity and perspectives. Additional information about each director’s experience, qualifications and skills can be found beginning on page 13.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards

Dominic J. Caruso	62	2018	Retired EVP & CFO, Johnson & Johnson	✓	• Audit (Chair) • Compliance • Finance	0

N. Anthony Coles, M.D.	60	2014	CEO & Chair, Cerevel Therapeutics, LLC	✓	• Compensation (Chair) • Finance	1

M. Christine Jacobs	69	1999	Retired Chairman, President & CEO, Theragenics Corporation	✓	• Audit • Governance	0

Donald R. Knauss	69	2014	Retired Chairman & CEO, The Clorox Company	✓	• Audit • Finance (Chair)	2

Marie L. Knowles	73	2002	Retired EVP & CFO, Atlantic Richfield Company	✓	• Audit • Compliance • Finance	0

Bradley E. Lerman	64	2018	SVP, General Counsel & Corporate Secretary, Medtronic plc	✓	• Compensation • Compliance (Chair) • Governance	0

Maria Martinez	62	2019	EVP & CCEO, Cisco Systems, Inc.	✓	• Audit	0

Edward A. Mueller	73	2008	Retired Chairman & CEO, Qwest Communications International, Inc.	✓	• Compensation • Governance	0

Susan R. Salka	55	2014	CEO & President, AMN Healthcare Services, Inc.	✓	• Compensation • Governance (Chair)	1

Brian S. Tyler	53	2019	CEO, McKesson Corporation			0

Kenneth E. Washington	59	2019	CTO, Ford Motor Company	✓	• Compliance • Finance	0

8	- 2020 Proxy Statement

PROXY SUMMARY

Breadth of Experience and Qualifications

The graphic below identifies a selection of our director nominees’ prominent experiences and qualifications. Each director nominee brings his or her own unique background and range of expertise, knowledge and experience which provides an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. By its nature, this summary is neither detailed nor exhaustive, but aims to convey the breadth of experience and qualifications that our director nominees bring to their work on the McKesson Board of Directors to oversee strategy, performance, culture and risk at the Company.

Governance Highlights

Board refreshment. Two independent directors joined our Board in FY 2020 — Maria Martinez and Ken Washington. Additionally, our Board has committed to electing an additional director to our Board by no later than the 2021 Annual Meeting, and our two longest serving directors will retire from the Board by that time.

Leading corporate governance practices. Below we highlight some of the key features of our corporate governance practices. Please see the section entitled “Corporate Governance” beginning on page 22 for more information.

Shareholder Rights	Board of Directors	Corporate Governance

• Proxy access • Right to call special meeting of shareholders (15%) • No supermajority vote provisions	• Independent board chair • Commitment to adopt director tenure policy by 2022 • 10 of 11 director nominees are independent	• Pay for performance alignment • No poison pill • Robust senior management succession planning process

- 2020 Proxy Statement	9

PROXY SUMMARY

Our Shareholder Engagement Efforts

Our Board recognizes the trust you place in them through your investment in McKesson, and we believe that solicitation and consideration of shareholder feedback is critical to driving long-term growth and creating shareholder value. Our shareholder engagement program is a robust, year-round process encompassing two formal shareholder engagement roadshows conducted in the summer and winter, and also meetings throughout the year with shareholders in various forums to encourage ongoing, meaningful dialogue about the issues they find most important. As described in the diagram below, we report shareholder feedback regularly to our Board, which in turn evaluates feedback year-round.

Our Year-Round Shareholder Engagement Process

Scope of Shareholder Outreach and Common Themes

During FY 2020, we proactively reached out to shareholders representing nearly 66% of our outstanding common stock and we engaged with shareholders representing approximately 50% of our outstanding common stock. We were disappointed to receive low support for our advisory say-on-pay proposal at our 2019 Annual Meeting and actively sought to understand what actions we could take to address our shareholders’ concerns. Our Compensation Committee Chair led engagements with shareholders representing nearly 29% of our outstanding common stock to discuss executive compensation matters and changes to our FY 2020 compensation program. Various members of management, including our CEO, also participated in discussions with portfolio managers, analysts and others this past year. We discussed a diverse range of topics with our shareholders, including:

Executive compensation	Our commitment to aligning pay with performance	Board composition and recent refreshment efforts

Our CEO leadership transition	Our Board’s oversight of risks	Our corporate culture initiatives

Corporate governance practices	Business strategy and progress updates on our strategic growth initiative	ESG and human capital management, including inclusion and diversity

10	- 2020 Proxy Statement

PROXY SUMMARY

Shareholder Feedback

The table below highlights how we responded to shareholder feedback in several areas. We report shareholder feedback to our Board on a regular basis throughout the year. We discussed our executive compensation program in detail with many shareholders and appreciate their perspectives. Please see the table below and pages 37-38 for a discussion regarding the changes made to our executive compensation program in response to shareholder feedback.

	Topics of Shareholder Concern	How We Have Addressed Concerns in FY 2020

Executive Compensation	Supplemental pension benefits	There are no actively employed participants in the Company’s supplemental pension plan.
	Legacy employment agreements	None of our current executive officers has an employment agreement. The Company no longer enters into executive employment agreements.
	Perquisites	Our CEO will assume the costs of ongoing home security monitoring beginning with FY 2021.
	Clawback policy	The Compensation Committee approved adoption of “reputational harm” as a new potential trigger under our Compensation Recoupment Policy.
Long-term incentive (LTI) program

The Compensation Committee simplified the LTI program by discontinuing the use of stock options and the long-term cash incentive.

This program structure (60% PSUs, 40% RSUs) aligns more closely to our compensation peer group’s practices.

	Excise tax gross-ups	The Compensation Committee eliminated excise tax gross-ups.

Corporate Governance	Maintaining board diversity after Chris Jacobs and Marie Knowles indicated they will be leaving the Board no later than the 2021 Annual Meeting

We appointed Maria Martinez to the Board in October 2019 and continue to pay close attention to Board diversity in terms of gender, ethnicity and skill, among other categories.

We plan to implement a modified tenure policy by 2022, which will require continual board refreshment and succession planning.

Sustainability and HCM	Disclosure on the Company’s approach to ESG risk oversight and human capital management oversight

We have expanded disclosure on oversight of ESG matters, including how the Board oversees human capital management. Please see the section entitled “Our Commitment to Our Stakeholders and the Environment” beginning on page 4.

Board Oversight of Shareholder Engagement

Our Board of Directors oversees our shareholder engagement program and participates in shareholder discussions to develop our understanding of shareholder interests and continually improve and enhance our corporate practices and policies throughout the year.

- 2020 Proxy Statement	11

PROXY SUMMARY

Executive Compensation Highlights

As discussed in detail under “Compensation Discussion and Analysis,” with the goal of building long-term value for our shareholders, we have developed an executive compensation program designed to strike the right balance of pay for performance; attracting and retaining an exceptionally talented executive team; and steering McKesson’s leadership to meet ambitious goals without taking undue risk.

FY 2020 Pay Elements and Performance Metrics

Our executive compensation program is predominantly performance-based, consisting of four primary compensation elements that each serve a unique purpose. The metrics below incentivize our executives to focus on operational objectives that are expected to drive shareholder value.

Pay Element	Performance Metric	Rationale	Target Pay

Base Salary	—	Attracts and retains high-performing executives by providing market-competitive fixed pay	—

Management Incentive Plan (annual cash incentive)	Adjusted EPS (50%)	Rewards operational performance and profitability; important driver of share price valuation and shareholder expectations	100% — 150% of Base Salary
	Adjusted Operating Profit (25%)	Rewards focus on operational performance and profitability
	Free Cash Flow (25%)	Rewards generating cash to invest in growth and return capital to shareholders; important valuation metric

Performance Stock Units (long-term equity incentive)	3-Year Cumulative Adjusted EPS (50%)	Measures long-term earnings power, drives returns for the Company and directly correlates to share price performance	60% of Target LTI Value
	3-Year Average ROIC (25%)	Encourages leaders to make sound investments that generate strong returns for shareholders
	MCK TSR vs. Comparator Group (25%)	Rewards share price performance relative to comparator group over time

Restricted Stock Units (long-term equity)	—	Directly aligns with value delivered to shareholders	40% of Target LTI Value

Best Practices in Compensation Governance

What We Do

✓	Pay for performance	✓	Engage with shareholders throughout the year

✓	Emphasize long-term performance	✓	Align with business strategy

✓	Design with mix of operational and market-based metrics	✓	Balance mix of annual and long-term metrics

✓	Develop sound financial goals	✓	Engage independent advisors

✓	Maintain robust compensation recoupment policy with trigger for reputational harm	✓	Review Compliance Committee’s assessment of senior management efforts on compliance matters

✓	Manage use of equity incentive plan conservatively	✓	Monitor progress on culture initiatives

✓	Use double-trigger change in control vesting provisions	✓	Review tally sheets

✓	Maintain rigorous stock ownership guidelines	✓	Mitigate undue risk-taking through sound plan design

What We Don’t Do

	Allow directors and executive officers to hedge or pledge Company securities		Provide excise tax gross-ups

	Re-price or exchange stock options without shareholder approval		Accrue or pay dividend equivalents during performance periods

	Provide tax gross-ups on perquisites for executives, except in the case of certain business-related relocation expenses		Pay above-market interest on deferred compensation

12	- 2020 Proxy Statement

PROPOSALS TO BE VOTED ON

ITEM 1.	Election of Directors

There are 11 nominees for election to the Board of Directors of the Company. The directors elected at the Annual Meeting will hold office until the 2021 Annual Meeting of Shareholders and until their successors have been elected and qualified, or until their earlier resignation, removal or death.

All nominees are current directors. Dominic Caruso, Tony Coles, Chris Jacobs, Don Knauss, Marie Knowles, Brad Lerman, Ed Mueller, Susan Salka, Brian Tyler and Ken Washington were elected to the Board at the 2019 Annual Meeting of Shareholders. Maria Martinez was appointed to the Board effective October 18, 2019.

The Governance Committee has recommended the reelection of each nominee as a director at the Annual Meeting. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy authorizes the persons named in the proxy to vote for a replacement nominee, or the Board may reduce its size.

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years and major affiliations of each of the nominees. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board at this time.

Nominees

Your Board recommends a vote “FOR” each Nominee.

Age: 62 Director since: 2018 Committees: Audit (Chair) Compliance Finance Director Qualification Highlights: Financial Expertise Risk Management and Controls

Dominic J. Caruso

Retired Executive Vice President and Chief Financial Officer, Johnson & Johnson

Mr. Caruso retired as executive vice president and chief financial officer from Johnson & Johnson, a manufacturer of medical devices, pharmaceutical and consumer packaged goods, in August 2018, having served in the role since 2007. He led the company’s financial and investor relation activities, as well as the procurement organization. Mr. Caruso joined Johnson & Johnson in October 1999 as chief financial officer for Centocor, Inc., upon the completion of the merger of Centocor and Johnson & Johnson. Prior to joining Centocor he had varied industry experiences with KPMG. Mr. Caruso is actively involved in government relations activities globally, including having served as co-chair of the U.S. Chamber of Commerce Global Initiative on Health and the Economy. He currently serves on the Board of Trustees of The Children’s Hospital of Philadelphia and the Cystic Fibrosis Foundation.

Skills & Qualifications: Having previously served as an executive officer of a publicly traded healthcare company, Mr. Caruso adds financial expertise and leadership to the Board, as well as a deep familiarity with investors’ perspectives in the healthcare industry. Mr. Caruso’s healthcare compliance focus throughout his career at Johnson & Johnson, Centocor, Inc. and KPMG deepen the Board’s experience in financial and compliance risk oversight.

- 2020 Proxy Statement	13

ITEM 1. ELECTION OF DIRECTORS

Age: 60 Director since: 2014 Committees: Compensation (Chair) Finance Director Qualification Highlights: Healthcare Industry Experience Business Transformation

N. Anthony Coles, M.D.

Chief Executive Officer & Chair, Cerevel Therapeutics, LLC

Dr. Coles has served as chief executive officer of Cerevel Therapeutics since September 2019. He also serves as chairperson of the Board of Directors of Cerevel — a position he has held since December 2018. Prior to Cerevel, Dr. Coles served as co-founder and chief executive officer of Yumanity Therapeutics, LLC from October 2014 to August 2019. Dr. Coles continues to serve as executive chair of the Board of Directors of Yumanity Therapeutics. Previously, Dr. Coles served as chair and chief executive officer of Onyx Pharmaceuticals, Inc., which was acquired by Amgen Inc. in 2013. Prior to Onyx, he was president, chief executive officer and a member of the Board of Directors of NPS Pharmaceuticals, Inc. Before joining NPS Pharmaceuticals, Dr. Coles was senior vice president of commercial operations at Vertex Pharmaceuticals Inc., and earlier, held several executive positions at Bristol-Myers Squibb Company and positions of increasing responsibility at Merck & Co., Inc. Dr. Coles currently serves as a director of Regeneron Pharmaceuticals, Inc.

Skills & Qualifications: Dr. Coles brings to the Board executive and board leadership experience, as well as business management and strategic planning experience in the healthcare industry. As a founding investor of Yumanity, Dr. Coles’ entrepreneurial and innovative mindset is a valuable addition to our Board. We believe Dr. Coles’ diverse perspective as a physician businessman and as a member of the Harvard Medical School Advisory Board aligns with the Company’s commitment to put the patient at the center of our work.

Age: 69 Director since: 1999 Committees: Audit Governance Director Qualification Highlights: Healthcare Industry Experience Risk Management and Compliance

M. Christine Jacobs

Retired Chairman, President & Chief Executive Officer, Theragenics Corporation

Ms. Jacobs retired from Theragenics Corporation, a manufacturer of prostate cancer treatment devices and surgical products, in 2013, having served as its chairman, president and chief executive officer. She held the position of chair from 2007 to 2013, and previously from 1998 to 2005. She was co-chairman of the board from 1997 to 1998 and was elected president in 1992 and chief executive officer in 1993. Ms. Jacobs served as co-chair of the Securities and Exchange Commission Advisory Committee on Small and Emerging Companies from September 2011 to September 2015.

Skills & Qualifications: Having led a public company within the healthcare industry for over 20 years, Ms. Jacobs brings to our Board significant relevant industry experience and a keen understanding of and strong insight into issues, challenges and opportunities facing the Company, including those related to legislative healthcare initiatives. As chairman and chief executive officer of Theragenics Corporation, she was at the forefront of her company regarding the evolving corporate governance environment, which enables her to provide ongoing valuable contributions as a member of the Governance Committee of our Board. Ms. Jacobs’ leadership and public company experience, including capital formation experience, makes her an asset to our Board.

14	- 2020 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Age: 69 Director since: 2014 Committees: Finance (Chair) Audit Director Qualification Highlights: Human Capital Management Distribution/Supply Chain Experience

Donald R. Knauss

Retired Chairman & Chief Executive Officer, The Clorox Company

Mr. Knauss retired from the Clorox Company, a consumer goods company, in 2015, having served as executive chairman of the board from November 2014 until July 2015 and chairman and chief executive officer from October 2006 until November 2014. He was executive vice president of the Coca-Cola Company and president and chief operating officer for Coca-Cola North America from February 2004 until September 2006. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps. He currently serves as a director of the Kellogg Company and Target Corporation. Mr. Knauss also serves as the chairman of the board of trustees for the University of San Diego. He was formerly a director of URS Corporation.

Skills & Qualifications: Mr. Knauss has gained substantial board leadership skills through his chairmanship role at The Clorox Company. He also brings substantial executive experience through which he has developed valuable operational insights and strategic and long-term planning capabilities. As CEO of The Clorox Company, he oversaw the integration of corporate responsibility into company operations and launched the company’s award-winning corporate responsibility strategy. In addition, Mr. Knauss possesses extensive international business management experience, which provides him with valuable insights into global business strategy. He also possesses extensive retail expertise, which includes experience in the retail pharmacy area. Mr. Knauss also has significant other public company board experience. Having worked outside of the healthcare industry, Mr. Knauss enhances the diverse perspectives on the Board.

Age: 73 Director since: 2002 Committees: Audit Compliance Finance Director Qualification Highlights: Financial Expertise Marketing, Public Relations, Communications

Marie L. Knowles

Retired Executive Vice President & Chief Financial Officer, Atlantic Richfield Company (ARCO)

Ms. Knowles retired from Atlantic Richfield Company, a petroleum company, in 2000 and was executive vice president and chief financial officer from 1996 until 2000. She joined Atlantic Richfield Company in 1972 and held a number of financial and operating management positions including president of ARCO Transportation Company from 1993 to 1996. Ms. Knowles is also an Independent Trustee of Fidelity Fixed Income and Asset Allocation Funds. Ms. Knowles was formerly a director of America West Holdings Corporation, Atlantic Richfield Company, Phelps Dodge Corporation and URS Corporation.

Skills & Qualifications: Ms. Knowles brings to the Board extensive executive leadership and financial experience gained through her career at ARCO. Her experience also enables Ms. Knowles to provide critical insight into, among other things, the Company’s financial statements, accounting principles and practices, internal control over financial reporting, and risk management processes. Ms. Knowles was named a 2013 Outstanding Director by the San Francisco Business Times and the Silicon Valley Business Journal.

- 2020 Proxy Statement	15

ITEM 1. ELECTION OF DIRECTORS

Age: 64 Director since: 2018 Committees: Compliance (Chair) Compensation Governance Director Qualification Highlights: Risk Management and Compliance Healthcare Industry Experience

Bradley E. Lerman

Senior Vice President, General Counsel & Corporate Secretary, Medtronic plc

Mr. Lerman was named senior vice president, general counsel and corporate secretary of Medtronic plc, a provider of medical technology, services and solutions, in May of 2014 and serves as a member of the executive committee. In this role, he leads Medtronic’s global legal, government affairs and ethics and compliance functions. Prior to Medtronic, Mr. Lerman served as executive vice president, general counsel and corporate secretary for the Federal National Mortgage Association (Fannie Mae). Previous to Fannie Mae, he served as senior vice president, associate general counsel and chief litigation counsel for Pfizer. Mr. Lerman also served as a litigation partner at Winston & Strawn LLP in Chicago and as an assistant U.S. attorney in the Northern District of Illinois.

Skills & Qualifications: Mr. Lerman brings to our Board significant legal and regulatory expertise gained from years of large law firm practice and government positions with law enforcement responsibilities. His legal experience and seasoned judgment are instrumental in helping the Board navigate legal and compliance challenges. Mr. Lerman’s multilayered understanding of the healthcare industry and experience linking compliance and legal consideration with corporate strategy also bring valuable insights to our Board.

Age: 62 Director since: 2019 Committee: Audit Director Qualification Highlights: Technology International Experience

Maria Martinez

Executive Vice President & Chief Customer Experience Officer, Cisco Systems Inc.

Ms. Martinez has served as executive vice president and chief customer experience officer at Cisco Systems, Inc. since April 2018. Previous to her role at Cisco, Ms. Martinez served in a variety of senior executive roles at salesforce.com, inc. including president, Global Customer Success and Latin America from March 2016 to April 2018; president, Sales and Customer Success from February 2013 to March 2016; executive vice president and chief growth officer from February 2012 to February 2013; and executive vice president, Customers for Life from February 2010 to February 2012. Prior to joining salesforce.com, inc., she managed the global services business for Microsoft Corporation, including professional services and customer support for all products. Ms. Martinez has also held several other leadership positions at Motorola, Inc. and AT&T Inc., and served as chief executive officer of Embrace Networks, Inc. She currently serves on the board of directors for Silicon Valley Education Foundation.

Skills & Qualifications: Ms. Martinez’s leadership experience at leading technology companies enhances the Board’s depth of experience in business and digital transformation, and her global leadership broadens the Board’s perspective. Her focus on customer success and customer experience contributes to the Board’s oversight of the Company’s long-term strategy as McKesson works to enhance its patient-centered approach as part of its mission of improving care. Ms. Martinez has also received several distinctions for her leadership, most recently being ranked No. 2 on the ALPFA (Association of Latino Professionals for America) list of the 50 Most Powerful Latinas.

16	- 2020 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Age: 73 Director since: 2008 Committees: Compensation Governance Director Qualification Highlights: Distribution/Supply Chain Experience International Experience

Edward A. Mueller

Retired Chairman & Chief Executive Officer, Qwest Communications International, Inc.

Mr. Mueller retired as chairman and chief executive officer of Qwest Communications International Inc., a provider of voice, data and video services, in April 2011. He held the position of chairman and chief executive officer of Qwest Communications from August 2007 to April 2011. From January 2003 until July 2006, he served as chief executive officer of Williams-Sonoma, Inc., a provider of specialty products for cooking. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as president and chief executive officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc., from 2000 to 2002. He was formerly a director of The Clorox Company, CenturyLink, Inc., Williams-Sonoma, Inc. and VeriSign, Inc. Mr. Mueller has been a director of the Company since April 2008 and was elected as independent board chair, effective April 1, 2019. Prior to this, he served as the Company’s lead independent director from 2013 to 2019.

Skills & Qualifications: Mr. Mueller brings to the Board executive leadership and business management experience, as well as a strong business acumen and strategic planning expertise. Having worked outside the healthcare industry, he also adds to the mix of experiences and perspectives on our Board that promote a robust and deliberative decision-making process. While Chairman of the Board of Qwest Communications, Mr. Mueller had a leadership role in corporate governance, which enables him to provide valuable contributions as a member of the Governance Committee of our Board. He also has public company board experience with audit committee service.

Age: 55 Director since: 2014 Committees: Governance (Chair) Compensation Director Qualification Highlights: Human Capital Management Financial Expertise

Susan R. Salka

Chief Executive Officer & President, AMN Healthcare Services, Inc.

Ms. Salka serves as chief executive officer and president of AMN Healthcare Services, Inc., a provider of healthcare workforce solutions and staffing services to healthcare facilities across the nation, since 2005, and a director of the company since 2003. Since joining AMN Healthcare Services Inc. in 1990, she was chief operating officer, chief financial officer, and senior vice president of business development. Ms. Salka is passionate and actively involved in the areas of corporate social responsibility, inclusion and diversity, and gender equality. A member of Women Business Leaders and Women Corporate Directors Foundation, Ms. Salka is a proponent of promoting women in leadership. She was formerly a director of Beckman Coulter Inc. and Playtex Products. Ms. Salka currently serves on the editorial advisory board of Directors & Boards magazine, a quarterly journal dedicated to the topics of leadership and corporate governance.

Skills & Qualifications: With over 30 years of experience in the healthcare services industry, Ms. Salka brings to the Board a deep understanding of emerging trends in healthcare services. This industry experience gives her insight into important aspects of the Company’s businesses, including opportunities potentially available to those businesses. She has also served in several executive leadership positions which have provided her with business management, operation, financial and long-range planning experience. Ms. Salka also brings valuable experience acquired through significant public company board service.

- 2020 Proxy Statement	17

ITEM 1. ELECTION OF DIRECTORS

Age: 53 Director since: 2019 Director Qualification Highlights: Business Transformation International experience

Brian S. Tyler

Chief Executive Officer, McKesson Corporation

Mr. Tyler has served as chief executive officer of McKesson Corporation since April 1, 2019 and previously served as the Company’s president and chief operating officer from August 2018 to March 2019. Mr. Tyler served as chairman of the Management Board of McKesson Europe AG from 2017 to 2018, president and chief operating officer McKesson Europe from 2016 to 2017, the Company’s president of North American Pharmaceutical Distribution and Services from 2015 to 2016, and as the Company’s executive vice president, corporate strategy and business development from 2012 to 2015. Mr. Tyler previously served in various other leadership roles in the Company, including as president of U.S. Pharmaceutical, president of McKesson Medical-Surgical, and president of McKesson Specialty Health. Mr. Tyler is a member of the board of directors of the International Federation of Pharmaceutical Wholesalers (IFPW) and a member of the IFPW Foundation board of directors. He is a member of the American Cancer Society’s CEOs Against Cancer group in the North Texas chapter. He has been a director of the Company since April 2019.

Skills & Qualifications: Mr. Tyler brings more than 20 years of business and healthcare experience to the Board, and prior to that, earned his Ph.D. from the University of Chicago, Department of Economics specializing in industrial organization, labor economics and public finance/project evaluation. As McKesson’s CEO and a long-time leader of McKesson’s businesses, Mr. Tyler has extensive knowledge of the Company’s culture and workforce, and its challenges and opportunities.

Age: 59 Director since: 2019 Committees: Compliance Finance Director Qualification Highlights: Cybersecurity and technology Risk management and compliance

Kenneth E. Washington, Ph.D.

Chief Technology Officer, Ford Motor Company

Dr. Washington has served as chief technology officer of Ford Motor Company, an automotive manufacturer, since June 2017. In this role, he leads Ford’s worldwide research organization, oversees the development and implementation of Ford’s technology strategy and plans, and plays a key role in Ford’s expansion into emerging mobility opportunities. Before his role as chief technology officer, Dr. Washington was appointed as Ford’s vice president of Research and Advanced Engineering in August 2014. Prior to joining Ford, Dr. Washington was vice president of the Advanced Technology Center at Lockheed Martin Corporation’s first Space Systems Company. Prior to this, he served as Lockheed Martin Corporation’s first chief privacy officer. Dr. Washington also previously served as the vice president and chief technology officer for the Lockheed Martin internal IT organization. Prior to joining Lockheed Martin in February 2007, Dr. Washington served as chief information officer for Sandia National Laboratories, where he also previously served in a variety of technical, management and program leadership positions.

Skills & Qualifications: Dr. Washington’s leadership in technology, research, and privacy at complex, global organizations will contribute to the Board’s oversight of risk and strategy, particularly in the areas of cybersecurity and other compliance matters as the Company continues to pursue grown opportunities globally. Dr. Washington earned his bachelor’s, master’s and doctorate degree in Nuclear Engineering from Texas A&M University and is a fellow of the MIT Seminar XXI program on International Relations.

18	- 2020 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its shareholders. The Board’s goals are to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goal, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer. The Board consists of 11 directors. Ed Mueller serves as the Board’s Independent Chair. All of the directors during FY 2020 were, and the director nominees are, independent with the exception of Brian Tyler, the Company’s CEO.

The Board has five standing committees: The Audit Committee, Compensation Committee, Compliance Committee, Finance Committee, and Governance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the requirements of the SEC and the New York Stock Exchange, where applicable. The charter of each committee is reviewed annually by that committee and the Board. Each member of our standing committees is independent, as determined by the Board, under the NYSE listing standards and the Company’s director independence standards. In addition, each member of the Audit Committee and Compensation Committee meets the additional, heightened independence criteria applicable to such committee members under the applicable rules. The members of each standing committee are appointed by the Board each year for a term of one year or until their successors are elected and qualified or their earlier resignation.

Board and Meeting Attendance

The Board met eight times during FY 2020. Each director attended at least 75% of the aggregate number of meetings of the Board and of its committees on which he or she served. The independent directors also met in executive session during FY 2020, as necessary. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with senior management, independent accountants, advisors and consultants and others on matters affecting the Company. Directors are also expected to attend the upcoming Annual Meeting. All directors attended the 2019 Annual Meeting of Shareholders. The membership of each standing committee in FY 2020 and the number of meetings held during FY 2020 are identified below.

Committee Membership, Responsibilities and Other Information

The following are the standing committees of the Board of Directors:

Audit Committee	Responsibilities include:

Members in FY 2020:

Dominic J. Caruso*, Chair

M. Christine Jacobs

Donald R. Knauss

Marie L. Knowles*

Maria Martinez

Meetings in FY 2020: 10 (includes 1 joint meeting with the Compliance Committee)

All members are independent and financially literate

*  designated as “audit committee financial expert”

•   Reviewing with management the interim and annual audited financial statements filed in the Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively, including any major issues regarding accounting principles and practices, critical audit matters, and the adequacy and effectiveness of internal controls over financial reporting that could significantly affect the Company’s financial statements

•   Reviewing with management and the independent registered public accounting firm the interim and annual financial statements

•   Appointing the independent accountants, monitoring their independence, evaluating their performance and approving their fees

•   Reviewing and overseeing the annual audit plan, including the scope of the audit activities of the independent accountants and performance of the Company’s internal audit function

•   Assisting the Board with respect to its oversight of the Company’s policies and procedures regarding compliance with applicable laws and regulations

- 2020 Proxy Statement	19

ITEM 1. ELECTION OF DIRECTORS

Compensation Committee	Responsibilities include:
Members in FY 2020: N. Anthony Coles, M.D., Chair Bradley E. Lerman Edward A. Mueller Susan R. Salka Meetings in FY 2020: 5

•   Reviewing and overseeing the Company’s overall compensation philosophy and the development and implementation of compensation programs aligned with the Company’s business strategy

•   Determining the structure and amount of all elements of executive officer compensation and benefits, including material perquisites, after consideration of management’s recommendation and in consultation with the committee’s independent compensation consultant

•   Reviewing and making determinations regarding the adoption, administration, and amendments to all equity incentive plans for employees, and cash incentive plans for executive officers

•   Evaluating the relationship between the incentives associated with Company plans and the level of risk-taking by executive officers in response to such incentives

•   Participating with management in the preparation of the Compensation Discussion and Analysis for the Company’s proxy statement

•   Evaluating the qualifications, performance and independence of its advisors

Compliance Committee	Responsibilities include:
Members in FY 2020: Bradley E. Lerman, Chair Dominic J. Caruso Marie L. Knowles Kenneth Washington Meetings in FY 2020: 7 (includes 1 joint meeting with the Audit Committee)

•   Overseeing the Company’s compliance programs and policies

•   Reviewing the Company’s approach to, and results of, risk identification, assessment and mitigation plans for the principal legal and regulatory compliance risks facing the Company

•   Overseeing any significant complaints and other matters raised through the Company’s compliance reporting mechanisms

•   Reviewing any significant government inquiries or investigations and other significant legal actions

•   Receiving information about current and emerging legal and regulatory compliance risks and enforcement trends that may affect the Company’s business operations, performance or strategy

•   Commissioning studies, surveys, reviews as appropriate to evaluate the Company’s compliance and quality of personnel/committees providing compliance

•   Reviewing appointment, performance, compensation and replacement of the Company’s Chief Compliance Officer

Finance Committee	Responsibilities include:
Members in FY 2020: Donald R. Knauss, Chair Dominic J. Caruso N. Anthony Coles, M.D. Marie L. Knowles Kenneth Washington Meetings in FY 2020: 5

•   Reviewing with management the long-range financial policies of the Company

•   Providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions of a financial nature

•   Making recommendations concerning significant changes in the capital structure of the Company

•   Reviewing tax policy utilized by management and the funding status and investment policies of the Company’s tax-qualified retirement plans

20	- 2020 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Governance Committee	Responsibilities include:
Members in FY 2020: Susan R. Salka, Chair M. Christine Jacobs Bradley E. Lerman Edward A. Mueller Meetings in FY 2020: 5

•   Reviewing the size and composition of the Board and recommending measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity

•   Recommending the slate of nominees to be proposed for election at the annual meeting of shareholders, recommending qualified candidates to fill Board vacancies

•   Evaluating the Board’s overall performance, reviewing the level and form of non-employee director compensation, and administering the Company’s related party transactions policy

•   Monitoring emerging corporate governance trends, and overseeing and evaluating the Company’s corporate governance policies and programs

The charter of each of the Board’s standing committees are available at www.mckesson.com/investors/corporate-governance/.

Director Qualifications, Nomination and Diversity

To fulfill its responsibility to recruit and recommend to the Board nominees for election as directors, the Governance Committee considers all qualified candidates who may be identified by any of the following sources: current or former Board members, a professional search firm, Company employees or other sources.

You may make a recommendation for a director candidate by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Corporate Secretary’s Office at 6555 State Highway 161, Irving, Texas 75039. All recommendations received by the Corporate Secretary will be presented to the Governance Committee for its consideration. The Governance Committee will consider director candidates who meet the criteria described below, and the Governance Committee will recommend to the Board nominees who best suit the Board’s needs. In order for a shareholder to make a nomination of a director candidate for election at an upcoming annual meeting of shareholders, such shareholder’s nomination must comply with the requirements set forth in the Company’s By-Laws.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s independence, skills, experience and expertise against the criteria adopted by the Board. Members of the Board should have the highest professional and personal ethics, integrity and values, and represent diverse backgrounds and experience consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved prominence in a relevant field. The Governance Committee will consider whether the candidate’s background and experience demonstrate the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the nominee’s skills are complementary to the existing Board members’ skills. In addition, Board members must be able to devote sufficient time and energy to the performance of his or her duties as a director and must be open to hearing different perspectives.

Ms. Martinez has been nominated to stand for election by the shareholders for the first time. She was initially identified as a potential director candidate by a professional search firm. The search firm gathered biographical information on Ms. Martinez and vetted her qualifications, experience and skills, as well as those of other potential director candidates, after which Ms. Martinez was brought to the attention of the Governance Committee Chair and the independent Board Chair. Several members of the Board interviewed Ms. Martinez. In October 2019, the Board elected Ms. Martinez to serve on the Board. The Board does not maintain a formal policy regarding diversity; however, the Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought, perspectives, personal qualities and attributes, and geographic profiles (i.e., where the individuals have lived and worked), as well as race, ethnicity, gender, national origin and other categories. Our Governance Committee and the Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberation and decision-making process that is essential to the continued effective functioning of the Board and continued success of the Company. Women and people of color comprise more than 50% of our director nominees.

- 2020 Proxy Statement	21

ITEM 1. ELECTION OF DIRECTORS

Corporate Governance

We are committed to continually assessing our governance policies and structures to incorporate best practices. We highlight some of our corporate governance practices below.

Key Governance Attributes

Independent Chair	In 2019, we adopted an independent chair structure with the election of Ed Mueller as Independent Chair.

CEO and Senior Management Succession Planning

Recognizing that succession planning is a key component of the Company’s continued success, the Board is committed to CEO and senior management succession planning. Brian Tyler’s appointment as CEO in 2019 is a product of that work and commitment. The Board continues its focus on senior management succession planning.

Reduced Ownership Threshold to Call a Special Meeting to 15%	In 2019, the Company reduced the ownership threshold required to call a special meeting of shareholders from 25% to 15%.

Committed to Board Refreshment

Five of our 11 nominees have served on our Board for less than five years. By 2021, we will add at least one new director. By 2022, we plan to implement a policy that would require directors with 12+ years tenure to offer to resign from Board service annually, which the Board can, after careful consideration, choose to accept or reject. The Board will disclose its rationale for rejecting any such resignation.

Significant Risk Oversight

The Board and its committees devote significant time and effort to understanding and reviewing enterprise risks. This includes oversight of our Company’s strategy and reputation as well as a review of risks related to financial reporting, compensation practices, cybersecurity and distribution of controlled substances, among other risks. In 2019, the Board established a standing Compliance Committee. The purpose of the Compliance Committee is to assist the Board in oversight of McKesson’s compliance programs and management’s identification and evaluation of our primary legal and regulatory compliance risks. The report of the Compliance Committee is included on page 25.

Global Code of Conduct

McKesson’s Code of Conduct, which describes fundamental principles, policies and procedures that shape our work and help our employees, officers and directors make ethical decisions, has been adapted and translated to apply throughout our global presence.

Other Governance Best Practices

•  Regular executive sessions of the independent directors

•  Proxy access right since 2015

•  Eliminated supermajority voting requirements in 2011

•  Majority voting standard for uncontested director elections

•  Annual director elections

•  Eliminated poison pill

The following governance materials appear on our website at www.mckesson.com/investors/corporate-governance:

• Certification of Incorporation	• Committee Charters
• By-Laws	• Director Independence Standards
• Corporate Governance Guidelines	• Code of Conduct

22	- 2020 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. Each year, the Board must determine, based on all relevant facts and circumstances, whether in its business judgment the non-executive directors satisfy the criteria for independence, including the absence of a material relationship with the Company. The Board will deem a director independent if no relationship or transaction exists that would disqualify such a director under these standards, and no other relationship or transaction exists of a type not specifically mentioned in NYSE standards that, in the Board’s opinion, taking into account all relevant facts and circumstances, would impair a director’s ability to exercise his or her independent judgment. Applying these standards, and all applicable laws, rules or regulations, the Board has determined that, with the exception of Brian Tyler, all of the Company’s director nominees, namely Dominic Caruso, Tony Coles, Chris Jacobs, Don Knauss, Marie Knowles, Brad Lerman, Maria Martinez, Ed Mueller, Susan Salka and Ken Washington, are independent. The Board also determined that with the exception of Brian Tyler, the Company’s CEO, all of the Company’s directors during FY 2020 were independent.

Board Leadership Structure

The Board has an independent chair leadership structure with Ed Mueller serving as independent Board Chair and Brian Tyler serving as CEO.

The Board believes that this is the most effective Board leadership structure for the Company at this time. Mr. Mueller’s experience serving on McKesson’s Board, as well as other public company boards, positions him to effectively lead the Board. The Chair regularly solicits input from the CEO and independent directors as to the additional matters to place on the Board agenda and the information that would be useful for their review and consideration. All of the Board’s standing committees are composed solely of, and chaired by, independent directors.

Mr. Tyler is a 23-year McKesson veteran who brings expert perspective on the future of the industry, both in the U.S. and globally. Having spent his entire career in healthcare, he has a clear vision on how McKesson will continue to play an integral role in improving care while driving value for McKesson’s shareholders. He also brings with him a deep understanding of the Company, its culture and what’s important to its employees. We believe the combined leadership of Mr. Mueller as independent Board Chair and Mr. Tyler as CEO best serves the Company and its shareholders at this time.

The Governance Committee and Board annually evaluates the Board’s leadership structure to determine the structure that would best serve the Company and its shareholders.

Board of Directors’ Role in Risk Oversight

Our Board has responsibility for overseeing the business and affairs of the Company. This general oversight responsibility includes oversight of risk management, which the Board carries out as a whole or through its committees. Among other things, the Board as a whole periodically discusses the Company’s enterprise risk management process, including its identification, ranking and assessment of operations, strategic, financial and compliance risks. This discussion includes the output of that process, as well as the Company’s compliance programs and management of legal and regulatory risks. Below, as an example, we highlight three risk areas and the Board’s role in risk oversight:

COVID-19 Risk Oversight

Our Board has been actively overseeing the Company’s critical work in the ongoing COVID-19 pandemic, including regular updates from and discussions with the Company’s executives. The Board’s review and discussion around this ongoing crisis spans a broad range of matters, including protecting the health and safety of our employees, expanding benefits for and supporting our employees, evaluating the impact of the pandemic on strategy, operations, liquidity and financial matters, the Company’s role in delivering crucial supplies and minimizing supply chain disruption, partnering with governments, monitoring continued compliance with applicable laws, and supporting the communities in which we operate. For more information on the Company’s efforts in response to the COVID-19 pandemic, please see page 3.

- 2020 Proxy Statement	23

ITEM 1. ELECTION OF DIRECTORS

Controlled Substance Distribution Risk Oversight

Our Board actively oversees the Company’s work to address the opioid epidemic. It regularly receives reports on the Company’s CSMP and discusses the Company’s compliance with federal and state controlled substances regulatory requirements and the effectiveness of the Company’s CSMP. The Board additionally receives updates on pending litigation and investigations. Further, the Compliance Committee regularly receives updates on the CSMP. For more information on the Company’s work to address the opioid epidemic, please see “A Culture of Compliance” beginning on page 6.

Cybersecurity Risk Oversight

At least twice annually, the Board reviews with management the Company’s cybersecurity risk reduction strategy. Management’s reports to the Board focus on:

•	Cybersecurity trends and regulatory updates

•	Information protection program strategy, framework and program scorecard

•	Implications for the Company’s business strategy

•	Operational technology strategy and risk reduction

•	Audit and compliance

Role of Board Committees in Risk Oversight

Although the Board has ultimate responsibility for overseeing risk management, it has delegated certain oversight responsibilities to committees with specific areas of responsibility and expertise. Each of the standing committees regularly meets in executive session. The chairs of the committees report to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Committee Roles in Risk Oversight

Audit Committee	Governance Committee

• Assists the Board in monitoring integrity of financial statements, the independent auditor’s qualifications, independence and performance, critical audit matters and the performance of the Company’s internal audit function

• Coordinates with the Compliance Committee in monitoring compliance with legal and regulatory requirements

• Oversees evaluation of the Board’s performance, Board composition, refreshment and committee leadership • Evaluates the Company’s governance practices and monitors shareholder feedback

Compliance Committee	Finance Committee

• Assists the Board in oversight of compliance programs and management’s identification and evaluation of the Company’s principal legal and regulatory compliance risks

• Coordinates with the Audit Committee in monitoring compliance with legal and regulatory requirements

• Coordinates with the Compensation Committee in incorporating compliance with laws into compensation decisions

• Oversees risk assessment and management processes related to, among other things, credit, capital structure, liquidity and insurance programs

• Assists the Board in oversight of the financial aspects of significant acquisitions and divestitures and other significant transactions of a financial nature

Compensation Committee

• Oversees risk assessment and management with respect to the Company’s compensation policies and practices.

McKesson senior leadership is responsible for the day-to-day management of the risks facing the Company, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, cybersecurity, compliance, and reputational risks. Management carries out this risk management responsibility through a coordinated effort among the various risk management functions within the Company. As part of its ongoing compliance program, the Company monitors potential uses of conflict minerals in its businesses, particularly in the context of acquisitions, and it reports when required these diligence efforts and determinations.

24	- 2020 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Report of the Compliance Committee

In January 2019, our Board of Directors formed a new standing committee, the Compliance Committee, to assist the Board in overseeing the Company’s compliance programs and management’s identification and evaluation of its principal legal and regulatory compliance risks. The Compliance Committee has four members and is chaired by Brad Lerman, who brings significant legal and regulatory expertise and a deep understanding of the healthcare industry. The other members of the Compliance Committee are Dominic Caruso (Audit Committee Chair), Marie Knowles and Dr. Ken Washington. Seventy-five percent of our Compliance Committee, including Mr. Lerman, joined the Board since January 2018. During FY 2020, the Compliance Committee formally met six times and received updates from management during and outside of the formal meetings.

The Compliance Committee’s key FY 2020 accomplishments include:

•	Refined its scope of responsibilities and developed plan for execution, while staying nimble for potential shifts as the Company’s key legal and compliance risks evolve

•	Oversaw hiring of, and met regularly with, Chief Compliance Officer, including in executive session

•	Met regularly in executive session with the Chief Legal Officer

•	Reviewed and discussed management’s approach to risk assessment and mitigation, defined and assessed key compliance risk areas, reviewed and discussed emerging risk areas

•

Provided oversight on compliance programs, including regular review of key developments relating to the Controlled Substances Monitoring Program (CSMP), discussion regarding Department of Justice and Department of Health and Human Services guidance on effective compliance programs and review of annual training programs, and the Company’s program regarding the Drug Supply Chain Security Act

•	Reviewed Compliance and CSMP organizations

•	Discussed significant government inquiries and investigations, and significant matters raised through the Integrity Line, including review and discussion of metrics and trends

•

Conducted joint meeting with the Audit Committee to discuss, among other things, assessment of regulatory and compliance programs, review of enterprise risk policies and compliance training, and significant complaints and other matters raised through the Integrity Line

Risk Assessment of Compensation Policies and Practices

We annually conduct a review of all incentive compensation plans utilized throughout the Company, using a framework for risk assessment provided to us by a nationally recognized outside compensation advisor. In conducting our review, a detailed assessment of each incentive compensation plan, without regard to materiality, is first prepared by representatives from the Company’s business units and then reviewed by senior executives of our Human Resources Department. The review framework requires representatives of our business units to examine and report on the presence of certain design elements under both cash and equity incentive compensation plans that could encourage our employees to incur excessive risk, such as the selection and documentation of incentive metrics, the ratio of incentive to fixed compensation, the year-over-year variability in payouts, the amount of management discretion, and the percentage of compensation expense as compared to the business units’ revenues. Consistent with our findings in past years, management concluded that for FY 2020 our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. A summary of management’s findings was reviewed with the Compensation Committee at its April 2020 meeting.

The Compensation Committee discussed management’s findings and considered that the Company utilizes many design features that mitigate the likelihood of encouraging excessive risk-taking behavior. Among these design features are:

•	Multiple metrics across the entire enterprise that balance top-line, bottom-line and cash management objectives;

•	Linear payout curves, performance thresholds and caps;

•	Reasonable goals and objectives, which are well-defined and communicated;

•	Strong compensation recoupment policy; and

- 2020 Proxy Statement	25

ITEM 1. ELECTION OF DIRECTORS

•	Training on our Code of Conduct and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

•	In addition, incentives for senior management feature the following:

•	Balance of short- and long-term variable compensation tied to a mix of financial and operational objectives and the long-term value of our stock;

•	The Compensation Committee’s ability to exercise downward discretion in determining payouts, including after consideration of regulatory, compliance and legal issues; and

•	Rigorous stock ownership and retention guidelines.

Based on the foregoing, the Compensation Committee concurred with management that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We believe that our incentive compensation plans do not provide incentives that encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to our executive compensation program.

Related Party Transactions Policy and Transactions with Related Persons

The Company has a Related Party Transactions Policy requiring approval or ratification of certain transactions involving executive officers, directors and nominees for director, beneficial owners of more than 5% of the Company’s common stock, and immediate family members of any such persons, where the amount involved exceeds $120,000 in which the related person had, has or will have a direct material interest. Additionally, they are required to notify the General Counsel of any potential related party transaction. Under the policy, the Company’s General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy. If so, the matter will be referred to the Governance Committee. Annually, our directors, nominees and executive officers are asked to identify any transactions that might fall under the policy as well as to identify immediate family members. The transaction may be approved or ratified if, in the Governance Committee’s business judgment and based on the review of all relevant facts and circumstances, it is determined that the transaction is fair and reasonable to the Company and consistent with its best interests. Factors that may be taken into account in making that determination include, without limitation: (i) the business purpose of the transaction; (ii) whether the transaction is made in the ordinary course of business and is entered into on an arm’s-length basis; (iii) whether it would impair the independence of a director; and (iv) whether it would violate the provisions of the Company’s Code of Conduct. There are no reportable related party transactions.

Communications with Directors

Shareholders and other interested parties may communicate with any of the directors, including the Board Chair and any other, or all of the directors as a group, by addressing their correspondence to the Board member or members, c/o the Corporate Secretary’s Office, McKesson Corporation, 6555 State Highway 161, Irving, Texas 75039, or via e-mail to boardchair@mckesson.com or to nonmanagementdirectors@mckesson.com. The Corporate Secretary’s office maintains a log of such correspondence received by the Company that is addressed to members of the Board, other than advertisements, solicitations or correspondence deemed by the Corporate Secretary to be irrelevant to Board responsibilities. Directors may review the log at any time, and request copies of any correspondence received.

26	- 2020 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Director Compensation

Director compensation at McKesson includes a combination of cash and equity-based compensation. The Governance Committee annually reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation. In reviewing our non-employee director compensation program, the committee is guided by these principles:

•

Compensation should pay directors at competitive levels for the work required in a company of our size and scope, differentiating among directors where appropriate to reflect different levels of responsibilities;

•	A significant portion of compensation should be in the form of stock, to align the directors’ interests with our shareholders; and

•	The structure of the program should be simple and transparent.

At the beginning of FY 2020, each non-employee director of the Company was paid an annual cash retainer, an annual restricted stock unit (RSU) award and meeting fees. Effective with the beginning of FY 2020, the new role of non-executive Board Chair is provided additional compensation that the Board believes is commensurate with that role. On July 30, 2019, the Governance Committee recommended, and the Board approved, elimination of meeting fees from our annual non-employee director compensation structure. The annual cash retainer paid to all non-employee directors was increased by $30,000 to compensate for the elimination of meeting fees. The value of all other compensation elements remained unchanged, and the total value of compensation remain unchanged from the prior year. The Board believes the elimination of meeting fees aligns our non-employee director compensation structure to prevailing practice. Effective August 1, 2019, the compensation structure is as follows:

•	Annual cash retainer of $110,000

•	Annual RSU award with a grant date value of $180,000

•	Independent Board Chair annual premium of $240,000 (50% cash, 50% RSUs)

•	Annual cash retainer of $10,000 for chairing a standing committee ($20,000 for chairs of Audit and Compensation Committees)

Detail on the value of the annual cash retainers and RSU awards paid to each non-employee director for FY 2020 is provided below. The Governance Committee retains the right to determine on a case-by-case basis whether meeting fees are appropriate for non-employee directors. Non-employee directors are paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

FY 2021 Reduction in Cash Retainers

On June 3, 2020, in light of the disruption and uncertainty created by the evolving COVID-19 pandemic, the Board voluntarily agreed to a 10% reduction in their cash retainers (including the annual cash retainers, Board Chair cash retainer and committee chair retainers) for the last six months of calendar year 2020. These reductions are not reflected in the table below; however, they will be reflected in our 2021 proxy statement.

- 2020 Proxy Statement	27

ITEM 1. ELECTION OF DIRECTORS

2020 Director Compensation Table

The following table sets forth information concerning the compensation paid to or earned by each non-employee director for the fiscal year ended March 31, 2020. Mr. Tyler is not included in this table as he was an employee of the Company during FY 2020 and received no compensation for his service as a director. The compensation paid to or earned by Mr. Tyler as an officer of the Company is shown in the 2020 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(3)	Total ($)

Dominic J. Caruso	138,473	180,079		-0-	318,552

N. Anthony Coles, M.D.	139,473	180,079		5,000	324,552

M. Christine Jacobs	121,973	180,079		-0-	302,052

Donald R. Knauss	125,473	180,079		-0-	305,552

Marie L. Knowles	128,473	180,079		-0-	308,552

Bradley E. Lerman	126,473	180,079		-0-	306,552

Maria Martinez	49,918	140,627	(4)	-0-	190,541

Edward A. Mueller	233,473	331,871	(5)	-0-	565,339

Susan R. Salka	123,473	180,079		-0-	303,552

Kenneth E. Washington	82,973	194,979	(6)	-0-	277,946
(1)

Consists of the following, as applicable, whether paid or deferred: director annual cash retainer; meeting fees paid through July 31, 2019; and the annual standing committee chair and Board Chair retainers.

(2)

Represents the aggregate grant date fair value of RSUs, computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718, labeled “Compensation — Stock Compensation” (“ASC Topic 718”) disregarding any estimates of forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 6 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as filed with the SEC on May 22, 2020.

(3)	Represents the amount of donations and matching charitable contributions provided by the McKesson Foundation.

(4)	Ms. Martinez was elected to the Board effective October 18, 2019 and received a prorated portion of the automatic annual grant of RSUs made to non-employee directors in July 2019.

(5)

Represents the automatic annual grant of RSUs made to all non-employee directors and the automatic annual grant of RSUs for service as Board Chair, both made in July 2019. Mr. Mueller was also granted a prorated RSU grant in respect of his service as Board Chair from April 1, 2019 through the date of the July 2019 automatic annual grant of RSUs.

(6)

Dr. Washington was elected to the Board effective July 1, 2019 and in addition to the automatic annual grant of RSUs following the July 2019 annual meeting, received a prorated portion of the automatic annual grant of RSUs made to non-employee directors in July 2018.

Cash Compensation

Each non-employee director receives an annual retainer, and the independent Board Chair and chairs of the standing committees receive an additional annual retainer. Information on retainers and meeting fees, in each case as paid in FY 2020, are set forth in the table above. Directors may elect in advance of a calendar year to defer up to 100% of their annual retainer (including any standing committee chair or Board Chair retainer) and meeting fees under the Company’s Deferred Compensation Administration Plan III (DCAP III). The minimum deferral period for any amounts deferred is five years; however, notwithstanding the deferral election, if a director ceases to be a director of the Company for any reason other than disability, retirement or death, the account balance will be paid in a lump sum in the first January or July which is at least six months following and in the year after the director’s separation from service. In the event of disability, retirement or death, the account balance will be paid in accordance with the director’s deferral election. To be eligible for retirement, a director must have served on the Board for at least six consecutive years prior to the director’s separation. A director may elect to have all or part of his or her DCAP III account credited with earnings (or losses) based on the director’s choice of a hypothetical investment in certain funds available under the Company’s 401(k) plan. To the extent no such hypothetical investment selection is made by the director, interest is credited at a default interest rate equal to 120% of the long-term applicable federal rate published by the Internal Revenue Service (IRS) for December of the immediately preceding calendar year.

28	- 2020 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Equity Compensation

Non-employee directors receive an automatic annual grant of RSUs with an approximate grant date value of $180,000. The actual number of RSUs granted is determined by dividing $180,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000, in accordance with our 2013 Stock Plan. As shown in the above table, the Board Chair receives an additional automatic annual grant of RSUs with an approximate grant date value of $120,000.

The RSUs granted to non-employee directors are vested upon grant. If a director meets the director stock ownership guidelines (currently $660,000, six times the annual cash retainer), then the director will, on the grant date, receive the shares underlying the RSUs, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU award. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then issuance of the shares underlying the RSUs will automatically be deferred until the director’s separation from service.

Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common shareholders, which is determined by our Board and currently is $0.41 per share each quarter. For our directors, dividend equivalents on RSUs are credited quarterly to an interest-bearing cash account and are not distributed until the shares underlying the RSUs are issued to the director. On April 28, 2020, interest accrual on dividend equivalents was eliminated for RSU awards granted after that date. For RSU awards granted prior to April 28, 2020, interest accrues on directors’ credited dividend equivalents at the default interest rate set forth in DCAP III, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year.

All Other Compensation and Benefits

Non-employee directors are eligible to participate in the McKesson Foundation’s Executive Request Program and Matching Gifts Program. Under the Executive Request Program, our non-employee directors may request that the foundation make donations to qualifying public charitable organizations. Under the Matching Gifts Program, our non-employee directors’ own gifts to schools, educational associations or funds and other public charitable organizations are eligible for a match by the foundation of up to $5,000 per director for each fiscal year.

- 2020 Proxy Statement	29

ITEM 2.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2021

Your Board recommends a vote “FOR” this ratification proposal.

The Audit Committee has approved Deloitte & Touche LLP (D&T) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2021. The committee believes that D&T is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.

We are asking our shareholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification as a matter of good corporate practice. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. Representatives of D&T are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2020 and 2019, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. Fees for those years were as follows:

	FY 2020	FY 2019

Audit Fees	$19,098,000	$19,145,000

Audit-Related Fees	5,141,000	2,245,000

TOTAL AUDIT AND AUDIT-RELATED FEES	24,239,000	21,390,000

Tax Fees	271,000	414,000

All Other Fees	2,000,000	—

TOTAL	$26,510,000	$21,804,000

Audit Fees. This category consists of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and foreign statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees. This category consists of fees for assurance and related services such as employee benefit plan audits, registration statements and comfort letters, accounting and financial reporting audit-related fees, due diligence in connection with mergers, divestitures and acquisitions, and attest services related to financial reporting that are not required by statute or regulation. The increase in fiscal year ended March 31, 2020 was related to our exit of Change Healthcare Joint Venture including the fees associated with carve out financial statement audits.

Tax Fees. This category consists of fees for professional services rendered for U.S. and international tax compliance, including services related to the preparation of tax returns and professional services. For the fiscal years ended March 31, 2020 and 2019, no amounts were incurred by the Company for tax advice, planning or consulting services. The decrease in fiscal year ended March 31, 2019 was primarily related to less tax provisions and compliance projects.

All Other Fees. This category consists of fees for permissible advisory work performed by Deloitte that does not meet the above category descriptions.

30	- 2020 Proxy Statement

ITEM 2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to applicable rules, and as set forth in the terms of its charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy that requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services, to be provided by Deloitte & Touche. Between meetings, the Chair of the Audit Committee is authorized to pre-approve services, which are reported to the committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors, which may be found on the Company’s website at www.mckesson.com under the caption “Investors — Governance.” The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules and the Company’s independence standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. D&T is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has: (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended March 31, 2020; (ii) discussed with D&T the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; (iii) received the written disclosures and the letter from D&T required by applicable requirements of the PCAOB regarding D&T’s communications with the Audit Committee concerning independence; and (iv) discussed with D&T its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their audits, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting and financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended March 31, 2020 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the Board of Directors

Dominic J. Caruso, Chair

M. Christine Jacobs

Donald R. Knauss

Marie L. Knowles

Maria Martinez

- 2020 Proxy Statement	31

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of the Company’s outstanding common stock by any entity or person, to the extent known by us or ascertainable from public filings, that is the beneficial owner of more than 5% of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class*

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	15,715,599	(1)	9.69%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	13,668,605	(2)	8.43%

Capital Ventures International and affiliates P.O. Box 897, Windward 1 Regatta Office Park, West Bay Road Grand Cayman, KY1-1103, Cayman Islands	10,631,600	(3)	6.56%
*	Based on 162,115,596 shares of common stock outstanding as of June 1, 2020.

(1)

This information is based upon a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, which reports sole voting power with respect to 269,963 shares, shared voting power with respect to 54,861 shares, sole dispositive power with respect to 15,405,236 shares, and shared dispositive power with respect to 310,363 shares.

(2)

This information is based upon a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc., which reports sole voting power with respect to 11,793,502 shares and sole dispositive power with respect to 13,668,605 shares as a result of being a parent company or control person of certain subsidiaries.

(3)

This information is based upon a Schedule 13G filed with the SEC on March 18, 2020 by Capital Ventures International (CVI) and certain of its affiliates, which include Susquehanna Advisors Group, Inc. (SAGI); G1 Execution Services, LLC (G1); Susquehanna Investment Group (SIG); and Susquehanna Securities, LLC (SS). The reporting persons may be deemed a group. Each reporting person has shared voting and dispositive powers with respect to the 10,631,600 shares beneficially owned by all of the reporting persons. CVI has sole voting and dispositive power with respect to 8,795,309 shares. G1 has sole voting and dispositive power with respect to 1,958 shares. SIG has sole voting and dispositive power with respect to 10,537 shares. SS has sole voting and dispositive power with respect to 1,823,796 shares. SAGI may exercise voting and dispositive power over the shares directly owned by CVI, but otherwise has no sole voting or dispositive power. The address of G1 is 175 W. Jackson Blvd., Suite 1700, Chicago, Illinois 60604. The address of each of SAGI, SIG and SS is 401 E. City Avenue, Suite 220, Bala Cynwyd, Pennsylvania 19004.

32	- 2020 Proxy Statement

PRINCIPAL SHAREHOLDERS

Security Ownership of Directors and Executive Officers

The following table sets forth, as of June 1, 2020, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by: (i) all directors and director nominees; (ii) each executive officer named in the 2020 Summary Compensation Table below (collectively, our named executive officers or the NEOs); and (iii) all directors, NEOs and executive officers as a group. The table also includes shares of common stock that underlie outstanding RSUs and options to purchase common stock of the Company that either vest or become exercisable within 60 days after June 1, 2020.

Name of Individual	Shares of Common Stock Beneficially Owned(1)		Percent of Class

Dominic J. Caruso	2,489	(2)	*

N. Anthony Coles, M.D.	5,085	(2)	*

Tracy Faber	14,691	(3)	*

M. Christine Jacobs	25,261	(2)	*

Donald R. Knauss	6,010	(2)(4)	*

Marie L. Knowles	9,342	(2)	*

Bradley E. Lerman	2,958	(2)	*

Maria Martinez	1,022	(2)	*

Edward A. Mueller	21,836	(2)	*

Bansi Nagji	76,819	(3)	*

Susan R. Salka	8,015	(2)(4)	*

Lori A. Schechter	95,897	(3)(4)	*

Brian S. Tyler	142,669	(3)(5)	*

Britt J. Vitalone	32,128	(3)(5)	*

Kenneth E. Washington	1,399	(2)	*

All directors, NEOs and executive officers as a group (16 persons)	445,621	(2)(3)(4)(5)	*
*

Less than 1.0%. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 162,115,596 shares of the Company’s common stock outstanding as of June 1, 2020, adjusted as required by the rules promulgated by the SEC. Shares of common stock that may be acquired by exercise of stock options or vesting of RSUs within 60 days after June 1, 2020 and vested RSUs that are not yet settled are deemed outstanding and beneficially owned by the person holding such stock options or RSUs for purposes of computing the number of shares and percentage beneficially owned, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

(1)

Except as otherwise indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)

Includes vested RSUs or common stock units accrued under the 2013 Stock Plan, 2005 Stock Plan, Directors’ Deferred Compensation Administration Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan (the receipt of the underlying shares having been deferred) as follows: Mr. Caruso, 2,489 units; Dr. Coles, 3,789 units; Ms. Jacobs, 25,261 units; Mr. Knauss, 4,714 units; Ms. Knowles, 9,342 units; Mr. Lerman, 2,958 units; Ms. Martinez, 1,022 units; Mr. Mueller, 21,836 units; Ms. Salka, 6,010 units; Dr. Washington, 1,399 units; and all directors, NEOs and executive officers as a group, 78,820 units. Directors, NEOs and executive officers have neither voting nor investment power with respect to such units.

(3)

Includes shares that may be acquired by exercise of stock options or vesting of RSUs within 60 days after June 1, 2020, as follows: Ms. Faber, 12,590 shares; Mr. Nagji, 68,082 shares; Ms. Schechter, 76,884 shares; Mr. Tyler, 123,469 shares; Mr. Vitalone, 30,538 shares; and all directors, NEOs and executive officers as a group, 311,563 shares.

(4)

Includes shares held by immediate family members who share a household with the named person, by family trusts as to which the named person and his or her spouse have shared voting and investment power, or by an independent trust for which the named person disclaims beneficial ownership as follows: Mr. Knauss, 1,296 shares; Ms. Salka, 2,005 shares; Ms. Schechter, 12,922 shares; and all directors, NEOs and executive officers as a group, 16,223 shares.

(5)

Includes shares held under the Company’s 401(k) Retirement Savings Plan as of June 1, 2020, as follows: Mr. Tyler, 210 shares; Mr. Vitalone, 538 shares; and all NEOs and executive officers as a group, 748 shares.

- 2020 Proxy Statement	33

EXECUTIVE COMPENSATION

34	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

A Letter From Our Compensation Committee

Dear Fellow Shareholders,

As members of the Compensation Committee, our most important responsibility is to ensure that our executive compensation program aligns with the interests of our shareholders and adheres to our pay-for-performance philosophy, while allowing us the flexibility to attract, retain and incentivize executives to execute McKesson’s long-term strategy. The outcome of our 2019 say-on-pay vote signaled that our shareholders had concerns with certain aspects of our executive compensation program. In the course of evaluating the compensation program we were determined to understand your perspectives and make constructive changes in response.

Responding to the 2019 Say-on-Pay Vote. Over the past year, the Compensation Committee dedicated significant time and effort to its regular, comprehensive process of reviewing the Company’s executive compensation structure. This effort included extensive shareholder engagement to gather constructive feedback on our program. We reached out to holders of nearly 66% of the Company’s outstanding common stock and spoke with shareholders representing approximately 50% of the Company’s outstanding common stock. We had robust discussions, many including Dr. Coles, our Compensation Committee Chair, in which we carefully listened to your views and shared our perspectives.

We were pleased to hear shareholders react positively to the FY 2020 compensation program changes, which we previewed in last year’s proxy statement. We found that the main area of feedback among our shareholders, and a significant driver for votes cast against our say-on-pay proposal, was a lack of support for the separation provisions in our former CEO’s employment agreement. The Committee appreciated the thoughtful feedback it received, and confirmed that none of our current executive officers has an employment agreement, and the Company no longer enters into executive employment agreements. We also heard that some shareholders found our supplemental pension benefits to be overly generous. As with executive employment agreements, there are no actively employed participants in the Company’s supplemental pension plan.

Compensation Program Changes. Brian Tyler has completed his first year as CEO. In addition to changes reflecting his new role, changes to the FY 2020 compensation program are intended to underpin the Company’s strategy and promote a focus on operational objectives in order to drive sustained shareholder value creation. Those changes, which were previewed in last year’s proxy statement, went into effect this year, and include:

•	Adding Adjusted Operating Profit as a metric in our annual cash incentive plan and replacing Adjusted Operating Cash Flow with Free Cash Flow; and

•

Simplifying our long-term incentives (LTI) by eliminating stock options and the long-term cash incentive from the LTI award mix, and replacing these programs with three-year ratable vesting restricted stock units.

We have made additional changes to our executive compensation program since the 2019 annual meeting. We eliminated excise tax gross-ups, and approved changes to our Compensation Recoupment Policy, including the adoption of “reputational harm” as a potential trigger for recoupment. We believe the changes approved and implemented over the last two years address our shareholders’ key areas of focus and incorporate the constructive feedback that was received, and we have received positive feedback on the changes during our most recent round of engagement discussions.

We are mindful of the uncertainty and adverse global business impacts of the COVID-19 pandemic, and the Company has taken proactive measures to support our teams and communities, and to address operational impacts of the virus. Given these developments, senior management and the Compensation Committee have taken certain actions with respect to compensation, including a temporary base salary reduction of 10% for our executive officers and business unit presidents. Additionally, we reduced FY 2020 bonus (MIP) payouts for our executive officers. Please see pages 3 and 37 for additional information regarding these and other actions.

Looking Ahead. Our executive compensation programs are intended to help support the Company’s culture, encouraging employees to act with integrity, be empowered and feel accountable for the Company’s long-term success. We have tremendous confidence in the collective abilities of McKesson’s leadership team to drive long-term growth and focus on winning as one team by strengthening our core business, spending smarter and growing smarter.

In closing, the members of the Compensation Committee would like to express appreciation to the shareholders with whom we spoke over the course of the past year for their candor and insights, which were incorporated into our deliberations and decision making. Our Committee is firmly committed to the ongoing evaluation and improvement of our executive compensation program, informed by an ongoing discussion with you. We look forward to continuing the dialogue and encourage you to reach out with any questions or concerns related to our program before making your voting decision.

Thank you again for your continued support and investment in McKesson.

The Compensation Committee,

N. Anthony Coles, M.D., Chair	Bradley E. Lerman	Edward A. Mueller	Susan R. Salka

- 2020 Proxy Statement	35

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes McKesson’s executive compensation program and reviews compensation decisions for our CEO and CFO, and our three other most highly compensated executive officers, all of whom were serving as of March 31, 2020 (collectively, our Named Executive Officers or “NEOs”). Mr. Nagji ceased serving as an executive officer at the end of the fiscal year, and separated from the Company on June 5, 2020. For FY 2020, our NEOs and their respective titles were as follows:

Name	Title

Brian S. Tyler	Chief Executive Officer

Britt J. Vitalone	Executive Vice President and Chief Financial Officer

Lori A. Schechter	Executive Vice President, Chief Legal Officer and General Counsel

Bansi Nagji	Executive Vice President, Chief Strategy and Business Development Officer

Tracy L. Faber	Executive Vice President and Chief Human Resources Officer

Overview

Business Strategy and Key Initiatives

At McKesson, we are focused on executing against clear priorities to drive value. Part of that growth will come through our ability to work together, to execute and to use the capabilities and assets across McKesson to innovate in new and different ways. We will continue to be disciplined in our capital deployment as we execute this strategy.

During FY 2020, McKesson returned to growth in our U.S. Pharmaceutical and Specialty segment and made significant gains in the specialty provider and health systems markets. Medical-Surgical Solutions continued above-market growth in the non-acute market as care continues to shift out of the hospital to alternate sites of care. McKesson Prescription Technology Solutions is collaborating with businesses across the enterprise to drive real value for patients through new and existing products. We saw results from our strategy to reinvigorate Rexall pharmacies in Canada, our European colleagues closed the year with continued momentum, and our shared service functions created efficiencies that resulted in considerable savings. We also navigated significant change as we made choices to align our business and product portfolios with our growth priorities. In FY 2020, the Company completed the split-off of Change Healthcare, unlocking value for McKesson shareholders and sharpening our focus on areas that remain core to our strategy. The Company also announced that we are combining assets with Walgreens Boots Alliance to create a joint venture for our German pharmaceutical wholesale operations.

FY 2020 Performance Highlights

In FY 2020, we delivered adjusted operating results that exceeded our original expectations both at the enterprise level and across our business units. We focused on execution and operational excellence, and invested to enhance our ability to deliver value to our manufacturing partners, our customers and patients. Most importantly, we positioned ourselves to lead in areas of patient care delivery that present powerful growth opportunities. Following the exit of our investment in Change Healthcare, we are excited to move forward and execute against our strategic growth initiatives with increased focus. We leveraged our expertise, leadership and scale to play a critical role in the fight against the COVID-19 pandemic, which was declared on March 11, 2020 by the World Health Organization. COVID-19 had a nominal effect on our adjusted earnings results in our

36	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

fourth quarter as favorable gross profit was largely offset by increased operating expenses, including investments in our frontline employees, higher expenses to support a remote workforce and charitable contributions to support our communities. We continued our balanced approach to capital deployment and returned $2.2 billion to shareholders through share repurchases and dividends. McKesson is well-positioned with a broad array of differentiated assets and capabilities for the next significant wave of healthcare innovation.

In our discussion of executive compensation throughout this proxy statement, we refer to adjusted earnings per share (Adjusted EPS), Adjusted Operating Profit (AOP), Adjusted Operating Cash Flow (Adjusted OCF), Free Cash Flow (FCF), Return on Invested Capital (ROIC) and Relative Total Shareholder Return (rTSR) as performance metrics specifically used in our incentive programs. In Appendix A to this proxy statement, we provide reconciliations from earnings per share, operating profit and operating cash flow calculated in accordance with generally accepted accounting principles (GAAP) to the non-GAAP metrics used in calculating performance under our incentive plans. A description of ROIC, a non-GAAP metric, can be found on page 48 of this proxy statement.

Compensation Actions in Response to COVID-19

In light of the uncertainty and adverse global business impacts of the COVID-19 pandemic, we have taken proactive measures to support our teams and communities, and to address operational impacts of the virus. Given these developments, senior management and the Compensation Committee have taken additional actions with respect to our cost structure, including certain compensation actions, to help ensure the Company is well positioned in the long term to continue focusing on strategic execution as a leading healthcare company.

The Compensation Committee retains the ability to reduce MIP payouts when it deems appropriate. The Company’s FY 2020 financial performance was strong, and the Company’s FY 2020 results include investment of approximately $45 million to support our frontline employees and communities, and to support a remote workforce, in light of the COVID-19 pandemic. This includes $30 million in special one-time bonus payments to recognize frontline workers and certain other staff for their contributions, and a $10 million contribution to the McKesson Foundation. However, after careful consideration, the committee reduced FY 2020 MIP payouts for all our executive officers, including our NEOs. Please see pages 44-45 for more information about FY 2020 MIP payouts.

In addition, on May 15, 2020 the Compensation Committee implemented a temporary base salary reduction of 10% for all our executive officers, including our NEOs, and business unit presidents to be effective June 1, 2020. These reductions are not reflected in any of the compensation tables in this proxy statement; however, they will be reflected in our 2021 proxy statement.

While the impact of COVID-19 on our business is still evolving, the Compensation Committee will consider the business and financial impact to our Company, shareholders and employees, when reviewing our FY 2021 executive compensation program.

Responding to Shareholders; Evolving Pay Practices

Addressing the 2019 Say-on-Pay Vote

Our annual advisory say-on-pay vote is one of our opportunities to receive feedback from shareholders regarding our executive compensation program, and the Compensation Committee takes the results of this vote into account when determining the compensation of the Company’s NEOs. We were disappointed to receive low support for our say-on-pay proposal at the 2019 Annual Meeting of Shareholders. Following the vote, we sought feedback from shareholders to better understand what motivated their votes and what actions we could take to address their concerns about our executive compensation program for FY 2020. Our Compensation Committee considered the vote result and the feedback we received as it evaluated the compensation opportunities provided to our executive officers for FY 2020.

- 2020 Proxy Statement	37

EXECUTIVE COMPENSATION

Shareholder Engagement

During FY 2020, we reached out to shareholders representing nearly 66% of our outstanding common stock. We met with shareholders representing approximately 50% of our outstanding common stock, and the Compensation Committee Chair led engagements with shareholders representing nearly 29% of our outstanding common stock. We specifically requested feedback regarding our executive compensation program given the low say-on-pay support we received in 2019.

In our meetings with shareholders, we were pleased to hear that shareholders were complimentary of the progress our CEO and senior management team made during Mr. Tyler’s first full year on the job, and of the decision to separate the roles of CEO and Chairman. That said, we also heard several concerns, primarily relating to certain legacy executive employment agreements. Generally, shareholders reacted positively to our FY 2020 executive compensation program changes, corporate governance enhancements and modified Board tenure policy.

We also heard constructive feedback from our shareholders about our executive compensation program. We summarize below topics of shareholder concern and how we addressed those concerns in FY 2020.

Topics of Shareholder Concern	How We Have Addressed Concerns in FY 2020
Supplemental pension benefits	There are no actively employed participants in the Company’s supplemental pension plan.
Legacy employment agreements	None of our current executive officers has an employment agreement. The Company no longer enters into executive employment agreements.
Perquisites	Our CEO will assume the costs of ongoing home security monitoring beginning with FY 2021.
Clawback policy	The Compensation Committee approved adoption of “reputational harm” as a new potential trigger under our Compensation Recoupment Policy.
Long-term incentive (LTI) program

The Compensation Committee simplified the LTI program by discontinuing the use of stock options and the long-term cash incentive.

This program structure (60% PSUs, 40% RSUs) aligns more closely to our compensation peer group’s practices.

Excise tax gross-ups	The Compensation Committee eliminated excise tax gross-ups.

Reduction of CEO Pay from Historical Levels

CEO SCT Pay Down 26% Over Previous Five-Year Average

In conjunction with the CEO leadership transition effective April 1, 2019, the Compensation Committee, advised by its independent compensation consultant, reevaluated CEO pay when it set Mr. Tyler’s FY 2020 compensation. As a result, CEO compensation as disclosed in the Summary Compensation Table (SCT) in this proxy statement has been reset to a level that is 26% lower than McKesson’s average CEO compensation disclosed in the SCT for FY 2015 through FY 2019.

38	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

Program Design Changes

Executive Compensation Program Design. Leading up to FY 2020, the Compensation Committee spent significant time and effort conducting a holistic review of our executive compensation program to ensure it appropriately serves the needs of our Company and shareholders, and effectively incentivizes our executives to achieve the goals of our growth initiative. During its review, the committee considered factors such as market data, emerging best practices, incentive and retentive value of awards, the recommendation of its independent compensation consultant and shareholder feedback. After this comprehensive and thorough review process, the committee made the following changes to the annual cash and long-term incentive programs, effective for FY 2020:

•

Management Incentive Plan (Annual Cash Incentive): Added Adjusted Operating Profit as a metric at 25% weighting and replaced Adjusted Operating Cash Flow with Free Cash Flow. For FY 2020, the metrics under this plan include:

(i)	Adjusted EPS (50%), which rewards operational performance and profitability, and serves as shareholders’ primary valuation component;

(ii)	Adjusted Operating Profit (AOP) (25%), which rewards focus on operational performance and profitability; and

(iii)	Free Cash Flow (FCF) (25%), which rewards generating cash to invest in growth and returning capital to shareholders.

•

Long-Term Incentives: Discontinued stock option grants and Cash Long-Term Incentive Plan (Cash LTIP) awards and added three-year ratable vesting RSUs. For FY 2020 — FY 2022, the metrics for PSUs include:

(i)	Three-year Cumulative Adjusted EPS (50%), which measures long-term earnings power and returns for the Company, and directly correlates to share price performance;

(ii)	Three-year average return on invested capital (ROIC) (25%), which encourages leaders to make sound investments that generate strong returns for shareholders; and

(iii)	Relative TSR (25%), which rewards relative share price performance against a comparator group over time.

The Compensation Committee believes these changes will support additional focus on operational objectives, which are expected to drive sustained shareholder value creation. In addition, the elimination of stock options and Cash LTIP from LTI awards simplifies the overall program, which facilitates increased visibility and understanding for participants and shareholders, and balances the need for both retention and shareholder alignment.

FY 2020 Target Direct Compensation. The committee established FY 2020 target direct compensation for our named executive officers as follows:

Name	Base Salary ($)	MIP Target (Annual Incentive) (% of Salary)	MIP Target (Annual Incentive) ($)	Target Long-Term Incentives		Total Target Direct Compensation ($)
				PSUs ($)	RSUs ($)
Brian S. Tyler	1,250,000	150%	1,875,000	5,925,065	3,950,126	13,000,191
Britt J. Vitalone	820,000	100%	820,000	1,800,044	1,200,014	4,640,058
Lori A. Schechter	800,000	100%	800,000	1,563,127	1,042,040	4,205,167
Bansi Nagji	760,000	100%	760,000	1,200,232	800,009	3,520,241
Tracy L. Faber(1)	625,000	100%	625,000	780,103	520,163	2,550,266
(1)

Ms. Faber was promoted to the position of Executive Vice President and Chief Human Resources Officer effective October 1, 2019. The FY 2020 base salary and MIP target shown above represent her target compensation at the end of FY 2020. Some of Ms. Faber’s PSUs were granted prior to becoming an executive officer and are subject to different pre-determined performance criteria.

- 2020 Proxy Statement	39

EXECUTIVE COMPENSATION

Target Direct Compensation Mix

Our executive compensation program is predominantly variable and performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of at-risk variable compensation. Target LTI grows proportionately as job responsibilities increase, which encourages our officers to focus on McKesson’s long-term success and aligns with the long-term interests of our shareholders. The graphics below illustrate the mix of fixed and variable compensation, and annual MIP and LTI compensation we provided to our CEO and other NEOs for FY 2020. These graphics also illustrate the amount of target direct compensation that is based on Company and share price performance.

FY 2020 CEO Compensation Mix	FY 2020 Other NEOs Compensation Mix

FY 2020 Pay Elements and Performance Metrics

The metrics below incentivize our executives to focus on operational objectives that are expected to drive shareholder value. Our FY 2020 incentive metrics were determined by the Compensation Committee in May 2019.

Pay Element	Performance Metric	Rationale	Target Pay

Base Salary	—	Attracts and retains high-performing executives by providing market-competitive fixed pay	—

Management Incentive Plan (annual cash incentive)	Adjusted EPS (50%)	Rewards operational performance and profitability; important driver of share price valuation and shareholder expectations	100% — 150% of Base Salary
	Adjusted Operating Profit (25%)	Rewards focus on operational performance and profitability
	Free Cash Flow (25%)	Rewards generating cash to invest in growth and return capital to shareholders; important valuation metric

Performance Stock Units (long-term equity incentive)	3-Year Cumulative Adjusted EPS (50%)	Measures long-term earnings power, drives returns for the Company and directly correlates to share price performance	60% of Target LTI Value
	3-Year Average ROIC (25%)	Encourages leaders to make sound investments that generate returns for shareholders
	MCK TSR vs. Comparator Group (25%)	Rewards share price performance relative to comparator group over time

Restricted Stock Units (long-term equity)	—	Directly aligns with value delivered to shareholders	40% of Target LTI Value

40	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

Investment in Corporate Culture

Our people are the key to our success. We aim to be an employer of choice and to help employees leverage their strengths. To support their growth, we provide regular feedback and training and work to create and maintain an inclusive environment where everyone brings their authentic self to work and knows they are appreciated and their perspectives heard and considered.

Last year, our CEO launched our Team McKesson corporate culture initiative focused on winning as one team. Mr. Tyler personally deployed a multi-month Behavior Sprints campaign for McKesson’s top 600 leaders across the Company emphasizing workplace behaviors critically important to him as CEO of the Company.

Team leaders received both internal and external resources in a variety of formats that included pointers and best practices about being open and candid, practical tips on how to debate, decide and commit when making decisions within and across business units and the importance of maintaining an enterprise first mindset. The top 600 leaders are expected to demonstrate and share these important workplace behaviors with their respective teams throughout the Company.

We build the best teams by recruiting, developing and retaining diverse talent.
We are proud to be recognized by prominent organizations for our culture of inclusion, which we recognize as an important element that drives long-term shareholder value. We continue to keep inclusion and diversity top of mind as we enter the final phases of our headquarters move to Irving, Texas.

Our Board of Directors is focused on human capital management, providing guidance to our CEO on culture initiatives, discussing inclusion, diversity and equality efforts and participating in employee town halls and panel discussions hosted by the Company’s employee resource groups. Our
Compensation Committee considers executive officers’ efforts on human capital management and culture matters when determining compensation for our executive officers, including our NEOs.

Inclusion & Diversity Highlights

100% on the Human Rights Campaign’s Corporate Equality Index (of LGBTQ equality) in 2020

Recognized as one of the best employers for diversity by Forbes in 2020

Named as one of the best places to work by the Disability Equality Index® in 2019

Recognized as a Military Friendly® Employer in 2020

Integration of Regulatory, Compliance and Legal Considerations

In 2018, the Compensation Committee codified its long-standing practice of considering regulatory, compliance and legal issues when making compensation decisions. The Compensation Committee carefully considered the work that was done to address regulatory and legal aspects of McKesson’s business during FY 2020. The committee has integrated those considerations into its compensation decisions. The Board’s newly formed Compliance Committee is actively engaged in monitoring legal and compliance risks, and is working closely with the Company to help ensure a culture of integrity. Prior to making its decisions regarding FY 2020 incentive payouts, the Compensation Committee reviewed the Compliance Committee’s report regarding senior management’s compliance efforts during FY 2020, including the performance of our NEOs.

Best Practices in Compensation Governance

What We Do
✓	Pay for performance	✓	Engage with shareholders throughout the year
✓	Emphasize long-term performance	✓	Align plan design with business strategy
✓	Design with mix of operational and market-based metrics	✓	Balance mix of annual and long-term metrics
✓	Develop sound financial goals	✓	Engage independent advisors
✓	Maintain robust compensation recoupment policy with trigger for reputational harm	✓	Review Compliance Committee’s assessment of senior management performance
✓	Manage use of equity incentive plan conservatively	✓	Drive progress on culture initiatives
✓	Use double-trigger change in control vesting provisions	✓	Review tally sheets
✓	Maintain rigorous stock ownership guidelines	✓	Mitigate undue risk-taking through sound plan design

What We Don’t Do
	Allow directors and executive officers to hedge or pledge Company securities		Provide excise tax gross-ups
	Re-price or exchange stock options without shareholder approval		Accrue or pay dividend equivalents during performance periods
	Provide tax gross-ups on perquisites for executives, except in the case of certain business-related relocation expenses		Pay above-market interest on deferred compensation

- 2020 Proxy Statement	41

EXECUTIVE COMPENSATION

Performance-Based Program with Rigorous Targets

Performance Targets Designed to Reward Stretch Performance

Each year the Compensation Committee establishes performance goals to drive operational performance results and shareholder returns. The committee establishes these performance goals for all our corporate incentive plans, after thorough review and discussion over multiple meetings, to motivate our leaders to deliver a high degree of business performance while encouraging prudent risk-taking. We structure performance-based compensation to reward an appropriate balance of short-term and long-term financial and strategic business results, with an emphasis on managing the business for long-term results. Target-setting involves a rigorous planning process that considers McKesson’s business objectives, the competitive environment, alignment to shareholders’ interests and other external factors. The committee also considers growth expectations for our competitors, as well as the market outlook for our industry.

Key Considerations in Development of Annual and Long-Term Goals

External Factors	Competitive Environment	McKesson’s Objectives
• Analyst & Shareholder Expectations • Market Outlook • International Trends • Tax Policy • Public Policy	• Competitor Performance • Competitor Plans • Competitive Landscape • Market Growth • Industry Trends	• Historical Performance and Trends • Long Range Planning • Capital Deployment Opportunities • Recent Capital Deployment Decisions • Long Range Corporate Strategy

Target Setting for Annual Plans

We set rigorous annual goals based on Company and industry outlook for the year, historical and projected growth rates for McKesson and its peers, and performance expectations from equity research analysts. The annual incentive plan is aligned with the Company’s annual operating plan and is designed so that target payout requires achievement of a high degree of business performance while encouraging prudent risk-taking. Financial goals for our annual plans take into account capital deployment considerations. The Company’s annual operating plan serves as the basis of the annual forward earnings guidance we communicate to investors. The annual operating plan contemplates the prior year’s results and the anticipated business environment. Our projected earnings growth reflects market conditions, which also affect our peer group and analyst forecasts. Cash flow goals are set by focusing on working capital efficiency and in the context of operating plans by business unit.

In establishing FY 2020 performance targets, we projected solid growth across the Company’s operating segments as well as significant capital deployment, while recognizing anticipated headwinds such as regulatory challenges in our UK business, uncertainty over the direction of drug pricing reform in the U.S., higher opioid-related litigation expenses and increased technology investment. Balancing these factors, performance targets established for FY 2020 reflect the following:

•	Adjusted EPS target was set to achieve modest growth over FY 2019 results;

•

Adjusted Operating Profit target was set slightly below our actual FY 2019 AOP due to greater investment in our strategic initiatives, and higher than anticipated opioid litigation expenses and technology investment, all of which offset otherwise solid growth across our operating segments, reducing our AOP; and

•	Free Cash Flow projections were lower versus FY 2019, primarily driven by favorable timing realized in the fourth quarter of FY 2019.

Consistent with prior years, our FY 2020 targets considered analyst expectations for growth and competitors’ publicly disclosed projected performance as well as public policy.

Target Setting for Long-Term Plans

The Company’s three-year plan considers business strategies that will take longer than 12 months to accomplish and reflects capital deployment, including projected acquisitions, along with other external, public policy and competitive risks, opportunities and challenges. Our FY 2018 — FY 2020 Cash Long-Term Incentive Plan was aligned with our rolling three-year strategic plan and was designed so that a target payout required achievement of stretch operational and financial goals. Our FY 2018 — FY 2020 PSU awards were based on three-year cumulative Adjusted EPS and TSR performance relative to the S&P 500 Health Care Index. The Compensation Committee chose cumulative Adjusted EPS as a metric because it serves as an operational metric – including operating profit growth, tax strategy and capital deployment – that directly correlates to share price performance. Cumulative Adjusted EPS is also the primary metric underpinning our guidance to investors. For that

42	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

portion of the award tied to rTSR performance, payout at target level continues to require above-median performance at the 55th percentile of the rTSR comparator group. In addition, the number of shares earned for the rTSR portion of the award is capped at the target amount if absolute TSR is negative during the three-year performance period. No shares are earned for the rTSR portion of the award if rTSR for the three-year period falls below the 35th percentile of the rTSR comparator group.

Each Compensation Element Serves a Unique Purpose

Our executive compensation program seeks to motivate and reward our executive officers to meet and exceed challenging business goals and deliver sustained performance growth. McKesson’s executive compensation program consists of four compensation elements, each of which serves a unique purpose. We provide three direct compensation elements: base salary, annual cash incentive and long-term incentives. The fourth element consists of other compensation and benefits (for example, limited perquisites, severance and change in control benefits). Our incentive plans incorporate metrics that we believe are the key measures of our success and will drive long-term shareholder returns.

We focus on Adjusted EPS in our incentive plans because earnings per share is one of the principal measures used by investors to assess financial performance results and establish a price for the Company’s equity, and it is a central component of our guidance to investors. Adjusted EPS aligns our executives’ interests with the broader set of strategic objectives they are tasked to manage, keeping enterprise value and shareholder interests at the forefront of management decisions on both a short- and long-term basis. Accordingly, Adjusted EPS is included as a key component of both our annual and long-term incentives.

We added Adjusted Operating Profit (AOP) to our program for FY 2020 to further focus our executives on operational performance and profitability, while ensuring congruence of our enterprise performance with our individual business units.

Cash flow is important to our value creation because it provides the fuel to invest in the growth of our business and return capital to shareholders. We grow our earnings by putting the cash we generate to work. Thoughtful, efficient use of cash supports our portfolio approach to capital deployment. Accordingly, we use return on invested capital as a metric in our long-term incentives to encourage our leaders to make sound investments that will generate strong future returns for our shareholders.

Annual Compensation

Annual compensation is delivered in cash with a substantial portion at risk and contingent on the successful accomplishment of pre-established performance targets.

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and is intended to provide market-competitive pay to attract and retain executives. Following a review of target direct compensation components and competitive market data derived from our Compensation Peer Group, the Compensation Committee approved a base salary increase for Mr. Vitalone in May 2019. Additionally, Mr. Tyler’s base salary was increased in connection with his promotion to the position of Chief Executive Officer effective April 1, 2019.

In light of uncertainties relating to the COVID-19 pandemic, on May 15, 2020 the Compensation Committee implemented a temporary base salary reduction of 10% for our executive officers, including our NEOs, to be effective June 1, 2020. These reductions are not reflected in the table below or in any of the compensation tables in this proxy statement; however, they will be reflected in our 2021 proxy statement. Please see page 37 for additional information regarding this and other actions.

The table below summarizes FY 2019 and FY 2020 base salaries for our NEOs.

Name	FY 2019 Annual Base Salary ($)	FY 2020 Annual Base Salary ($)
Brian S. Tyler(1)	1,000,000	1,250,000
Britt J. Vitalone	780,000	820,000
Lori A. Schechter	800,000	800,000
Bansi Nagji	760,000	760,000
Tracy L. Faber(2)	—	625,000

(1)	Mr. Tyler’s salary increase reflects his promotion from President and Chief Operating Officer to Chief Executive Officer effective April 1, 2019, the beginning of FY 2020.

(2)

Ms. Faber was promoted to the position of Executive Vice President and Chief Human Resources Officer effective October 1, 2019. The FY 2020 annual base salary represents her base salary at the end of FY 2020.

- 2020 Proxy Statement	43

EXECUTIVE COMPENSATION

Management Incentive Plan

Overview. The Management Incentive Plan (MIP) is our enterprise annual cash incentive plan. MIP awards are conditioned on the achievement of Company financial and operational performance goals. In connection with his promotion to the position of Chief Executive Officer, effective April 1, 2019, Mr. Tyler’s target MIP award, which is expressed as a percentage of base salary, increased from 125% to 150% of base salary. The maximum MIP payout for executive officers is 200% of target. MIP financial and operational goals are established shortly after the beginning of the fiscal year.

FY 2020 MIP Performance Metrics. In May 2019, the Compensation Committee selected Adjusted EPS, Adjusted Operating Profit and Free Cash Flow as metrics for FY 2020 MIP because they are key areas of focus to drive our near-term success and advance our long-term strategy. The following summarizes the FY 2020 MIP performance metrics:

•

Adjusted EPS. Adjusted EPS is an important driver of share price valuation and shareholder expectations and determined 50% of the award. The Compensation Committee applied an Adjusted EPS result of $13.88 for purposes of calculating FY 2020 MIP payouts. A related metric, three-year Cumulative Adjusted EPS, is used as a metric for Performance Stock Units. Adjusted EPS is highly relevant in both short- and long-term contexts, and the Compensation Committee believed it was useful to measure Adjusted EPS across both periods with greater economic opportunity in the long-term portion of the program to ensure that short-term gains are not sought at the expense of long-term performance. Adjusted EPS targets and results exclude the contributions from our equity investment in Change Healthcare. See Appendix A to this proxy statement for a reconciliation of diluted earnings per share from continuing operations as reported under U.S. generally accepted accounting principles (GAAP) to the Adjusted EPS result used for incentive payout purposes.

•

Adjusted Operating Profit. Adjusted Operating Profit (AOP) rewards focus on operational performance and profitability and determined 25% of the award. The Compensation Committee applied an AOP result of $3,601 million for purposes of calculating the FY 2020 MIP payouts. See Appendix A to this proxy statement for a reconciliation of operating profit as reported under U.S. GAAP to the AOP result used for incentive payout purposes.

•

Free Cash Flow. Free Cash Flow (FCF) fuels our portfolio approach to capital deployment and determined 25% of the award. The Compensation Committee applied an FCF result of $3,868 million for purposes of calculating FY 2020 MIP payouts. A related metric, three-year Cumulative Adjusted Operating Cash Flow (Adjusted OCF), was used as a metric for our Cash Long-Term Incentive Plan. Cash flow is highly relevant in both short- and long-term contexts, as it measures effective generation and management of cash. The Compensation Committee believed it was useful to have a cash flow measurement across both periods. Our FY 2020 FCF projections were lower versus the prior year due to outperformance in FY 2019 primarily driven by timing. See Appendix A to this proxy statement for a reconciliation of Operating Cash Flow as reported under U.S. GAAP to the FCF result used for incentive payout purposes.

The following summarizes the FY 2020 MIP payout formula. As is the case for all of the Company’s performance-based payout scales, when a result falls between reference points, we use linear interpolation to determine the result.

44	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

As described on page 37, the Compensation Committee retains the ability to reduce MIP payouts when it deems appropriate. The Company’s FY 2020 financial performance was strong, and the Company’s FY 2020 results include investment of approximately $45 million to support our front-line employees and communities, and to support a remote workforce, in light of the COVID-19 pandemic. This includes $30 million in special one-time bonus payments to recognize frontline workers and certain other staff for their contributions, and a $10 million contribution to the McKesson Foundation. However, after careful consideration, the committee reduced FY 2020 MIP payouts for all of our executive officers, including our NEOs. The following summarizes the FY 2020 payout formula and the reduction applied by the committee to arrive at the actual payouts for our NEOs.

Name	Eligible Earnings ($)	X	MIP Target (%)	=	FY 2020 MIP Target Award ($)	X	[	(	Adjusted EPS Result (%) 50% Weight	+	AOP Result (%) 25% Weight	+	FCF Result (%) 25% Weight	)	-	Percentage Point Reduction (%)	]	=	FY 2020 MIP Payout ($)
Brian S. Tyler	1,250,000		150%		1,875,000				174%		155%		200%			16%			3,000,000
Britt J. Vitalone(1)	813,333		100%		813,333				174%		155%		200%			16%			1,301,333
Lori A. Schechter	800,000		100%		800,000				174%		155%		200%			16%			1,280,000
Bansi Nagji	760,000		100%		760,000				174%		155%		200%			16%			1,216,000
Tracy L. Faber(2)	533,708		72.5%		386,939							151%							584,277

(1)	Mr. Vitalone’s base salary increased during FY 2020; accordingly, Mr. Vitalone’s MIP payout was based on his total base salary in FY 2020.

(2)

Ms. Faber’s MIP target and performance results were prorated to reflect the roles she held over the entire fiscal year. The prorated performance achievement resulted in a 151% payout award after the committee applied the same reduction that was applied to the other NEOs.

Long-Term Incentive Compensation

Long-term incentive (LTI) compensation is a critical component of our executive compensation program. It is in our shareholders’ interests that our executives foster a long-term view of the Company’s financial results. Long-term incentives are also an important retention tool that management and the Compensation Committee use to align the financial interests of executives and other key contributors with sustained shareholder value creation.

For FY 2020, the Company’s LTI compensation program for NEOs included two award opportunities:

•	Performance Stock Units (60% of target LTI value)

•	Restricted Stock Units (40% of target LTI value)

Performance Stock Unit Program

Overview. The Performance Stock Unit (PSU) program is a long-term equity incentive program with payouts conditioned on achievement against a pre-established Cumulative Adjusted Earnings Per Share (EPS) performance goal and the Company’s Total Shareholder Return (TSR) relative to a comparator group. A new three-year performance period begins each fiscal year, and PSU performance goals and the target awards for our executive officers are established shortly after the beginning of the performance period.

FY 2018 — FY 2020 PSU Performance Metrics. In May 2017, the Compensation Committee established Cumulative Adjusted EPS and TSR relative to the S&P 500 Health Care Index as the performance metrics for FY 2018 — FY 2020 PSU payouts.

•

Cumulative Adjusted EPS. Cumulative Adjusted EPS was selected as a metric because of the importance of earnings as a driver of share price valuation and shareholder expectations. For FY 2018 — FY 2020, the Compensation Committee applied a Cumulative Adjusted EPS result of $38.00 for purposes of calculating PSU payouts. A related metric, one-year Adjusted EPS, is used as a metric for the Management Incentive Plan. Adjusted EPS is highly relevant in both short- and long-term contexts, and the Compensation Committee believed it was useful to measure Adjusted EPS across both periods, with greater economic opportunity in the long-term portion of the program to ensure that short-term gains are not sought at the expense of long-term performance. See Appendix A to this proxy statement for a reconciliation of diluted earnings per share from continuing operations as reported under U.S. GAAP to the Adjusted EPS result used for incentive payout purposes.

- 2020 Proxy Statement	45

EXECUTIVE COMPENSATION

•

Total Shareholder Return. TSR is calculated as share price appreciation (or reduction) over the performance period, including reinvestment of dividends when paid, divided by the share price at the beginning of the period. At the end of the performance period, performance is determined by ranking the Company’s TSR against the TSR of the companies in the comparator group. Upon certification of the result, participants receive shares of Company common stock if the performance threshold is met. For FY 2018 — FY 2020, the Company had to achieve performance at the 35th percentile relative to the S&P 500 Health Care Index to earn a threshold payout for the TSR portion of the award. As our TSR was at the 21st percentile relative to the S&P 500 Health Care Index over the three-year period ending March 31, 2020, the TSR portion of the FY 2018 — FY 2020 PSU awards did not pay out.

Based on these results, our NEO participants received 98% of their target FY 2018 — FY 2020 PSUs. As with all of the Company’s performance-based payout scales, when a result falls between reference points, we use linear interpolation to determine the result. Mr. Tyler, Mr. Vitalone and Ms. Faber were not granted PSUs in FY 2018 because they were not executive officers when awards were granted in May 2017.

The table below summarizes PSU payouts for our NEOs for the FY 2018 — FY 2020 performance period:

Name(1)	FY 2018 — FY 2020 Target PSUs (# units)	X	(	Cumulative Adjusted EPS Result (%) 75% Weight	+	Relative TSR Result (%) 25% Weight	)	=	FY 2018 — FY 2020 Earned PSUs (# units)
Lori A. Schechter	7,356			131%		0%			7,209
Bansi Nagji	5,209			131%		0%			5,105

(1)	Mr. Tyler, Mr. Vitalone and Ms. Faber were not granted PSUs in FY 2018 because they were not executive officers when awards were granted in May 2017.

FY 2020 — FY 2022 PSU Performance Metrics. PSUs comprise 60% of the target LTI award granted in FY 2020, and will be earned based on Cumulative Adjusted EPS (50%), three-year average Return on Invested Capital (ROIC) (25%) and TSR relative to a comparator group (25%). The Compensation Committee believes that the combination of Cumulative Adjusted EPS, three-year average ROIC and relative TSR will drive value creation and ensure alignment with shareholders. For this performance period, the comparator group was narrowed from the S&P 500 Health Care Index to a group of 15 of our most direct competitors and healthcare supply chain indicator companies. No other changes were made to the rTSR portion of the PSU awards. The Company must continue to achieve above-median performance (55th percentile) relative to the comparator group to earn a target payout for the rTSR portion of the award. If the Company’s TSR is negative for the performance period, then the rTSR result is capped at target regardless of ranking relative to the comparator group. No shares are earned for the rTSR portion of the award if rTSR for the three-year period falls below the 35th percentile. The payout formula illustrated below applies to all NEOs:

46	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

We generally do not disclose forward-looking goals for our multi-year incentive programs, because the Company does not provide forward-looking guidance to our investors with respect to multi-year periods and it is competitively sensitive information. Consistent with our past and current practice, we will disclose multi-year performance goals in our regular programs in full after the close of the performance period.

FY 2020 — FY 2022 Performance Stock Unit Awards. At its May 2019 meeting, following a review of all direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee granted FY 2020 —FY 2022 PSU target awards to our NEOs as follows:

Name	FY 2020 — FY 2022 PSUs (#)	FY 2020 — FY 2022 PSU Grant Value(1) ($)
Brian S. Tyler	43,038	5,925,065
Britt J. Vitalone	13,075	1,800,044
Lori A. Schechter	11,354	1,563,127
Bansi Nagji	8,718	1,200,232
Tracy L. Faber(2)	5,478	780,103

(1)

A portion of the grant date fair value of PSU awards was determined by an independent third party using a Monte Carlo simulation model because the performance goals applicable to the PSU awards include a combination of operational and market-based (rTSR) criteria.

(2)

Ms. Faber was awarded 1,730 PSUs in May 2019 prior to becoming an executive officer, with performance metrics consisting of 67% Cumulative Adjusted EPS and 33% Average ROIC. She was also awarded 3,748 PSUs in November 2019 in connection with her promotion to the position of Executive Vice President and Chief Human Resources Officer, which are subject to the same performance goals as other NEO awards described above.

FY 2020 — FY 2022 Relative TSR Comparator Group. For the FY 2020 — FY 2022 PSU awards, the Compensation Committee adopted a relative TSR comparator group of 15 public companies that serve as a representative index of our most direct competitors and healthcare supply chain indicator companies. The committee decided to use a comparator group of companies more closely aligned with our core business operations than the Compensation Peer Group listed on page 52 that is more closely aligned with the market for our executive talent.

The relative TSR comparator group includes seven companies in the Compensation Peer Group that are considered McKesson’s most direct competitors based on their talent pool, size and business focus, as well as eight companies that are not viewed as competitors for talent, but are in at least two of the following categories: (i) companies with extensive business overlap; (ii) companies with similar market exposure; (iii) the largest pure play manufacturers representative of the pharmaceutical industry; and/or (iv) manufacturers with large generic pharmaceutical market presence.

These criteria ensure that our relative TSR comparator group serves as a diversified representation of companies in McKesson’s supply chain and broader healthcare ecosystem and acts as a more precise gauge of overall Company performance.

FY 2020 — FY 2022 Relative TSR Comparator Group[1]

AmerisourceBergen Cardinal Health CVS Health Diplomat Pharmacy[2] Henry Schein	Johnson & Johnson Kroger Mylan Owens & Minor Pfizer	Rite Aid Sanofi Teva Pharmaceutical UDG Healthcare Walgreens Boots Alliance

(1)	The comparator group includes seven companies that are also included in the Compensation Peer Group.

(2)	Diplomat Pharmacy was removed from the comparator group following its recent corporate transaction.

- 2020 Proxy Statement	47

EXECUTIVE COMPENSATION

Restricted Stock Units

Overview. Restricted Stock Unit (RSU) awards are time-vested equity grants that generally vest one-third on each of the first three anniversaries of the grant date. RSU awards directly align the interests of executives with those of shareholders by tying long-term incentive compensation value to Company share price performance. The Compensation Committee determines the proportion of total target long-term incentives that will be awarded as RSUs by considering the balance of cash and equity in our annual and long-term incentive plans, our strategic and operational objectives, the responsibilities of our NEOs, a review of similar grants made at companies in our Compensation Peer Group and other factors the committee deems relevant.

FY 2020 Restricted Stock Unit Awards. At its May 2019 meeting, following a review of all direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee granted FY 2020 RSU awards to our NEOs as follows:

Name	FY 2020 RSUs (#)	FY 2020 RSU Grant Value(1) ($)
Brian S. Tyler	30,781	3,950,126
Britt J. Vitalone	9,351	1,200,014
Lori A. Schechter	8,120	1,042,040
Bansi Nagji	6,234	800,009
Tracy L. Faber(2)	3,858	520,163

(1)	The RSUs awarded in May 2019 were granted at a fair market value of $128.33 per unit.

(2)

Ms. Faber was awarded 1,154 RSUs in May 2019. In November 2019, Ms. Faber was awarded 2,704 RSUs in connection with her promotion to the position of Executive Vice President and Chief Human Resources Officer, which were granted at a fair market value of $137.60 per unit.

Cash Long-Term Incentive Plan

Overview. The Cash Long-Term Incentive Plan (“Cash LTIP”) was a cash-based long-term incentive plan that has been discontinued effective with FY 2020. Cash LTIP awards granted prior to May 2019 will continue to vest and pay out under their original terms. Awards are conditioned on the achievement of Company financial performance goals and are earned over a three-year performance period. Cash LTIP payouts to executive officers may not exceed 200% of target awards.

FY 2018 — FY 2020 Cash LTIP Performance Metrics. In May 2017, the Compensation Committee established Cumulative Adjusted OCF and average ROIC as the financial metrics for FY 2018 — FY 2020 Cash LTIP awards, and approved target award levels for participants. The following summarizes each FY 2018 — FY 2020 Cash LTIP performance metric:

•

Cumulative Adjusted OCF. Cumulative Adjusted Operating Cash Flow (Adjusted OCF) fuels our portfolio approach to capital deployment and determined 75% of the payout. Adjusted OCF is measured over a three-year performance period. For FY 2018 — FY 2020, the Compensation Committee applied an Adjusted OCF result of $12,755 million for purposes of calculating Cash LTIP payouts. A related metric, Free Cash Flow (FCF), is used as a metric for our annual bonus plan, the Management Incentive Plan. Adjusted OCF and FCF are highly relevant in both short- and long-term contexts, as they measure effective generation and management of cash. The Compensation Committee believed it was useful to have a cash flow measurement across both periods. No adjustments were made to three-year cumulative Operating Cash Flow as reported under U.S. GAAP to arrive at the Cumulative Adjusted OCF result used for incentive payout purposes.

•

Average ROIC. Return on Invested Capital (ROIC) measures the Company’s ability to create value by generating a return that is above our weighted average cost of capital; adjusted three-year average ROIC determined 25% of the payout. Adjusted three-year average ROIC measures, as a percentage, the average of our annual after-tax adjusted operating income divided by invested capital over the three-year performance period. For FY 2018 — FY 2020, the Compensation Committee applied an average ROIC result of 11.9% for purposes of calculating Cash LTIP payouts. Consistent with prior practice, we excluded the Change Healthcare joint venture in determining this result for Cash LTIP payouts for all plan participants.

48	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

Based on these results, our NEOs received 109% of their FY 2018 — FY 2020 Cash LTIP target awards. As with all of the Company’s performance-based payout scales, when a result falls between reference points, we use linear interpolation to determine the result.

The table below summarizes Cash LTIP payouts for our NEOs for the FY 2018 — FY 2020 performance period:

Name	FY 2018 — FY 2020 Cash LTIP Target ($)	X	(	Cumulative Adjusted OCF Result (%) 75% Weight	+	Average ROIC Result (%) 25% Weight	)	=	FY 2018 — FY 2020 Cash LTIP Payout ($)
Brian S. Tyler	600,000			100%		138%			654,000
Britt J. Vitalone	115,000			100%		138%			125,350
Lori A. Schechter	489,000			100%		138%			533,010
Bansi Nagji	347,000			100%		138%			378,230
Tracy L. Faber	85,000			100%		138%			92,650

- 2020 Proxy Statement	49

EXECUTIVE COMPENSATION

Other Compensation and Benefits

The Company provides an array of benefits to all employees. These benefits are comparable to those offered by employers in our industry and geographic footprint, including a competitive suite of health and life insurance and retirement benefits. In providing these benefits, both management and the Compensation Committee determined that they are appropriate for the attraction and retention of talent. In addition to the discussion of benefits below, the compensation associated with these benefits is described in footnote 3 to the 2020 Summary Compensation Table.

The Company offers two voluntary nonqualified, unfunded deferred compensation plans: (i) the Supplemental Retirement Savings Plan (SRSP) and (ii) the Deferred Compensation Administration Plan III (DCAP III). The SRSP is offered to all employees, including executive officers, who may be impacted by compensation limits that restrict participation in the McKesson Corporation 401(k) Retirement Savings Plan (401(k) Plan). The DCAP III is offered to all employees eligible for MIP (annual cash incentive) targets of at least 15% of base salary, including executive officers.

Our employees, including our executive officers, are eligible to participate in McKesson Foundation’s Matching Gifts Program. Under this program, gifts by our executive officers to schools, educational associations or funds and other public charitable organizations are eligible for a foundation match of up to $5,000 per executive for each fiscal year. Our employees, including our executive officers, may apply to the foundation for an annual gift in respect of their service on the board of such an organization. All of McKesson’s employees in the U.S. and Canada may also request a matching contribution, without limitation, under the McKesson Foundation’s Disaster Relief matching program, which matches contributions made to applicable public charitable organizations.

A limited number of other benefits are provided to executive officers, because it is customary to provide such benefits or in the best interest of the Company and its shareholders to do so. We provide access to executive health services, including annual physical examinations, to executive officers and their spouses. The Company provides security services for our CEO, which we believe is reasonable, necessary, and in the best interest of the Company and its shareholders. The Company periodically engages an independent security consultant to conduct a comprehensive study of our security program, which includes an evaluation of the risks to certain executive officers and the need for executive transportation and a residential security system. During FY 2020, we engaged an independent security consultant to evaluate security risks for Mr. Tyler. The independent consultant’s evaluation took into account the Company’s size and profile, and its business activities in the industry in which it operates. The Compensation Committee concluded that providing security benefits to Mr. Tyler is both necessary and for the Company’s benefit, to address safety concerns arising directly as a result of his role as the CEO of the Company. We believe Mr. Tyler’s security and safety is integral to the Company’s operations and continued value creation for our shareholders. Our Executive Officer Security Policy requires our CEO to use corporate aircraft for both business and personal use. The security services provided to our CEO also include the installation of home security. We consider the security measures provided to our executive officers to be a reasonable and necessary expense for the Company’s benefit. In accordance with SEC disclosure rules, the aggregate cost of these services is reported in the 2020 Summary Compensation Table. Beginning with FY 2021, Mr. Tyler will assume the costs of ongoing home security monitoring.

50	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Peer Group

Peer Selection Process

Each year, the Compensation Committee determines which companies best reflect McKesson’s competitors for customers, shareholders and talent. A key objective of our executive compensation program is to ensure that the total compensation package we provide to our executive officers is competitive with the companies against which we compete for executive talent. The Compensation Committee consults with its independent compensation consultant to develop a compensation peer group of companies to serve as the basis for comparing McKesson’s executive compensation program to the market. The Compensation Committee uses the guiding principles and questions below as a foundational tool to determine McKesson’s Compensation Peer Group.

Guiding Principles for McKesson Peer Selection

Consider Industry to identify companies with similar business model or philosophy

•    Start with direct distribution peers in the healthcare industry

•    Expand to other healthcare peers that might interact with McKesson in its value supply chain

•    Extend search to non-healthcare peers with operationally similar business models (i.e., companies that have a manufacturing, distribution, wholesale and/or retail component)

Consider Size to ensure companies are similar in scope
Consider other Business Characteristics to identify publicly traded companies headquartered in the U.S.
Questions Addressed in Developing an Effective Peer Group
Who are key performance comparators?	• Who is McKesson competing against for customers? • Which companies have similar market demands and influences?
Who are closest competitors for talent?	• Which companies might try to recruit from McKesson? • If McKesson had to replace the executive team, from which companies might it recruit to attract executives with similar capabilities?
Who are the peers from an external perspective?	• Who is McKesson competing against for shareholders? • Who do key analysts name as peers? • Who do current peers name as peers?

FY 2020 Compensation Peer Group and How We Used the Data

Our Company has few direct business competitors, which makes it difficult to create a peer group based on industry codes, revenues or market capitalization alone. The Compensation Committee strives to develop a peer group that best reflects all aspects of McKesson’s complex business. For FY 2020, the committee and its independent compensation consultant used a value supply chain framework to identify companies that may compete with McKesson for executive talent. McKesson’s peers include the following: (i) healthcare companies that may compete or interact with McKesson’s supply chain; (ii) non-healthcare companies that are operationally similar to McKesson or other companies in its supply chain; and (iii) managed care companies.

The committee then considered factors such as revenue and market capitalization to derive an appropriate number of peers within our value supply chain framework. After examining the value supply chain framework, the committee added Cigna and Walmart to the Compensation Peer Group for FY 2020. The committee also removed Aetna and Express Scripts following their recent corporate transactions. The committee believes our diverse selection of peer group companies provides a better understanding of the evolving and competitive marketplace for executive talent.

- 2020 Proxy Statement	51

EXECUTIVE COMPENSATION

The Compensation Committee used data derived from our Compensation Peer Group to inform its decisions about overall compensation, compensation elements, optimum pay mix and the relative competitive landscape of our executive compensation program. The committee used multiple reference points when establishing target compensation levels. The committee did not strive to benchmark any individual compensation component or compensation in the aggregate to be at any specific percentile level relative to the market. Our 21 peer companies below are sorted by revenue and market capitalization. They reflect the Compensation Peer Group utilized by the Compensation Committee at its May 2019 meeting, when it established FY 2020 target direct compensation for our executive officers.

FY 2020 Compensation Peer Group

(1)	Revenues are stated in billions for the most recently completed fiscal year as publicly reported by each company as of June 1, 2020.

(2)	Market capitalizations are stated in billions as of March 31, 2020, the last day of our fiscal year.

52	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

Independent Review Process

The Compensation Committee sets performance goals, payout scales and target award levels for executive officers. The committee also determines incentive payouts for the prior fiscal year based on actual results against performance goals. While performance goals and payout scales are initially developed by senior management and driven by the one-year operating plan and the rolling three-year strategic plan reviewed with the Board, the Compensation Committee has the authority to approve, modify or amend management’s performance goals and payout scale recommendations. Performance goals are selected to be consistent with the operating and strategic plans reviewed, challenged and approved by the Board and information routinely communicated to employees or shareholders by management.

Setting Targets for Fiscal Year

✓	Independent compensation consultant uses Compensation Peer Group data from independent executive compensation surveys and data published by public companies to inform the Compensation Committee of competitive pay levels for executive officers.

✓	Our CEO, in consultation with the Compensation Committee’s independent compensation consultant and our Executive Vice President and Chief Human Resources Officer, develops compensation recommendations for the other executive officers, for approval by the committee.

✓	Compensation Committee sets target pay for executive officers, including our CEO.

Mid-Year Review of Compensation Design, Shareholder Feedback and Market Trends

✓	Compensation Committee examines the design and purpose of all executive compensation pay elements.

✓	Committee reviews and considers feedback from shareholders and proxy advisory firms regarding executive compensation program and policies.

✓	Committee reviews a compilation of outstanding equity awards for each executive officer.

✓	Management updates the Compensation Committee on actual performance against pre-established targets for performance-based incentive compensation plans.

✓	Committee reflects on market trends and emerging practices in executive compensation and application to McKesson.

Assessing Year-End Results and Approving Compensation Decisions

✓	Committee reviews tally sheets, which display current compensation and estimated benefits on separation from service due to voluntary and involuntary terminations and terminations in connection with a change in control.

✓	Our CEO presents an assessment of his individual performance results to the Board and discusses his goals for the new fiscal year.

✓	Compensation Committee considers, among other things, regulatory, compliance and legal issues in making executive compensation determinations.

✓	Board conducts our CEO’s performance review and discusses in executive session his performance for the prior fiscal year and approves, modifies or amends his goals for the new fiscal year.

✓	Compensation Committee determines our CEO’s incentive compensation payouts in executive session with input from the Compensation Committee’s independent compensation consultant.

- 2020 Proxy Statement	53

EXECUTIVE COMPENSATION

At McKesson, the way we do business is just as important as the business itself, so each executive is evaluated on his or her commitment to the Company’s “ICARE” and “ILEAD” principles. These principles serve as a guide to all our employees enterprise-wide.

ICARE is the cultural foundation of the Company. Our ICARE principles unify the Company and guide individuals’ behavior toward each other, customers, vendors and other stakeholders.
Integrity	Customer first	Accountability	Respect	Excellence
ILEAD is our common definition, shared leadership framework and our commitment to how we drive better health for our company, our customers and the patients whose lives we touch.
Inspire	Leverage	Execute	Advance	Develop

Role of Independent Compensation Consultant and Legal Counsel

Pursuant to its charter, the Compensation Committee may retain and terminate any consultant or other advisor, as well as approve the advisor’s fees and other engagement terms. Each year, the committee evaluates the qualifications, performance and independence of its independent compensation consultant and legal counsel. To ensure it receives independent and unbiased advice and analysis, the committee adopted a formal independence policy certified annually by its compensation consultant and legal counsel.

For FY 2020, the Compensation Committee continued its engagement of Semler Brossy Consulting Group, LLC (Semler Brossy) as its independent compensation consultant and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (Gunderson Dettmer) as its independent legal counsel. As discussed throughout this proxy statement, Semler Brossy advised the Compensation Committee on compensation matters concerning our executive officers. Representatives from Semler Brossy attended all regularly scheduled Compensation Committee meetings during FY 2020, participated in executive sessions and communicated directly with the committee. Semler Brossy also provided independent consulting services to the Governance Committee in FY 2020 regarding director compensation. Gunderson Dettmer attended Compensation Committee meetings, participated in executive sessions and communicated directly with the committee for the first three committee meetings of FY 2020. The Committee determined at its July 30, 2019 meeting that it would discontinue the use of independent legal counsel for the time being. Neither of the firms performed any services for management.

At the start of FY 2021, the Compensation Committee reviewed information regarding the independence and potential conflicts of interest of Semler Brossy. The committee members took into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NYSE listing standards, and concluded that its compensation consultant is independent and that no conflict of interest exists with respect to the work performed by the firm.

Role of Management

Our CEO provides the Compensation Committee with pay recommendations for executive officers other than himself. The Compensation Committee, with input from the committee’s independent compensation consultant, determines our CEO’s compensation in executive session. Our Executive Vice President and Chief Human Resources Officer attends committee meetings to provide perspective and expertise relevant to the agenda. Management supports the committee’s activities by providing analyses and recommendations as requested. Management also reports to the committee on a regular basis regarding feedback received in the course of year-round shareholder engagement.

Information on Other Compensation-Related Topics

Severance and Change in Control Benefits

Our Severance Policy for Executive Employees (Executive Severance Policy) affords benefits to selected management employees, including our executive officers. We provide severance benefits to give executives a measure of financial security following the loss of employment, and to protect the Company from competitive activities after the departure of certain executives. We believe these benefits are important to attract and retain executives in a highly competitive industry. This policy applies if an executive officer is terminated by the Company for reasons other than for cause and the termination is not covered by the Company’s Change in Control Policy for Selected Executive Employees (CIC Policy). A more detailed description of these policies is provided below at “Executive Severance Policies.”

54	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

Our 2013 Stock Plan and award agreements include change in control provisions which provide for “double-trigger” vesting upon an involuntary or constructive termination of employment following a change in control. Our CIC Policy provides for severance benefits to selected management employees in the event of an involuntary or constructive termination of employment occurring in connection with a change in control. We believe our CIC Policy is in our shareholders’ best interest, so that senior management can remain focused on important business decisions and not on how a potential transaction may affect them personally. The CIC Policy is administered by the Compensation Committee and benefits are consistent with current market practice. A more detailed description of the CIC Policy is provided below at “Executive Severance Policies.”

Stock Ownership Policy

The Company has robust guidelines for stock ownership by executive officers. Our CEO’s ownership requirement is six times base salary, and the ownership requirement for each of the Company’s other executive officers is three times base salary. Stock options and PSU target awards do not count toward ownership under the policy. The Company reserves the right to restrict sales of the underlying shares of vesting equity awards if executives fail to meet the ownership requirements specified in our Stock Ownership Policy. Additionally, executives are required to hold 75% of the net after-tax shares issued upon the vesting or exercise of an award until the policy’s requirements are met. Once the requirement is met, executives must maintain that level of ownership or again be subject to the 75% holding requirement. Members of our Board are also subject to stock ownership guidelines, which are summarized above at “Director Compensation – Equity Compensation.”

The Compensation Committee reviews executive officer compliance with our Stock Ownership Policy each year. As of June 1, 2020, all currently employed NEOs satisfied their stock ownership requirement.

Name	Stock Ownership Policy
	Target Ownership		Actual Ownership
	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executives in Dollars(2)
Brian S. Tyler	6	7,500,000	14.1	17,610,552
Britt J. Vitalone	3	2,460,000	9.0	7,368,299
Lori A. Schechter	3	2,400,000	10.0	8,030,285
Tracy L. Faber	3	1,875,000	3.8	2,362,802

(1)	NEO ownership is stated as of June 1, 2020, using FY 2020 salary levels. The ownership requirement may be met through any combination of the following:

•

Direct stock holdings of the Company’s common stock, including shares held in a living trust, a family partnership or corporation controlled by the officer, unless the officer expressly disclaims beneficial ownership of such shares;

•	Shares of the Company’s common stock held in the 401(k) Plan;

•	Shares of the Company’s common stock underlying outstanding restricted stock and restricted stock unit awards; and/or

•	Shares of the Company’s common stock underlying restricted stock units that are vested and deferred under a Company-sponsored deferral program.

(2)	Based on the $158.94 closing price of the Company’s common stock as reported by the NYSE on June 1, 2020, our Record Date.

Insider Trading Policy

The Company maintains an insider trading policy applicable to all directors and employees. The policy provides that Company personnel may not: buy, sell or engage in other transactions in the Company’s stock while in possession of material non-public information; buy or sell securities of other companies while in possession of material non-public information about those companies they become aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company; or engage in hedging transactions through the use of certain derivatives, such as put and call options involving the Company’s securities. The policy also restricts trading for a limited group of Company employees (including all directors and NEOs) to defined window periods which follow our quarterly earnings releases.

- 2020 Proxy Statement	55

EXECUTIVE COMPENSATION

Anti-Hedging and Pledging Policy

The Company’s anti-hedging and pledging policy applies to all directors and executive officers. The policy prohibits these individuals from engaging in any hedging transaction with respect to Company securities. These individuals are also prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Pledges of Company securities arising from certain types of hedging transactions are also prohibited under our insider trading policy, as described above.

Equity Grant Practices

The Company has a written equity grant policy which states that stock options will be awarded at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The policy also generally prohibits the granting of an equity award when the Company’s directors or employees may be in possession of material non-public information. When the Compensation Committee meeting occurs shortly following our public announcement of earnings, the grant date is the same day as the committee meeting. Otherwise, in most situations, the grant date is postponed until the third trading day following the release of our earnings results. The Company’s annual grants generally occur at the end of May each year, close in time to our public announcement of financial results for the prior completed fiscal year and publication of our forward estimate of earnings for the current fiscal year.

Under the terms of our 2013 Stock Plan, stock option re-pricing is not permitted without shareholder approval. Stock option awards generally vest ratably over four years with a contractual term of seven years. Under the Company’s LTI program in effect for FY 2020, no new stock options were awarded. RSU awards generally vest over three or four years. The annual PSU program has a three-year performance period and the shares that are earned are not subject to any further vesting conditions.

Tax Deductibility and Considerations for Compensation Design

Prior to its amendment, IRC Section 162(m) generally provided that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers, excluding the chief financial officer, unless the compensation qualified as performance-based compensation meeting specified criteria, including shareholder approval of the material terms of applicable plans. Tax legislation enacted in 2017 expanded the scope of IRC Section 162(m) to include the chief financial officer in the group of covered executive officers, and repealed the exemption for performance-based compensation, in each case for tax years beginning after December 31, 2017. Accordingly, compensation in excess of $1,000,000 per year paid to our covered executive officers beginning with FY 2019 (which was our first tax year beginning after December 31, 2017) will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place prior to November 2, 2017.

The Compensation Committee’s intention has been to comply with the requirements for deductibility under IRC Section 162(m), unless the committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its shareholders. Incentive payments made under our MIP, LTIP and PSU programs, RSUs granted under our PeRSU program and our stock options were intended to qualify for deductibility as performance-based compensation under IRC Section 162(m) prior to its amendment, and we intend to seek to benefit from the transition relief described above to the maximum extent possible under the applicable tax laws. However, there can be no assurance that compensation that was intended to satisfy the requirements of performance-based compensation will benefit from the exemption. Any compensation that does not qualify for transition relief that exceeds $1,000,000 will not be deductible.

Awards under applicable long-term programs that remain eligible for the performance-based compensation exception under transitional relief will not be made to covered individuals unless the Compensation Committee certifies the attainment of performance goals. In the event of attainment of performance goals, the Compensation Committee may exercise negative discretion to adjust awards downward from a potential maximum amount.

Compensation Recoupment Policy

The Board is dedicated to maintaining and enhancing a culture focused on integrity and accountability which discourages conduct detrimental to the Company’s sustainable growth. Our Compensation Recoupment Policy (Recoupment Policy) was amended by the Compensation Committee on January 28, 2020, to provide for potential recoupment of incentive compensation granted after that date, in the event that the committee determines that an employee has engaged in conduct not in good faith that causes reputational harm to McKesson or any of its subsidiaries or affiliates. Our Recoupment Policy is incorporated by reference into all of our incentive plans, including those plans in which our NEOs participate.

56	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

Under the Recoupment Policy, the Company may recover, or “claw back,” incentive compensation if an employee: (i) engages in misconduct pertaining to a financial reporting requirement under the federal securities laws that in turn would require the Company to file a restatement of its audited financial statements with the SEC to correct an error; (ii) receives incentive compensation based on an inaccurate financial or operating measure that when corrected causes significant harm to the Company; or (iii) engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the detriment of the Company’s financial results as filed with the SEC. In addition, if the Compensation Committee determines that an employee has engaged in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of McKesson or any of its subsidiaries or affiliates, then the committee may recover incentive compensation, after consideration of factors it deems appropriate, such as, for example, the passage of time since the occurrence of the act and any pending or threatened legal proceeding relating to the employee’s conduct.

If triggered, then to the fullest extent permitted by law, the Company may require the employee to reimburse the Company for all or a portion of any incentive compensation received in cash within the last 12 months, and remit to the Company any compensation received from the vesting or exercise of equity-based awards occurring within the last 12 months. The Company will publicly disclose the results of any deliberations about whether to recoup compensation from an executive officer under the Recoupment Policy unless, in individual cases and consistent with any legally mandated disclosure requirements, the Board or the Compensation Committee concludes that legal or privacy concerns would prevent such disclosure.

Compensation Committee Report on Executive Compensation

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference to McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

Compensation Committee of the Board of Directors

N. Anthony Coles, M.D., Chair

Bradley E. Lerman

Edward A. Mueller

Susan R. Salka

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the four independent directors listed above. No member of the Compensation Committee is, or was during FY 2020, a current or former officer or employee of the Company or any of its subsidiaries. Additionally, during FY 2020, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

- 2020 Proxy Statement	57

EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The table below provides information regarding compensation and benefits earned by: (i) our Chief Executive Officer; (ii) our Executive Vice President and Chief Financial Officer; (iii) the three other most highly compensated executive officers, in each case, serving as of March 31, 2020 (collectively, our Named Executive Officers or “NEOs”):

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Brian S. Tyler Chief Executive Officer	2020	1,250,000	-0-	9,875,191	-0-	3,654,000	656,279	15,435,470
	2019	929,375	-0-	8,000,334	1,200,032	1,817,131	643,194	12,590,066

Britt J. Vitalone Executive Vice President and Chief Financial Officer	2020	813,333	-0-	3,000,058	-0-	1,426,683	57,208	5,297,282
	2019	775,000	-0-	6,500,251	900,032	954,350	81,290	9,210,923
	2018	620,839	500,000	560,157	200,022	366,397	40,193	2,287,608

Lori A. Schechter Executive Vice President, Chief Legal Officer & General Counsel	2020	800,000	-0-	2,605,167	-0-	1,813,010	94,734	5,312,911
	2019	795,833	-0-	6,303,238	781,017	1,406,877	128,094	9,415,059
	2018	775,000	-0-	1,223,022	733,022	1,147,500	100,816	3,979,360

Bansi Nagji Executive Vice President and Chief Strategy and Business Development Officer	2020	760,000	-0-	2,000,241	-0-	1,594,230	1,164,138	5,518,609
	2019	755,833	-0-	6,000,253	600,021	1,192,417	92,981	8,641,505
	2018	735,000	-0-	866,065	520,002	1,072,800	78,828	3,272,695

Tracy L. Faber Executive Vice President and Chief Human Resources Officer	2020	533,708	-0-	1,300,266	-0-	676,927	51,340	2,562,241
(1)

Amounts shown represent the aggregate grant date fair value of stock-based awards calculated in accordance with ASC Topic 718. These values do not include estimated forfeitures and may not reflect compensation actually received by our officers. The assumptions used to calculate the value of these awards can be found in Financial Note 6 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as filed with the SEC on May 22, 2020. For awards that are not subject to performance conditions, such as stock options, the maximum award levels would not result in awards greater than disclosed in the table above. For awards that are subject to performance conditions, such as PSUs, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures.

The following represents the aggregate value based on the maximum number of shares that may be earned for PSU awards computed in accordance with ASC Topic 718 for each of the fiscal years presented above: Mr. Tyler, $11,850,129 and $7,000,367; Mr. Vitalone, $3,600,088 and $8,000,419; Ms. Schechter, $3,126,254, $7,606,392 and $2,446,045; Mr. Nagji, $2,400,464, $7,000,423 and $1,732,130; and Ms. Faber $1,560,206.

(2)	Amounts shown represent payouts under the MIP and the Cash LTIP:

•	MIP for FY 2020: Mr. Tyler, $3,000,000; Mr. Vitalone, $1,301,333; Ms. Schechter, $1,280,000; Mr. Nagji, $1,216,000; and Ms. Faber, $584,277.

•	Cash LTIP for FY 2018 — FY 2020: Mr. Tyler, $654,000; Mr. Vitalone, $125,350; Ms. Schechter, $533,010; Mr. Nagji, $378,230; and Ms. Faber, $92,650.

(3)	Amounts shown represent the following with respect to FY 2020:

Matching Contributions to 401(k) Plan and Nonqualified Plans

The Company made a matching contribution of $11,620 to each NEO’s 401(k) Plan account.

As described below in the narrative following the 2020 Nonqualified Deferred Compensation Table, the SRSP and the DCAP III provide for matching contributions. The amount contributed by the Company to each NEO’s SRSP account was as follows: Mr. Tyler, $80,525; Mr. Vitalone, $0; Ms. Schechter, $47,285; Mr. Nagji, $50,643; and Ms. Faber $21,042. The amount contributed by the Company to each NEO’s DCAP III account was as follows: Mr. Tyler, $0; Mr. Vitalone, $0; Ms. Schechter, $6,621; Mr. Nagji, $0; and Ms. Faber, $0.

Perquisites and Other Benefits

The value provided to each NEO under the Company’s Executive Officer Security Policy was as follows: Mr. Tyler, $124,428; Mr. Vitalone, $22,101; Ms. Schechter, $0; Mr. Nagji, $0; and Ms. Faber, $0. The amounts represent the incremental cost of personal use of Company-provided aircraft and the reimbursement of reasonable expenses related to the installation and maintenance of home security equipment. The Company does not reimburse our NEOs for taxes due on imputed income for items or services provided under the Executive Officer Security Policy.

58	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

•

Company Aircraft: Mr. Tyler is required under our security policy to use the Company’s aircraft for security, productivity and privacy reasons. The aggregate incremental cost of personal use of Company-provided aircraft for Mr. Tyler in FY 2020 was $37,726. In FY 2020, Mr. Tyler approved Mr. Vitalone’s personal use of the Company’s aircraft. The aggregate incremental cost of personal use of Company-provided aircraft for Mr. Vitalone in FY 2020 was $22,101. To calculate this cost, the Company determines the total variable annual operating cost for each aircraft, such as fuel, trip-related maintenance, landing and parking fees, crew expenses, supplies and catering. The total variable operating cost is then averaged for all flight hours flown and multiplied by the total number of personal flight hours for each NEO. Fixed annual costs that do not change based on usage, such as pilots’ salaries, home hangar expenses, general taxes, routine maintenance and insurance, are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, and the empty flight is not related to any other business-related travel, this “deadhead” segment is included in the incremental cost calculation for determining personal use.

•

Home Security: The Company paid $86,702 for the installation of home security devices and security monitoring services for Mr. Tyler, based on an evaluation performed by an independent security consultant. For a complete description of Mr. Tyler’s security benefit, please refer to the section entitled “Other Compensation and Benefits” on page 50.

The value of financial counseling services provided to each NEO was as follows: Mr. Tyler, $24,433; Mr. Vitalone, $23,487; Ms. Schechter, $21,708; Mr. Nagji, $22,708; and Ms. Faber, $18,678.

For Mr. Tyler and Ms. Schechter, includes $5,000 and $2,500, respectively, donated by the McKesson Foundation to charitable organizations in respect of their service as a director of the organization. For Ms. Schechter and Mr. Nagji, includes $5,000 and $2,500, respectively, in matching contributions made by the McKesson Foundation to charitable organizations.

Mr. Tyler’s International Assignment and Relocation

Mr. Tyler served on international assignment as Chairman of the Management Board of McKesson Europe for approximately two years, ending with his appointment to the position of President and Chief Operating Officer, when Mr. Tyler and his family repatriated to the United States. Our policies on temporary international assignments and tax equalization are designed to mitigate the inconvenience of such an assignment by covering expenses in excess of what the employee would have incurred had the employee remained in their home country. Accordingly, certain benefits are provided on an income tax-free basis to the employee, and the Company provides for tax equalization to ensure that the employee bears a tax burden comparable to their U.S. tax burden on income that is not related to the international assignment. These benefits are provided to all Company employees covered by the policies. For FY 2020 the Company was not required to make tax equalization payments on compensation and benefits paid or provided to Mr. Tyler. During FY 2020 Mr. Tyler relocated to the Dallas, Texas area in connection with his promotion to the position of CEO. For Mr. Tyler, All Other Compensation includes $331,688 for the value of relocation expenses paid by the Company to Mr. Tyler or on his behalf during FY 2020 and $78,585 for income tax gross-ups paid during FY 2020 pursuant to the Company’s relocation policy.

Mr. Nagji’s Departure and Benefits

Following Mr. Tyler’s promotion to his new role as Chief Executive Officer, and the announcement of the relocation of Company headquarters to Irving, Texas, discussions were held over the course of several months with various executive officers concerning their future roles with the Company as it executes on its strategy. After such discussions with Mr. Nagji, he and the Company mutually agreed on his departure from McKesson. On March 22, 2020, the Compensation Committee approved 17 months’ salary continuation having an aggregate value of $1,076,667 for Mr. Nagji, pursuant to our Executive Severance Policy described below under “Executive Severance Policies,” and agreed to waive the offset for compensation received from subsequent employment during the salary continuation period. Mr. Nagji agreed to remain with the Company for an extended period of time in order to provide for a smooth transition to his successor, and also agreed to certain post-employment restrictive covenants. On March 31, 2020, Mr. Nagji ceased serving as Executive Vice President, Chief Strategy and Business Development Officer; he continued to work for McKesson for more than two additional months and departed on June 5, 2020. For purposes of calculating his salary continuation under the Executive Severance Policy, Mr. Nagji’s departure was treated as a “termination for any reason other than for Cause.” As disclosed in this proxy statement, Mr. Nagji received payouts for incentives earned for the fiscal year ended March 31, 2020. Mr. Nagji’s vested stock options will continue to be exercisable for 90 days following his departure date, and all other outstanding incentive awards, with an estimated March 31, 2020 value of $9,404,664, were canceled upon his departure from McKesson, assuming our share price as of March 31, 2020 as well as performance assumptions used elsewhere in this proxy statement for valuation purposes.

- 2020 Proxy Statement	59

EXECUTIVE COMPENSATION

2020 Grants of Plan-Based Awards Table

The table below provides information on plan-based awards, stock awards and stock options granted to our NEOs during the fiscal year ended March 31, 2020:

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Type of Award		Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(4)	Target (#)	Maximum (#)
Brian S. Tyler	RSU		5/21/2019							30,781	3,950,126
	PSU						26,899	43,038	86,076		5,925,065
	MIP			937,500	1,875,000	3,750,000
Britt J. Vitalone	RSU		5/21/2019							9,351	1,200,014
	PSU						8,172	13,075	26,150		1,800,044
	MIP			406,667	813,333	1,626,666
Lori A. Schechter	RSU		5/21/2019							8,120	1,042,040
	PSU						7,096	11,354	22,708		1,563,127
	MIP			400,000	800,000	1,600,000
Bansi Nagji(6)	RSU		5/21/2019							6,234	800,009
	PSU						5,449	8,718	17,436		1,200,232
	MIP			380,000	760,000	1,520,000
Tracy L. Faber	RSU	(7)	5/21/2019							1,154	148,093
	PSU	(7)	5/21/2019				1,298	1,730	3,460		222,011
	RSU		11/4/2019							2,704	372,070
	PSU		11/4/2019				2,343	3,748	7,496		558,092
	MIP			193,470	386,939	773,878
(1)

Amounts shown represent the range of possible cash payouts under the MIP for the FY 2020 performance period. Amounts actually earned under the FY 2020 MIP are included in the 2020 Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” Information regarding the operation of the MIP is provided above in the section titled “Each Compensation Element Serves a Unique Purpose.”

(2)

Amounts shown for PSUs represent the range of possible awards for the FY 2020 — FY 2022 performance period that the Compensation Committee determined at its May 2019 meeting with respect to annual PSU awards, and in November 2019, with respect to PSUs granted to Ms. Faber in connection with her promotion to the position of Executive Vice President and Chief Human Resources Officer. Payout decisions will be determined in May 2022.

(3)	Amounts shown for MIP represent 50% of the target payout for FY 2020, which is the threshold award payout.

(4)	Amounts shown for the annual PSUs represent 62.5% of the target payout for the FY 2020 — FY 2022 performance period, which is the threshold award payout.

(5)

Amounts shown reflect the aggregate grant date fair values of RSU and PSU awards computed in accordance with ASC Topic 718, and do not reflect actual realized values. A portion of the grant date fair value of PSU awards was determined by an independent third party using a Monte Carlo simulation model because the performance goals applicable to the PSU awards include a combination of operational and market-based (rTSR) criteria.

(6)	All of Mr. Nagji’s FY 2020 awards, other than his FY 2020 MIP award, were canceled upon his departure.

(7)

Ms. Faber’s RSU and PSU awards granted in May 2019 were granted prior to her becoming an executive officer. This PSU award has performance goals and payout thresholds that differ from PSU awards granted to executive officers. Amounts shown for Ms. Faber’s May 2019 PSU award represent the range of possible awards for the FY 2020 — FY 2022 performance period; the threshold award payout for this PSU award is 75% of the target payout. The performance metrics for Ms. Faber’s May 2019 PSU awards are Cumulative Adjusted EPS (with 67% weighting) and Average ROIC (with 33% weighting).

60	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

2020 Outstanding Equity Awards Table

The table below provides information on option awards and stock awards held by our NEOs as of March 31, 2020:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Brian S. Tyler	4,063	—	118.41	5/21/2020	71,026	9,606,977	111,187	15,039,154
	22,042	—	183.37	5/27/2021
	1,467	—	191.81	8/5/2021
	21,752	—	237.86	5/26/2022
	27,812	9,271	182.77	5/24/2023
	17,356	17,357	159.00	5/23/2024
	6,324	18,972	144.43	5/30/2025
	2,443	7,329	123.99	8/2/2025
Britt J. Vitalone	3,000	—	191.81	8/5/2021	40,539	5,483,305	55,397	7,492,998
	2,712	—	237.86	5/26/2022
	885	—	183.37	11/3/2022
	4,172	1,391	182.77	5/24/2023
	1,391	—	182.77	5/24/2023
	2,893	2,893	159.00	5/23/2024
	6,324	18,972	144.43	5/30/2025
Lori A. Schechter	3,000	—	183.37	5/27/2021	27,232	3,683,400	57,833	7,822,492
	14,419	—	191.81	8/5/2021
	15,842	—	237.86	5/26/2022
	20,790	6,930	182.77	5/24/2023
	10,602	10,602	159.00	5/23/2024
	—	16,464	144.43	5/30/2025
Bansi Nagji(5)	12,167	—	226.05	2/17/2022	25,346	3,428,300	48,410	6,547,937
	11,865	—	237.86	5/26/2022
	4,868	—	182.77	5/24/2023
	14,601	4,868	182.77	5/24/2023
	7,521	7,521	159.00	5/23/2024
	4,216	12,648	144.43	5/30/2025
Tracy L. Faber	2,500	—	183.37	5/27/2021	10,464	1,415,361	14,418	1,950,179
	2,034	—	237.86	5/26/2022
	2,735	912	182.77	5/24/2023
	835	—	182.77	5/24/2023
	1,446	1,447	159.00	5/23/2024
	702	2,109	144.43	5/30/2025
(1)	Stock options have a seven-year term and generally vest 25% on the first four anniversaries of the grant date, subject to continued employment with the Company.

- 2020 Proxy Statement	61

EXECUTIVE COMPENSATION

(2)

For Mr. Tyler, stock awards vest as follows: 10,260 shares on May 21, 2020; 10,260 shares on May 21, 2021; 8,152 shares on May 30, 2021; 20,772 shares on November 9, 2021; and 21,582 shares on May 21, 2022.

For Mr. Vitalone, 3,117 shares on May 21, 2020; 1,367 shares on May 23, 2020; 8,181 shares on November 3, 2020; 3,117 shares on May 21, 2021; 1,101 shares on May 23, 2021; 1,427 shares on May 30, 2021; 19,112 shares on November 9, 2021; and 3,117 shares on May 21, 2022.

For Ms. Schechter, 2,706 shares on May 21, 2020; 2,707 shares on May 21, 2021; 19,112 shares on November 9, 2021; and 2,707 shares on May 21, 2022.

For Mr. Nagji, 2,078 shares on May 21, 2020. Mr. Nagji’s RSU awards scheduled to vest after May 21, 2020 were canceled upon his departure.

For Ms. Faber, 384 shares on May 21, 2020; 854 shares on May 23, 2020; 1,154 shares on May 30, 2020; 901 shares on November 4, 2020; 385 shares on May 21, 2021; 629 shares on May 23, 2021; 2,459 shares on May 30, 2021; 901 shares on November 4, 2021; 1,895 shares on May 21, 2022; and 902 shares on November 4, 2022.

(3)	Based on the $135.26 closing price of the Company’s common stock as reported by the NYSE on March 31, 2020, the last day of our fiscal year.

(4)

SEC rules require us to disclose the threshold payout amounts for PSU awards outstanding as of the end of the fiscal year, except that if performance during the last completed fiscal year has exceeded threshold performance, the disclosure is based on the next higher performance measure. PSU awards granted May 2017 for the FY 2018 — FY 2020 performance period met threshold performance but failed to meet target performance. The value included in this table reflects actual payout value with respect to those awards.

Outstanding PSUs actually earned, if any, will pay out in May 2021, May 2022 and May 2023. The following amounts reflect target payouts for FY 2019 — FY 2021 PSUs and FY 2019 — FY 2021 special PSUs, and maximum payouts for FY 2020 — FY 2022 PSUs:

Completion of the three-year PSU performance period ending March 31, 2020 — Ms. Schechter, 7,209 shares and Mr. Nagji, 5,105 shares. Mr. Nagji’s PSU awards scheduled to vest after May 2020 were canceled upon his departure.

Completion of the three-year PSU performance period ending March 31, 2021 — Mr. Tyler, 4,339 shares; Mr. Vitalone, 10,135 shares; and Ms. Schechter, 8,804 shares.

Completion of the three-year special PSU performance period ending March 31, 2021 — Mr. Tyler, 20,772 shares; Mr. Vitalone, 19,112 shares; Ms. Schechter, 19,112 shares; and Ms. Faber, 3,462 shares.

Completion of the three-year PSU performance period ending March 31, 2022 — Mr. Tyler, 86,076 shares; Mr. Vitalone, 26,150 shares; Ms. Schechter, 22,708 shares; and Ms. Faber, 10,956 shares.

(5)

Except for awards due to vest or be earned for FY 2020, Mr. Nagji’s unvested awards shown in this table were canceled upon his departure. His vested stock options will remain exercisable for 90 days following his departure.

2020 Option Exercises and Stock Vested Table

The table below provides information on stock options exercised and stock awards vested with respect to our NEOs during the fiscal year ended March 31, 2020:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brian S. Tyler	18,187	616,995	2,680	343,924
Britt J. Vitalone	-0-	-0-	2,601	337,008
Lori A. Schechter	12,752	362,233	2,004	257,173
Bansi Nagji	-0-	-0-	2,639	340,622
Tracy L. Faber	-0-	-0-	2,460	312,076
(1)	Amount shown represents values realized, calculated as the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)

Amount shown represents the aggregate fair market values of the Company’s common stock realized upon the vesting of RSUs. The Company’s RSUs accrue dividend equivalents, the values of which are factored into the grant date fair value of the award. In addition to the amount realized upon vesting of RSUs, participants received a cash payment of dividend equivalents and accrued interest which for Mr. Vitalone was $9,383, for Mr. Nagji was $5,076, and for Ms. Faber was $6,397.

62	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

2020 Nonqualified Deferred Compensation Table

The table below provides information on the contributions, earnings and account balances for our NEOs participating in a Company-sponsored nonqualified deferred compensation program. The nonqualified deferred compensation plans referenced in the table below are described in the narrative immediately following the table.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
Brian S. Tyler
SRSP Plans	100,657	80,525	52,151	-0-		1,636,337
DCAP Plans	-0-	-0-	140,795	-0-		4,092,220
Dividend Equivalents	-0-	97,222	2,923	-0-		133,086
Britt J. Vitalone
SRSP Plans	-0-	-0-	-0-	-0-		-0-
DCAP Plans	-0-	-0-	(2,286)	-0-		92,646
Dividend Equivalents	-0-	62,230	3,079	9,383	(4)	114,806
Lori A. Schechter
SRSP Plans	59,107	47,285	16,467	-0-		528,528
DCAP Plans	281,375	6,621	35,382	-0-		3,523,025
Dividend Equivalents	-0-	40,404	1,050	-0-		48,977
Bansi Nagji
SRSP Plans	63,304	50,643	(23,324)	-0-		467,685
DCAP Plans	-0-	-0-	-0-	-0-		-0-
Dividend Equivalents	-0-	38,603	1,054	5,076	(4)	46,659
Tracy L. Faber
SRSP Plans	26,303	21,042	5,338	-0-		184,923
DCAP Plans	-0-	-0-	29,647	-0-		861,700
Dividend Equivalents	-0-	13,445	554	6,397	(4)	20,804
(1)	Amounts shown reflect deferrals into SRSP and/or DCAP III accounts. These amounts are reported as compensation in the 2020 Summary Compensation Table above.

(2)	Amounts shown represent Company contributions to SRSP and/or DCAP III accounts, as well as amounts credited on undistributed dividend equivalents.

(3)	Amounts shown include earnings (or losses) on compensation deferred into the current SRSP and DCAP III plans and their respective predecessor plans.

(4)

Amount shown represents dividend equivalents and interest thereon, which are paid upon vesting of the underlying RSUs. All recipients of RSUs, including our NEOs, receive dividend equivalents at the same dividend rate received by the Company’s common stock investors, which is currently $0.41 per share per quarter. Dividend equivalents granted in tandem with RSUs granted prior to April 28, 2020 are credited to an interest-bearing account and are distributed in cash upon vesting of the related RSUs. Interest is credited to these dividend equivalents at the default interest rate provided under DCAP III, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year. Dividend equivalents granted in tandem with RSUs granted after April 28, 2020 will not be credited with interest.

- 2020 Proxy Statement	63

EXECUTIVE COMPENSATION

Supplemental Retirement Savings Plan

The SRSP was originally adopted by the Board on January 1, 2005 and is the successor plan to the Supplemental Profit-Sharing Investment Plan (SPSIP), which was frozen effective December 31, 2004. The SRSP includes deferral and distribution provisions intended to comply with IRC Section 409A. The SRSP was most recently amended effective July 30, 2019.

U.S. employees, including NEOs, may elect to participate in the SRSP. Participants may elect to defer, in whole percentages, from 1.0% to 5.0% of covered compensation in excess of the IRC Section 401(a)(17) limit (currently $285,000 per year). “Covered compensation” under this plan includes base salary and MIP payouts. An election to participate in the SRSP remains in effect until the participant informs the plan administrator that he or she wishes to cease participation. In that case, the election to cease participation becomes effective at the beginning of the next calendar year. At an employee participation level of 5.0%, the Company contributes an additional 4.0% of the participant’s pay as a matching contribution, consistent with the terms of the 401(k) Plan (Company Match). Participants are 100% vested in both the Company Match and their own contributions in the SRSP.

Participants in the SRSP and SPSIP make a distribution election at the time they elect to enroll in the plan. Upon separation from service, distributions may be made in either a lump sum or in installments. If the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump sum at a time such payment would comply with IRC Section 409A. Distributions under the SRSP and the SPSIP are subject to ordinary income taxes.

Accounts in the SRSP are credited with earnings (or losses) based on the employee’s choice of hypothetical investments in certain of the funds offered under the 401(k) Plan. In the event no such hypothetical investment choice is made, interest is credited to the participant’s account at a default interest rate, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year.

Unlike tax-qualified retirement accounts, assets for the payment of benefits under the SRSP and SPSIP are not held in trust. Distributions under these plans are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

Deferred Compensation Administration Plan III

The DCAP III was adopted by the Board on January 1, 2005 and is the successor plan to the Deferred Compensation Administration Plan II, which was frozen effective December 31, 2004. The DCAP III includes deferral and distribution provisions intended to comply with IRC Section 409A. The DCAP III was most recently amended effective July 30, 2019.

Participation in the DCAP III is open to all employees eligible for participation in the MIP with a bonus target of at least 15% of annual base salary, and other highly compensated employees. Participants may elect to defer into the DCAP III up to 75% of their annual base salary, up to 90% of their annual MIP payment and, for those who also participate in the Cash LTIP, up to 90% of any Cash LTIP payment. Unlike the SRSP, an employee’s election to participate in the DCAP III is in effect for only one calendar year. Amounts deferred under the DCAP III are credited to a book account, and credited with earnings (or losses) based on the employee’s choice of hypothetical investments in certain of the funds offered under the 401(k) Plan. In the event no such hypothetical investment choice is made, interest is credited to the participant’s account at a default interest rate, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year.

Participants in the DCAP III make a distribution election at the time they elect to defer compensation. Distributions may be made at one or more specified dates in the future or upon separation from service in either a lump sum or in installments. If the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump sum at a time such payment would comply with IRC Section 409A. Distributions under the DCAP plans are subject to ordinary income taxes.

Earnings that are deferred into the DCAP III are not considered “covered compensation” for 401(k) Plan or SRSP purposes, as defined by those plans. No 401(k) Plan or SRSP employee deductions are taken from compensation deferred into the DCAP III. To keep the DCAP III participants whole with respect to their Company Match, an amount is credited to a participant’s DCAP III account equal to 4% of the amount deferred.

As with the SRSP and the SPSIP, assets for the payment of benefits under the DCAP plans are not held in trust. Distributions are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

64	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

Executive Severance Policies

Executive Severance Policy

The Severance Policy for Executive Employees, as amended and restated on April 23, 2013 (Executive Severance Policy), applies in the event an executive officer is terminated by the Company for reasons other than for “Cause” (defined generally as negligent or willful misconduct which, in the sole determination of the CEO, is injurious to the Company), and the termination is not covered by the Company’s CIC Policy as described below.

The benefit payable to participants under the Executive Severance Policy is the sum of 12 months’ base salary plus one month’s base salary per year of service, up to the lesser of (i) 24 months and (ii) the number of months until the participant turns age 62. Benefits under this plan are paid as salary continuation and are reduced or eliminated by any income the executive receives from subsequent employers during the severance payment period. Participants must execute a general release of the Company and its affiliates in order to receive severance benefits. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Executive Severance Policy.

Commencement of payments under the Executive Severance Policy may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the default interest rate applicable to amounts deferred under DCAP III (DCAP Rate) until paid. Pursuant to the Executive Severance Policy, the Company will seek shareholder approval for any future arrangement with a participant in the plan that would provide for severance pay and benefits having a present value exceeding 2.99 times the sum of the executive’s base salary and target bonus.

Change in Control Policy

The Change in Control Policy for Selected Executive Employees, amended and restated effective January 28, 2020 (CIC Policy), provides for severance payments to eligible executive employees of the Company (including executive officers). Payments under the CIC Policy are paid only upon a qualifying separation from service that occurs within six months prior to, or 24 months following, a “Change in Control.” For purposes of the CIC Policy, a qualifying separation from service is one that is by the Company without “Cause” and either proximate to or instigated by the party involved in, or otherwise in connection with, the Change in Control, or one that is initiated by the participant for “Good Reason.” Cause and Good Reason have the definitions set forth in the CIC Policy, which was included as an exhibit to the Company’s Annual Report on Form 10-K, as filed with the SEC on May 22, 2020. A Change in Control is defined as the occurrence of any change in ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in IRC Section 409A.

The CIC Policy expands eligibility for benefits to a larger employee group than is eligible under the Executive Severance Policy, but like the Executive Severance Policy, it excludes participation by an executive who has an individual agreement with the Company providing for change in control benefits. Eligible employees are defined in three tiers.

Tier one participants (which would include any NEO participating in the CIC Policy) are eligible for a cash benefit equal to 2.99 times the participant’s “Earnings,” defined by the policy as the sum of (i) annual base salary plus (ii) the greater of (A) the participant’s target bonus under the MIP or (B) the average of the participant’s MIP award for the latest three years for which the participant was eligible to receive an award (or such lesser period of time during which the participant was eligible to receive an award). Tier one participants are eligible for Company-paid life insurance for three years, and a taxable cash payment which is sufficient to provide a net amount equal to the participant’s premium for COBRA continuation coverage for three years. CIC Policy severance payments may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid.

Effective January 28, 2020, the Compensation Committee approved amendments to the CIC Policy that include elimination of excise tax gross-ups. In the event that payments and benefits received in connection with a change in control would constitute parachute payments subject to excise tax under IRC Section 4999, payments and benefits will be reduced to the extent necessary to avoid payment of the excise tax, but only if the reduction results in a greater after-tax benefit to the participant.

- 2020 Proxy Statement	65

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The following narrative describes potential payments and benefits that may be received by our NEOs or their respective beneficiaries pursuant to existing plans or arrangements under various separation scenarios, including termination of employment or a change in control of McKesson.

During FY 2020, the Compensation Committee approved separation pay for Mr. Nagji in connection with his departure from the Company. This benefit is payable pursuant to our Executive Severance Policy (described above under “Executive Severance Policies”) and is disclosed in the Summary Compensation Table on page 58 of this proxy statement.

Benefits and Payments upon Death or Disability

In the event of (i) death or (ii) termination of employment due to permanent and total disability, which occurs on the first anniversary of the date the executive is unable to perform services, employees receive accelerated vesting of their outstanding options and RSUs, prorated PSU awards, prorated MIP awards and prorated Cash LTIP awards for any Cash LTIP performance period that is at least 50% complete. Prorated PSU, MIP and Cash LTIP payments are made at the end of the performance period when payments are made to other plan participants. Vested stock options remain exercisable for three years, subject to earlier expiration of the option term.

Termination for Cause

Generally, under the Company’s plans and programs, “Cause” means the executive’s willful misconduct and in some cases the executive’s negligent misconduct, which, in any case, is injurious to the Company. The specific consequences of such behavior are reflected in plan documents. In the event of termination for Cause, all obligations or commitments under our incentive plans are canceled or voided, including outstanding equity grants, vested stock options, and MIP and Cash LTIP awards. However, payments such as accrued but unpaid salary and paid time off are made as required by federal and state laws.

Benefits and Payments upon Voluntary Termination

In the event of voluntary termination, all unvested incentive awards are canceled unless the employee is eligible for certain benefits based on age and service with the Company. Employees whose age plus service equals 65 (65 points) are eligible for prorated MIP awards upon voluntary termination on or after January 1 of the fiscal year. For Cash LTIP awards, employees who have attained age 60 with at least 10 years of service are eligible for continued participation in outstanding Cash LTIP awards, provided that they have worked at least one year of the performance period. Under the 2013 Stock Plan, all employee participants with at least 65 points have three years to exercise vested stock options following a voluntary termination, subject to expiration of the option term. Employees who have attained age 60 with at least 10 years of service are eligible for continued vesting of equity awards following a voluntary termination, and the full term to exercise stock options, provided that the award was granted at least one year before the date of termination.

Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason

The Executive Severance Policy covers executives, including our NEOs, who are nominated by management and approved by the Compensation Committee. The Executive Severance Policy is described above under “Executive Severance Policies.”

Benefits and Payments upon Involuntary Termination in Connection with a Change in Control

The CIC Policy provides severance benefits to certain selected employees, including our NEOs. The CIC Policy is described above under “Executive Severance Policies.”

Upon a qualifying termination in connection with a Change in Control, the 2013 Stock Plan and applicable award agreements provide for accelerated vesting of outstanding unvested equity awards. Award agreements under the 2013 Stock Plan provide that upon a Change in Control, PSUs convert into time-based vesting awards based on the greater of target or actual performance under the terms of the awards through the date of the Change in Control. The MIP provides for payment, after the end of the fiscal year in which a Change in Control occurs, equal to the greatest of (i) the target award; (ii) the award payable based on actual performance; or (iii) the average actual award payable to the participant for the prior three years. This MIP award is also payable if the participant’s employment is involuntarily terminated within 12 months after a Change in Control. The Cash LTIP and applicable award agreements provide for payout of outstanding awards upon an involuntary termination in connection with a Change in Control. This Cash LTIP payout is calculated based on achievement against performance measures through the last completed fiscal year.

66	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

The table below sets forth the value of benefits to which NEOs or their beneficiaries may be entitled under the five termination scenarios described above. Unless otherwise noted, the amounts shown assume separation on March 31, 2020 and, where applicable, are calculated using the $135.26 closing price of the Company’s common stock on March 31, 2020, the last day of our fiscal year.

In the table below, a “-0-” indicates no monetary value is associated with the benefit, while a “–” indicates the NEO is not entitled to the benefit.

Name	Benefit	Benefits and Payments upon Death or Disability ($) (a)	Termination for Cause ($) (b)	Benefits and Payments upon Voluntary Termination ($) (c)	Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason ($) (d)	Benefits and Payments upon Involuntary Termination in Connection with a Change in Control ($) (e)
Brian S. Tyler	Salary Continuation / Severance(1)	—	—	—	2,505,000	9,460,080
	MIP(2)	3,000,000	—	3,000,000	3,000,000	3,000,000
	Cash LTIP(3)	1,187,333	—	—	—	1,454,000
	Value of Stock Vesting(4)	13,811,760	—	—	—	18,824,811
	Value of Options Vesting(4)	82,598	—	—	—	82,598
	Medical(5)	—	—	—	—	68,288
	Total	18,081,691	—	3,000,000	5,505,000	32,889,777
Britt J. Vitalone	Salary Continuation / Severance(1)	—	—	—	1,643,280	4,944,468
	MIP(2)	1,301,333	—	1,301,333	1,301,333	1,301,333
	Cash LTIP(3)	525,350	—	—	—	725,350
	Value of Stock Vesting(4)	8,710,113	—	—	—	11,207,779
	Value of Options Vesting(4)	-0-	—	—	—	-0-
	Medical(5)	—	—	—	—	40,957
	Total	10,536,796	—	1,301,333	2,944,613	18,219,887
Lori A. Schechter	Salary Continuation / Severance(1)	—	—	—	1,336,533	5,141,217
	MIP(2)	1,280,000	—	1,280,000	1,280,000	1,280,000
	Cash LTIP(3)	880,343	—	—	—	1,054,010
	Value of Stock Vesting(4)	7,687,682	—	—	—	9,990,033
	Value of Options Vesting(4)	-0-	—	—	—	-0-
	Medical(5)	—	—	—	—	61,173
	Total	9,848,025	—	1,280,000	2,616,533	17,526,433
Bansi Nagji	Salary Continuation / Severance(1)	—	—	—	1,076,667	4,820,319
	MIP(2)	1,216,000	—	—	—	1,216,000
	Cash LTIP(3)	644,897	—	—	—	778,230
	Value of Stock Vesting(4)	6,844,562	—	—	—	8,811,107
	Value of Options Vesting(4)	-0-	—	—	—	-0-
	Medical(5)	—	—	—	—	18,881
	Total	8,705,459	—	—	1,076,667	15,644,537
Tracy L. Faber	Salary Continuation / Severance(1)	—	—	—	1,044,167	3,063,366
	MIP(2)	584,277	—	—	—	584,277
	Cash LTIP(3)	149,317	—	—	—	177,650
	Value of Stock Vesting(4)	1,974,526	—	—	—	2,624,585
	Value of Options Vesting(4)	-0-	—	—	—	-0-
	Medical(5)	—	—	—	—	18,694
	Total	2,708,120	—	—	1,044,167	6,468,572
(1)

With the exception of the amount shown for Mr. Nagji, amounts shown in column (d) represent salary continuation calculated under the Executive Severance Policy plus six months’ interest accrued at the DCAP Rate, as though payments would be delayed six months to comply with IRC Section 409A. The amount shown for Mr. Nagji in column (d) represents his actual severance benefit, as disclosed in the Summary Compensation Table on page 58, and does not include any interest for a delayed payment. Amounts shown in column (e) represent the lump sum severance benefit calculated under the CIC Policy plus six months’ interest accrued at the DCAP Rate, as though payment would be delayed six months to comply with IRC Section 409A.

(2)	Amounts shown represent actual MIP payouts for FY 2020 as reported in the 2020 Summary Compensation Table on page 58.

- 2020 Proxy Statement	67

EXECUTIVE COMPENSATION

(3)

Amounts shown in column (a) represent the actual Cash LTIP payouts for the FY 2018 — FY 2020 performance period as reported in the 2020 Summary Compensation Table on page 58 plus a prorated payout (66.7%) for the FY 2019 — FY 2021 performance period. Amounts shown in column (e) represent the actual Cash LTIP payout for the FY 2018 — FY 2020 performance period plus a target-level payout for the FY 2019 — FY 2021 performance period.

(4)

Amounts shown represent the value of unvested stock options, RSUs and PSUs as of March 31, 2020, which would become vested in whole or in part upon certain termination events. Option values are calculated as the difference between the option exercise price and $135.26, the closing price of the Company’s common stock on March 31, 2020, the last day of our fiscal year. The amounts shown for the Value of Stock Vesting in the event of “Involuntary Termination in Connection with a Change in Control” (column (e)) include PSU awards converted to RSUs based on target performance as of March 31, 2020. For more information on unvested equity awards held by our NEOs, refer to the 2020 Outstanding Equity Awards Table.

(5)	Amounts shown represent three years of premiums for COBRA continuation coverage.

CEO Pay Ratio

Our CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. We identified our median employee using our global employee population identified as of January 1, 2020, which includes sizable retail pharmacy employee populations in the United Kingdom and Canada. We used annual base pay as our consistently applied compensation measure. For purposes of our CEO pay ratio, our CEO’s compensation is $15,435,470 and our median employee compensation is $40,601. Accordingly, our CEO to median employee pay ratio is 380:1.

Our CEO pay ratio disclosure is a reasonable estimate and may not be comparable to the CEO pay ratio reported by other companies because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions.

68	- 2020 Proxy Statement

ITEM 3.	Advisory Vote on Executive Compensation

Your Board recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

As required by Exchange Act Section 14A, shareholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of named executive officers (NEOs) as disclosed in this proxy statement. This item, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on compensation for NEOs. The vote is not intended to address any specific item of compensation, but rather the overall compensation of NEOs and the objectives, policies and practices described in this proxy statement. Accordingly, you are asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.”

Our Board recommends a vote “FOR” this resolution. McKesson plays a critical role in healthcare in normal times, and our highest priorities during the COVID-19 pandemic are to continue delivering critical supplies and medications to address the crisis, while supporting our employees and protecting their health and safety. Despite the uncertainty and adverse global business impacts of this unprecedented health crisis, FY 2020 results demonstrated continued momentum in the business as the Company executed on priorities expected to drive growth. In addition to transforming and energizing McKesson’s culture, building on the already strong foundation of our ICARE and ILEAD values, we saw great execution across the enterprise in FY 2020 while making choices to align business and product portfolios with growth priorities. The Company completed the split-off of Change Healthcare, unlocking value for our shareholders in a manner designed to be tax-efficient, and sharpening the Company’s focus on areas that remain core to its strategy. McKesson will continue executing against strategic growth initiatives as a more focused organization, and is well positioned with a broad set of differentiated assets and capabilities.

It remains critical that McKesson has an executive compensation program that appropriately attracts, retains and incentivizes management while aligning pay with performance, driving long-term value creation and reflecting the views of shareholders. In light of the environment amidst the COVID-19 pandemic, the Compensation Committee implemented a temporary base salary reduction of 10% for our executive officers, and reduced our executive officers’ FY 2020 annual bonus payouts.

Following last year’s say-on-pay vote, the Compensation Committee dedicated significant time and effort to continue its regular, comprehensive review of the Company’s executive compensation structure. The following changes to the FY 2020 compensation program, which were previewed in last year’s proxy statement, went into effect this year: (i) adding adjusted operating profit as a metric in our annual cash incentive plan and replacing adjusted operating cash flow with free cash flow; and (ii) simplifying our long-term incentive (LTI) program by eliminating stock options and the long-term cash incentive from the LTI award mix. Additionally, the Compensation Committee has eliminated excise tax gross-ups and adopted “reputational harm” as a potential trigger for recoupment under our Compensation Recoupment Policy. For more information about our program, its continued evolution, and the ongoing link between pay and performance, please read the “Compensation Discussion and Analysis” that appears above.

The evolution of our executive compensation program ensures that it continues to support our strategic goals, demonstrates pay and performance alignment and reflects the views of our shareholders. While the say-on-pay vote is advisory and therefore not binding on the Company, our Board and our Compensation Committee value the diverse perspectives of our shareholders, which we receive through a number of channels, including the say-on-pay vote. We carefully consider our shareholders’ feedback throughout the year in evaluating our executive compensation program, and work diligently to implement changes that we believe are in the best interests of our shareholders. Since 2011, we have provided for an annual advisory vote on compensation of NEOs. We believe that FY 2020 pay outcomes demonstrate our pay-for-performance philosophy and that the changes we have made to our compensation program are consistent with your input and ensure that our leadership team is aligned with our strategic goals.

- 2020 Proxy Statement	69

ITEM 4.	Shareholder Proposal on Action by Written Consent of Shareholders

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who represents that he is the holder of no less than 60 shares of the Company’s common stock:

Adopt a Mainstream Shareholder Right — Written Consent

Shareholders request that our board of directors take the steps necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. (CI) in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.

Our onerous one continuous year of stock ownership to participate in calling a special meeting could mean that 30% of shares would need to call for a special meeting because half of the shares held did not meet the one continuous year of stock ownership criteria. One can be sure that management will have an eagle eye to spot any shares not held for one continuous year.

The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. This also seems to be the conclusion of the Intel Corporation (INTC) shareholder vote at the 2019 Intel annual meeting.

The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it easier for shareholders to call a special meeting. However Intel shareholders responded with greater support for written consent in 2019 compared to 2018.

After a 45%-vote (less than a majority vote) for a written consent shareholder proposal The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019.

Perhaps BK is starting a new trend in recognizing that a 45%-vote represents a majority vote from the shares that have access to independent proxy voting advice.

In fact written consent already won 46%-support at the 2017 McKesson annual meeting. This was an uphill 46%-victory because McKesson management spent shareholder money to do extra advertising to seek out opposition to the written consent proposal.

Written consent won 44%-support at Capital One Financial Corporation (COF) in 2018 and this increased to 56% support in 2019. Written consent won 47%-support at United Rentals, Inc. (URI) in 2018 and this increased to 51%-support in 2019. Written consent won 43%-support at Flowserve Corporation (FLS) in 2018 and this increased to 51%-support in 2019.

Please vote yes:

Adopt a Mainstream Shareholder Right — Written Consent — Proposal 4

Your Board recommends a vote “AGAINST” this proposal on Action by Written Consent of Shareholders for the following reasons:

We allow shareholders owning 15% or more to call a special meeting

The Board believes that implementation of this proposal about shareholder action by written consent is unnecessary given the ability of shareholders to call special meetings. Following our 2018 Annual Meeting of Shareholders, after carefully consulting with, and considering, the views of our shareholders, the Board decided to amend our By-Laws to decrease the ownership threshold required to call a special meeting from 25% to 15% in May 2019. This represents another reflection of the Company’s responsiveness to shareholder concerns.

Presenting matters at an annual or special meeting of shareholders allows all shareholders to consider, discuss and vote on pending shareholder actions. In contrast, the written consent proposal would permit a small group of shareholders (including those who accumulate a short-term voting position through the borrowing of shares) with no fiduciary duties to other shareholders to initiate action with no prior notice either to the other shareholders or to the Company, thus preventing all

70	- 2020 Proxy Statement

ITEM 4. SHAREHOLDER PROPOSAL ON ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

shareholders from having an opportunity to deliberate in an open and transparent manner, and to consider arguments for and against any action, including the Company’s position.

We have demonstrated a commitment to corporate governance best practices

In addition to providing for shareholders’ right to call special meetings, the Company has a track record of continually evaluating and enhancing its governance practices. The Board believes the need for adoption of this proposal should be evaluated in the context of the Company’s other governance best practices, as described in the Proxy Summary and the section of this proxy statement titled “Corporate Governance.” In addition to shareholder right to call a special meeting (15% ownership thresholder), the Company’s governance best practices include:

•	No super-majority voting requirements

•	Proxy access rights for our shareholders since 2015

•	Our adoption of an independent chair structure in 2018

•	A majority voting standard for uncontested director elections

•	Annual director elections

•	Our commitment to shareholder engagement and board refreshment

•	No “poison pill” provisions

Our shareholders have expressed that the right of shareholders to act by written consent is not warranted

Our shareholders have considered, and rejected, the right to act by written consent on multiple occasions, including at the 2017, 2014 and 2013 Annual Meetings of Shareholders. These voting results are consistent with feedback we received directly from a number of shareholders through our shareholder engagements.

In addition to considering feedback from our shareholders, the Board has considered the costs and risks to the Company that the right of shareholders to act by written consent would introduce. The Board believes that the governance process whereby corporate actions are approved at a meeting of the shareholders, whether an annual meeting or a special meeting, provides certain protections and advantages to our shareholders. Holding a shareholder meeting ensures that proposals are widely disseminated to our shareholders through the proxy statement and any additional soliciting materials, which must contain information about the proposed action as specified by the Securities and Exchange Commission. If a meeting is convened, the Board is provided with an opportunity to present an analysis of such proposals and can present its recommendations to the Company’s shareholders. The proxy statement and any additional soliciting materials must be distributed to all shareholders of record in advance of the meeting, providing shareholders with sufficient time and opportunity to consider the proposals and make a decision regarding how to vote or direct their proxies.

By contrast, action by less than unanimous written consent at any time does not guarantee any of these protections or advantages. Shareholders may not be entitled to receive notice of actions to be taken by written consent, and the Board may not have the opportunity to analyze and provide a recommendation with respect to a proposed action by written consent.

Our governance structure provides shareholders with other effective means to express their views

The Board opposes this proposal because it could have adverse consequences to McKesson and its shareholders, including potential abuse, disenfranchisement of minority shareholders, lack of transparency and accountability to our shareholders, and the undermining of an orderly governance process for taking significant corporate actions. This proposal would provide certain of our shareholders with the ability to take an action without input from and notice to all of our shareholders.

In addition, because proponents of an action by written consent need not satisfy any holding requirements with respect to our common stock, market participants engaging in short-term speculation could potentially determine the outcome of any particular issue. Such shareholders may not act in the interests of longer-term holders of our common stock.

Our shareholders have other avenues for raising important matters with our Board other than in connection with our annual meeting of shareholders. Besides the right to call a special meeting and the proxy access right to nominate directors, the Company has procedures in place that provide our shareholders with the opportunity to communicate directly with members of the Board, including the independent Board Chair, as described in the section of this proxy statement titled “Communications with Directors.”

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of McKesson or our shareholders.

Your Board recommends a vote “AGAINST” this proposal on Action by Written Consent of Shareholders.

- 2020 Proxy Statement	71

ITEM 5.	Shareholder Proposal on Lobbying Activities and Expenditures

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by Mercy Investment Services, Inc., 2039 North Geyer Road, St. Louis, Missouri 63131-3332, who represents that they are the holder of no less than 4,233 shares of the Company’s common stock:

Whereas, we believe in full disclosure of McKesson’s direct and indirect lobbying activities and expenditures to assess whether McKesson’s lobbying is consistent with its expressed goals and in stockholders’ best interests.

Resolved, the stockholders of McKesson request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by McKesson used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	McKesson’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision-making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which McKesson is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Governance Committee and posted on McKesson’s website.

Supporting Statement

We encourage transparency in McKesson’s use of funds to lobby. McKesson spent $18.1 million on federal lobbying from 2010 — 2018. This figure does not include state lobbying, where McKesson also lobbies but disclosure is uneven or absent. For example, McKesson spent $1,365,402 on lobbying in California from 2010 — 2018. McKesson’s lobbying and membership in the Healthcare Distribution Alliance (HDA) has drawn attention.1

McKesson is a member of the Business Roundtable and the HDA, which together spent over $45.6 million on lobbying in 2018 and 2019. McKesson does not disclose its payments to trade associations, or the amounts used for lobbying. McKesson restricts its trade associations from using its payments for political contributions, but this does not cover payments used for lobbying. This leaves a serious disclosure gap, as trade associations generally spend far more on lobbying than on political contributions. And McKesson does not disclose its payments to tax-exempt organizations that write and endorse model legislation, such as supporting the American Legislative Exchange Council (ALEC).

We are concerned that McKesson’s lack of lobbying disclosure presents significant reputational risk. For example, McKesson’s lobbying over opioids has attracted negative media scrutiny.2 And McKesson has drawn scrutiny for signing the BRT Statement on the Purpose of the Corporation, yet also attending the ALEC annual conference.3 McKesson uses the Global Reporting Initiative (GRI) for sustainability reporting, yet currently fails to report “any differences between its lobbying positions and any stated policies, goals, or other public positions” under GRI Standard 415.

1 https://www.politico.com/story/2018/05/08/opioid-epidemic-drugs-congress-hearings-573224

2 https://www.nytimes.com/2019/04/22/health/opioids-lawsuits-distributors.html

3 https://readsludge.com/2019/08/27/these-ceos-promised-to-be-socially-responsible-but-their-companies-are-pushing-alecs-right-wing-agenda/

Your Board recommends a vote “AGAINST” this proposal on Lobbying Activities and Expenditures for the following reasons:

72	- 2020 Proxy Statement

ITEM 5. SHAREHOLDER PROPOSAL ON LOBBYING ACTIVITIES AND EXPENDITURES

Our Board exercises oversight of the Company’s political activities

McKesson’s Board exercises oversight of the Company’s political activities. The Senior Vice President of Public Affairs provides periodic updates to the Board on such matters consisting of reports on public policy issues, political engagements, lobbying activity and corporate political contributions. The Board reviews these activities and related policies and on an annual basis will disclose to the Company’s shareholders its policy priorities, aggregate dollars spent on lobbying activities and material lobbying efforts in the year, including with respect to laws or regulations governing the distribution of controlled substances.

Being an active participant in the political process is important for the Company’s business

The Board believes that it is in the best interests of our shareholders for McKesson to be an effective participant in the political process. Decisions made by policymakers can have a profound impact on our industry. We actively engage in numerous public policy issues that impact our operations and those of our customers. We seek to educate elected and appointed officials about the need for improved patient safety, the possibility of cost reductions, the risks in variability of care and improvements to the quality and efficiency of healthcare delivery.

We have continually refined our policy, with recent enhancements focused on controlled substances

We believe transparency and accountability with respect to political expenditures are important and continue to refine our Political Contributions and Lobbying Policy in response to shareholder feedback. In addition to enhancements made every year since 2017, McKesson recently approved changes to its Political Contributions and Lobbying Policy to expressly reflect the Board’s oversight of the Company’s lobbying activities and expenditures pertaining to laws or regulations governing the distribution of controlled substances. Additionally, on an annual basis the Board will disclose to the Company’s shareholders the aggregate dollars spent by McKesson on lobbying activities and McKesson’s policy priorities and material lobbying efforts in the year, including with respect to laws or regulations governing the distribution of controlled substances.

Refinements to Our Political Engagement and Lobbying Policy
2017

•   Instituted prohibition on trade associations and other tax-exempt organizations such as 501(c)4s from using our corporate funds for political purposes

•   Expanded public disclosures to include payments to 501(c)4 organizations

2018	• Added express language to state that lobbying activities were within the policy’s scope • Increased transparency and access to disclosure information on our website
2019

•   Added express language to clarify the Board’s oversight of the Company’s lobbying activities

•   Publicly disclosed and provided additional transparency about our criteria used to evaluate trade associations and how we interact with them

•   Disclosed our public policy approach and priorities more prominently on our website

•   Clarified our description of the Company’s robust, internal procedures designed to ensure alignment between our political activities, our public policy priorities and applicable law

2020

•   Added express language to clarify that our Board’s oversight includes lobbying efforts and expenditures pertaining to laws or regulations governing the distribution of controlled substances

•   Our Board committed to disclose to our shareholders on an annual basis the aggregate dollars we spend on lobbying activities and our policy priorities and material lobbying efforts in the year, including with respect to laws or regulations governing the distribution of controlled substances

A copy of our political engagement policy is available at www.mckesson.com/about-mckesson/public-affairs/political-engagement/.

Our political engagement policies and protocols ensure political activities are aligned with the Company’s priorities

All of our lobbying activities are focused on promoting the interests of the Company, without regard to any personal political preferences or affiliations of our officers or directors. The Senior Vice President of Public Affairs has management responsibility for all political contributions, lobbying activities and related expenditures in the U.S. and consults with the Company’s senior business leaders and internal and external counsel to help ensure alignment between the Company’s political engagement activities, the Company’s public policy priorities and applicable law. McKesson’s Code of Conduct prohibits employees from using company time or resources for personal political activity and requires employees to notify Public Affairs or the General Counsel Organization before engaging in any activity on behalf of the Company to influence a public official, whether directly or indirectly, through oral or written communication. As such, only a limited number of employees are permitted to lobby on the Company’s behalf. McKesson’s Public Affairs Department receives training on compliance with applicable laws.

- 2020 Proxy Statement	73

ITEM 5. SHAREHOLDER PROPOSAL ON LOBBYING ACTIVITIES AND EXPENDITURES

We provide robust disclosure about our political engagement activities and expenditures, including with respect to trade associations

We recognize that shareholders are interested in information about our political engagement activities, including lobbying and related expenditures and we work diligently to maintain current information on our website including our political engagement priorities, information on our employees’ and registered lobbyists’ expenditures and activities, reports we file with the U.S. House of Representatives and the U.S. Senate and expenditures listing the aggregate dollar amount of McKesson’s U.S. federal lobbying activities. We are fully compliant with federal and state registration and reporting laws in all jurisdictions where we are active.

We disclose our memberships in health policy, industry and trade organizations where our annual payments exceed $50,000. Since 2017, we have prohibited trade associations and other tax-exempt organizations from using our corporate funds for political purposes. We may not support every position taken by our trade associations or the other members, however we believe our participation in these organizations is important in giving us insight into industry concerns that could impact our company and broadens our perspective on policy issues critical to our industry, our company, our customers and our communities. In 2019, the CPA-Zicklin Index of Corporate Political Disclosure and Accountability listed McKesson as a “Trendsetter” for the third year in a row.

Given the level of information McKesson currently provides to our shareholders, regulators and the general public about our public policy engagement and lobbying activities and expenditures our Board believes this proposal is not necessary.

Your Board recommends a vote “AGAINST” this proposal on Lobbying Activities and Expenditures.

74	- 2020 Proxy Statement

ITEM 6.	Shareholder Proposal on Statement of Purpose of a Corporation

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by As You Sow, on behalf of Chang-Liu Family Living Trust, 10 Farm Lane, Hillsborough, CA 94010, who represents that they are the holder of no less than 168 shares of the Company’s common stock:

Whereas, our Company’s Chairman and Chief Executive Officer (CEO) Brian Tyler, in August 2019, signed the Business Roundtable (BRT) “Statement on the Purpose of a Corporation,” (Statement) committing our Company to serve all stakeholders including employees, customers, supply chain, communities where we operate, and shareholders. In addition, McKesson proclaims to adhere to the corporate principles “Integrity, Customer-First, Accountability, Respect and Excellence” (ICARE).

Shareholders assume that Company policies and practices are aligned with the Statement and ICARE.

However, McKesson has engaged in various practices that appear to contradict these principles including, since 1995: being sued in 39 cases of misconduct, resulting in over $2.2 billion in legal settlements; allegedly being negligent towards customers and excessively distributing controlled substances to communities that are deeply affected by the opioid crisis1; allegedly, knowingly and intentionally placing cancer patients at serious risk by selling defective oncology drugs2; allegedly inflating the price of prescription drugs and overcharging the Department of Defense medical treatment facilities costing customers billions3; displaying unfair labor practices related to union organizing,4,5,6 racial discrimination, and sexual and retaliatory harassment 7,8 and fraudulently inflating Company net income and revenue, misleading their shareholders.9

Resolved: Shareholders request our Board review the BRT Statement of the Purpose of a Corporation, signed by our Chairman and Chief Executive Officer, and prepare a report discussing options as to how our Company’s governance and management systems can be altered to better align with the Statement of Purpose. The report may include the Board’s perspective on benefits and drawbacks of the options considered, as well as the board’s recommendations.

Supporting Statement: Pertinent information, in the board’s discretion, may include any actions to amend the bylaws or articles of incorporation to integrate the new “Purpose;” any metrics being considered, including linkage to executive or board compensation; or any other actions providing for representation of stakeholders in governance or recommendations to shareholders regarding plans for implementation.

1“Virginia Drug Prices Lawsuit: Federal Contractor Misconduct Database.” POGO’s FCMD, www.contractormisconduct.org/misconduct/2273/virginia-drug-prices-lawsuit

2Gershon, Nina. “U.S. v. McKESSON CORPORAT: No. 12-CV-6440 (NG) (LB).: 20190205d72.” Leagle, United States District Court, E.D. New York.Leagle.com/lmages/Logo.png, 4 Feb. 2019, www.leagle.com/decision/infdco20190205d72

3“Average Wholesale Price (AWP) Lawsuit: Federal Contractor Misconduct Database.” POGO’S FCMD, www.contractormisconduct.org/misconduct/775/mckesson-awp-first-databank-lawsuits-average-wholesale-price-awp-lawsuit

4“McKesson Corporation.” Legal Research Tools from Casetext, 4 Nov. 2014, https://casetext.com/admin-law/mckesson-corporation-3

5“Intl Brotherhood of Teamsters, Local 79 v. McKesson (Unfair Labor Practices): Federal Contractor Misconduct Database.” POGOs FCMD, www.contractormisconduct.org/misconduct/2277/int-l-brotherhood-of-teamsters-local-79-v-mckesson-unfair-labor-practices

6“McKesson Corporation.’’ Legal Research Tools from Casetext, 4 Nov. 2014, https://casetext.com/admin-law/mckesson-corporation-3

7“Racial Discrimination: Federal Contractor Misconduct Database.” POGO’s FCMD, www.contractormisconduct.org/misconduct/444/racial-discrimination

8Mayes, Samuel H. “Equal Employment Opportunity Commission v. McKesson Corporation.” Digital Commons, Cornell University ILR School, 14 Sept. 2014, https://digitalcommons.ilr.cornell.edu/cgi/viewcontent.cgi?article=1558&context=condec

9“McKesson/HBOC, Inc. Securities Litigation: Federal Contractor Misconduct Database.” POGO’s FCMD, www.contractormisconduct.org/misconduct/178/mckesson-hboc-merger-financial-reporting-fraud-mckesson-hboc-inc-securities-litigation

Your Board recommends a vote “AGAINST” this proposal on Statement of Purpose of a Corporation for the following reasons:

We operate in accordance with the principles outlined in the Business Roundtable Statement

In 2019, the Business Roundtable revised its Statement on the Purpose of a Corporation (the “BRT Statement”) to encourage companies to make a fundamental commitment to all stakeholders, including shareholders, customers, employees, suppliers, and communities. The BRT Statement was signed by the chief executive officers of over 180 companies, including our CEO

- 2020 Proxy Statement	75

ITEM 6. SHAREHOLDER PROPOSAL ON STATEMENT OF PURPOSE OF A CORPORATION

Brian Tyler. By signing the BRT Statement, the CEOs committed to delivering value to all of these stakeholders, “for the future success of our companies, our communities and our country.”

We endorsed the BRT Statement because it aptly expresses McKesson’s mission and values. As stated by our Chair Ed Mueller in his letter to shareholders accompanying this proxy statement, our purpose as stewards of the Company is to oversee the long-term performance and sustainability of McKesson for the benefit of all our stakeholders, while continuously creating value for our shareholders.

For McKesson, corporate responsibility means better health for our planet and people everywhere. We discuss our commitment to all our stakeholders throughout this proxy statement, on our Corporate Citizenship website, and in our 2019 Corporate Responsibility Report. In fiscal 2018, we worked with our stakeholders on a materiality assessment, which included in-depth interviews and surveys of employees, customers, suppliers, industry associations, government agencies, NGOs and joint venture partners. The assessment informed the development of our Corporate Responsibility Report, which is publicly available on our website. For additional information on how our mission and values inform our business practices, see https://www.mckesson.com/About-McKesson/Corporate-Citizenship/.

We also believe our multi-faceted response efforts to help support our employees and minimize supply chain disruption during the ongoing COVID-19 global health crisis reflects our ongoing commitment to our employees, customers, suppliers and local communities. From our work with FEMA to expedite the shipment and delivery of personal protective equipment and other critical supplies to hospitals, nursing homes, long-term care facilities, pre-hospital medical services, state and local governments, and other facilities critical to caring for the American people, to the expansion of our Taking Care of Our Own Fund to provide financial resources to employees during natural disasters, McKesson is playing a critical role in the fight against the pandemic.

Our governance and management systems closely align with the BRT Statement and our ICARE principles

Our ICARE (integrity, customer-first, accountability, respect and excellence) shared principles function as the cultural foundation of our company and as a unifying set of values to guide us in our mission. These principles are a uniting force, connecting us across business units, geographies and functional areas. They shape our corporate culture. And they help us make a positive difference for patients, customers, partners, communities, shareholders and one another. These principles, along with our other policies and procedures governing our operations, closely align with the elements of the BRT Statement, which are set forth below.

Delivering value to our customers. We emphasize the importance of our customers in every aspect of our ICARE shared principles:

•	Integrity — We commit to the greater good-for our company, our customers and the health care industry.

•	Customer First — Our customers are at the center of everything we do, and our success comes from their success.

•	Accountability — We take individual responsibility for the decisions we make to get results for our customers. We build trust with our customers by delivering on our promises.

•	Respect — Our people treat each other, our customers and our vendors with dignity, consideration, open-mindedness and respect.

•

Excellence — We always aim higher for our customers and partners, and when customers choose McKesson, they’re choosing an industry leader who will work tirelessly to achieve excellence in quality, safety and efficiency — for the better health of our customers and the entire health care industry.

Investing in our employees. Our people are the key to our success. As stated on our Corporate Citizenship website, as well as in this proxy statement under “Investing in Team McKesson,” we aim to be an employer of choice and to help employees leverage their strengths. To support their growth, we provide regular feedback and training. And we work to create and maintain an inclusive environment where everyone brings their authentic self to work and enjoys great employee experiences at every touchpoint. Further, through our public pay equity disclosure, we describe our commitment to the principles of equal opportunity, pay equity, inclusion and diversity, including our processes and procedures for driving equitable pay decisions, and methods for addressing employee pay concerns and eliminating unexplained pay inequities.

Dealing fairly and ethically with our suppliers. In our Code of Conduct, which is publicly available at https://www.mckesson.com/Investors/Corporate-Governance/Code-of-Conduct/, we stress the importance of conducting business with suppliers and other partners honestly and with integrity. As stated in this proxy statement under “Our Commitment to the Environment and Our Stakeholders,” we work with suppliers across the globe who must agree to McKesson Sustainable Supply Chain Principles (MSSP). The MSSP cover compliance with appropriate laws along with adherence to our strict policies on protecting workers, preparing for emergencies, identifying and managing environmental risk,

76	- 2020 Proxy Statement

ITEM 6. SHAREHOLDER PROPOSAL ON STATEMENT OF PURPOSE OF A CORPORATION

and protecting the environment. And on the Supplier Diversity page of our website, we describe our commitment to opening the doors of opportunity to qualified small and diverse suppliers, and we encourages small, small-disadvantaged, minority, women, HUBZone, veteran service-disabled veteran, and/or disability-owned business enterprises to register as McKesson suppliers.

Supporting the communities in which we work. We work to create healthier communities through access to care, and by giving back — both with our money and with our time. To further our mission, we provide opportunities that encourage and support employee volunteering and giving. Examples of such employee and company efforts are highlighted on our Corporate Citizenship website, from building care packages and raising money for cancer care, to helping organize bone marrow donation drives, to launching and seeding the Foundation for Opioid Response Efforts.

And as described in this proxy statement under “Embracing Sustainable Practices,” establishing new environmental best practices is a priority across McKesson businesses. That is why we are implementing recommendations to lead to a healthier environment, with a current focus on increasing LED lighting at our facilities, monitoring and benchmarking energy use, pursuing environmental certifications, minimizing our carbon footprint, reducing movement of inventory through our redistribution center model, and recycling and reusing resources.

Generating long-term value for shareholders. Our balanced corporate governance approach aims to strengthen confidence in our company — both in the capital markets and among the public — and creates value over the long term. We know that good corporate governance advances trust among our shareholders, business partners and employees, promotes transparency in our company, and contributes to sustainable growth.

As the actions and statements discussed above demonstrate, the BRT Statement outlines principles that we have already committed to, publicly disclosed and continue to satisfy.

Our Board reviewed our disclosures and concluded that they already demonstrate close alignment with the BRT Statement

This proposal requests that our Board prepare a report discussing options as to how our governance and management systems can be altered to better align with the BRT Statement. The Board reviewed the Company’s disclosures and concluded that, based on the robust nature of the Company’s public disclosures regarding its practices and commitment to stakeholders and the Company’s focus on the key areas outlined in the BRT Statement, no amendments to our governance and management systems are needed. Further, during a regular review of shareholder feedback reported to the Board by management, management informed the Board that no parties, other than the proponent, have requested a Board review or report on the BRT Statement.

As our actions and public disclosures already embody the commitments included in the BRT Statement, our Board believes this proposal is not necessary.

Your Board recommends a vote “AGAINST” this proposal on Statement of Purpose of a Corporation.

- 2020 Proxy Statement	77

ANNUAL MEETING INFORMATION

Record Date & Who Can Vote

On June 18, 2020, the Company began delivering proxy materials to all shareholders of record at the close of business on June 1, 2020 (Record Date). On the Record Date, there were 162,115,596 shares of the Company’s common stock outstanding and entitled to vote. As a shareholder, you are entitled to one vote for each share of common stock you held on the Record Date, including shares: (A) held for you in an account with a broker, bank or other nominee; (B) held directly in your name as the shareholder of record; or (C) allocated to your account in the Company’s 401(k) Retirement Savings Plan (401(k) Plan).

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the meeting and for 10 days prior to the meeting for any purpose germane to the Annual Meeting. You may request this information by contacting the Corporate Secretary of the Company by email at corpsecretary@mckesson.com.

How to Vote

Your vote is important. Shareholders can vote by using the Internet, telephone or mail, or at the Annual Meeting.

As a shareholder, you are entitled to one vote for each share of common stock you held on the Record Date. You can vote in any of the following ways:

Shareholders of Record or a Participant in the Company’s 401(k) Plan

If you are a shareholder of record or a participant in the Company’s 401(k) Plan, you can vote your shares by using the Internet, by calling a toll-free number, or by mailing your signed proxy card(s). Specific instructions for voting by means of the Internet or telephone are included on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you do not wish to vote via the Internet or by telephone, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided.

Street Name Shareholders

If you have shares held by a broker, bank or other nominee, you can vote your shares by following the instructions provided by your broker, bank or other nominee.

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

Proxy Authority

All shares represented by valid proxies will be voted as specified. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board of Directors on all proposals described in this proxy statement, and in the discretion of the designated proxy holders as to any other matters that may properly come before the Annual Meeting. We are currently not aware of any matter to be presented at the Annual Meeting other than the items described in this proxy statement.

Revocation

You can revoke your proxy at any time before the Annual Meeting by sending to the Company’s Corporate Secretary a written revocation or a proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting and casting a ballot.

Attendance

The Annual Meeting will be conducted exclusively online without an option for physical attendance, to support the health and well-being of our employees and shareholders in light of the COVID-19 pandemic. Shareholders of record as of the record date

78	- 2020 Proxy Statement

ANNUAL MEETING INFORMATION

will be able to attend and participate in the online Annual Meeting by visiting www.virtualshareholdermeeting.com/MCK2020 and entering the 16-digit control number on your Notice, voting instructions form or on your proxy card for purposes of casting your votes for the Annual Meeting ballot items. Only shareholders and proxy holders who enter their valid control number will be able to participate in the online Annual Meeting in order to submit questions and vote.

The live webcast of the Annual Meeting will begin promptly at 8:30 a.m., Central Daylight Time. We encourage you to access the webcast early, starting at approximately 8:15 a.m., Central Daylight Time, in order to allow yourself time to log in and test your computer. If you encounter technical difficulties accessing the online Annual Meeting, please call the technical support telephone number posted on www.virtualshareholdermeeting.com/MCK2020.

Even if you plan to attend the Annual Meeting online, we recommend that you vote in advance of the Annual Meeting as described in this proxy statement, so that your vote will be counted if you later decide to not attend the Annual Meeting or you encounter technical difficulties. If you properly submit your votes before the online Annual Meeting, then you do not have to vote at the Annual Meeting unless you wish to change your vote.

Dividend Reinvestment Plan

For those shareholders who participate in the Company’s Automatic Dividend Reinvestment Plan (DRP), the enclosed proxy card includes all full shares of common stock held in your DRP account on the Record Date for the Annual Meeting, as well as your shares held of record.

401(k) Plan

Participants in the Company’s tax-qualified 401(k) Plan have the right to instruct the trustee, on a confidential basis, how the shares allocated to their accounts are to be voted, and will receive a voting instruction card for that purpose. In general, the 401(k) Plan provides that all shares for which no voting instructions are received from participants will be voted by the trustee in the same proportion as shares for which voting instructions are received. However, shares that have been allocated to 401(k) Plan participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

Quorum, Vote Required and Method of Counting Votes

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions or broker non-votes will be considered present for quorum purposes.

Item 1 – Election of Directors. Each share of the Company’s common stock you own entitles you to one vote at the Annual Meeting. You may vote “for” or “against” one or more of the director nominees, or “abstain” from voting on the election of any nominee. A nominee will be elected as a director if he or she receives a majority of votes cast (that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions or broker non-votes (as described below) will not count as votes cast and will have no effect on the outcome of the matter. Each nominee previously submitted an irrevocable resignation in the event that the nominee fails to receive a majority of the votes cast and the Board decides to accept that resignation. If a nominee fails to receive the required votes, the Governance Committee will make a recommendation to the Board with respect to the irrevocable resignation, and the Board will take action no later than 90 days following the annual meeting and publicly disclose its determination.

All Other Items – For all other items to be presented at the Annual Meeting, approval of each of these proposals requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on, each of these other proposals. Shares represented by abstentions on a proposal will be counted as present at the Annual Meeting and will have the effect of a vote against the matter. Broker non-votes with respect to a proposal will have no effect on the outcome of the matter.

All votes cast at the Annual Meeting will be tabulated by the independent inspector of election.

Broker Non-Votes

Broker non-votes occur when beneficial owners do not provide voting instructions and the broker, bank or other nominee does not have discretion to vote. Rules of the NYSE prohibit discretionary voting by brokers on certain matters. At the Annual

- 2020 Proxy Statement	79

ANNUAL MEETING INFORMATION

Meeting, if brokers, banks and other nominees have not received instructions from the beneficial owners, they will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Item 2).

Therefore, we encourage all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

Voting Results

We intend to publish voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The notice of annual meeting, proxy statement and Annual Report on Form 10-K for our fiscal year ended March 31, 2020 are available at www.viewproxy.com/MCK/2020. Instead of receiving future copies of the proxy statement and Annual Report on Form 10-K by mail, you may, by following the applicable procedures described below, elect to receive these documents electronically, in which case you will receive an e-mail with a link to these documents.

Shareholders of Record: You may elect to receive proxy materials online next year in place of printed materials by logging on to www.viewproxy.com/MCK/2020 and entering your request within either the Internet voting section or order hard copy options. By doing so you will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on the Form 10-K, proxy statement and voting form when they become available.

Beneficial Shareholders: If you hold your shares through a broker, bank or other holder of record, you may also have the opportunity to receive copies of the proxy statement and Annual Report on Form 10-K electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service or contact the broker, bank or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by sending an e-mail to investors@mckesson.com.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders to be held on July 29, 2020. Our 2020 proxy statement and annual report are available free of charge on our website at www.mckesson.com.

Householding of Proxy Materials

In a further effort to reduce printing costs, postage fees and the impact on the environment, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless any of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one set of proxy materials, but would like to request a separate copy of these materials, we will have a separate copy promptly delivered to you upon your written or oral request. To request such a separate copy, please contact Broadridge Investor Communication Solutions by calling 1-866-540-7095 or by writing to Broadridge Investor Communication Solutions, Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may also contact Broadridge Investor Communication Solutions if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has retained Alliance Advisors LLC to assist in distributing these proxy materials. We have also

80	- 2020 Proxy Statement

ANNUAL MEETING INFORMATION

engaged Alliance Advisors LLC to assist in the solicitation of proxies. We expect Alliance’s solicitation fee to be approximately $35,000 plus out-of-pocket expenses. The directors, officers and employees of the Company may also participate in the solicitation without remuneration in addition to compensation received as directors, officers or employees.

Shareholder Proposals for the 2021 Annual Meeting

To be eligible for inclusion in the Company’s 2021 proxy statement pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals must be sent to the Corporate Secretary of the Company at the principal executive offices of the Company, 6555 State Highway 161, Irving, Texas 75039, and must be received no later than February 18, 2021. The Company’s Advance Notice By-Law provisions require that shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, no later than April 30, 2021 and no earlier than March 31, 2021. Shareholders may also request that director nominees be included in the Company’s proxy materials pursuant to the Company’s proxy access provisions under its By-Laws. Such nominations must be submitted no later than April 30, 2021 and no earlier than March 31, 2021. Each shareholder making such a nomination would be required to provide certain information, representations and undertakings as outlined in the By-Laws.

A copy of the full text of the Company’s By-Laws referred to above may be obtained by writing to the Corporate Secretary of the Company.

By Order of the Board of Directors

Michele Lau

Senior Vice President,

Corporate Secretary and

Associate General Counsel

June 18, 2020

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, McKesson Corporation, 6555 State Highway 161, Irving, TX 75039.

Website addresses and hyperlinks are included for reference only. The information contained on or available through websites referred to and/or linked to in this Proxy Statement (other than the Company’s website to the extent specifically referred to herein as required by the SEC or NYSE rules) is not part of this proxy solicitation and is not incorporated by reference into this Proxy Statement or any other proxy materials.

- 2020 Proxy Statement	81

APPENDIX A — SUPPLEMENTAL INFORMATION

Reconciliation of GAAP Earnings Per Diluted Share (EPS) to Adjusted EPS for Incentive Compensation (Non-GAAP)

	Year Ended March 31, 2020

Earnings per diluted common share from continuing operations, net of tax, attributable to McKesson Corporation (GAAP), as reported	$4.99

Adjustments, net of tax:

Amortization of acquisition-related intangibles	3.06

Transaction-related expenses and adjustments	0.98

LIFO inventory-related adjustments	(1.03)

Gains from antitrust legal settlements	(0.09)

Restructuring, impairment and related charges, net	1.16

Other adjustments, net	5.88

Adjusted Earnings per diluted common share (Non-GAAP), as reported(a)	$14.95	(b)

Adjustments, net of tax:

Other adjustments, net(a)	(1.07	)(c)

Adjusted EPS for incentive compensation calculation (Non-GAAP)(a)	$13.88

	FY 2018 — FY 2020 Cumulative Adjusted EPS

3-Year Adjusted Earnings per diluted share (Non-GAAP), as reported(a)	$41.14	(b)(d)

Other adjustments, net (a)	(3.14	)(e)

3-Year Cumulative Adjusted EPS for incentive compensation calculation (Non-GAAP)(a)	$38.00
(a)	Certain computations may reflect rounding adjustments.

(b)

Includes a $0.33 per diluted share adjustment recorded to add back settlement expense in connection with an agreement to settle all opioid-related claims filed by two Ohio counties reported in the other adjustments, net category in FY 2020. For additional information, see footnote (c) below under Reconciliation of GAAP Income from Continuing Operations before Interest Expense and Income Taxes (Operating Profit) to Adjusted Operating Profit for Incentive Compensation (Non-GAAP).

(c)

Consists of $(1.10) per adjusted diluted share primarily related to the effect of our equity method investment in Change Healthcare and foreign currency gains of $0.02 per adjusted diluted share, primarily related to Euro and Canadian dollars, compared to plan. On March 10, 2020, we completed the previously announced separation of our investment in Change Healthcare.

(d)

Includes a $0.19 per diluted share adjustment recorded to add back settlement expense in connection with an agreement to settle all opioid-related claims with the State of West Virginia reported in the other adjustments, net category in FY 2019. For additional information see footnote (c) below under Reconciliation of GAAP Income from Continuing Operations before Interest Expense and Income Taxes (Operating Profit) to Adjusted Operating Profit for Incentive Compensation (Non-GAAP).

(e)	Primarily relates to the effect of our equity method investment in Change Healthcare.

- 2020 Proxy Statement	A-1

APPENDIX A

Reconciliation of GAAP Income from Continuing Operations before Interest Expense and Income Taxes (Operating Profit) to Adjusted Operating Profit for Incentive Compensation (Non-GAAP)

(In millions)	Year Ended March 31, 2020

Income from continuing operations before interest expense and income taxes (GAAP), as reported	$1,393

Adjustments, before tax:

Amortization of acquisition-related intangibles	730

Transaction-related expenses and adjustments	303

LIFO inventory-related adjustments	(252)

Gains from antitrust legal settlements	(22)

Restructuring, impairment and related charges, net	264

Other adjustments, net	1,433	(a)

Adjusted Operating Profit (Non-GAAP), as reported	$3,849

Adjustments, before tax:

Other adjustments, net	(248	)(b)

Adjusted Operating Profit for incentive compensation calculation (Non-GAAP)	$3,601	(c)
(a)

Primarily consists of charges of $1.16 billion representing an other-than-temporary impairment of our investment in Change Healthcare, $122 million representing settlement charges related to the termination of our frozen U.S. defined benefit pension plan and $82 million recorded in connection with an agreement to settle all opioid-related claims filed by two Ohio counties.

(b)	Primarily consists of $(253) million related to the effect of our equity method investment in Change Healthcare.

(c)

The Compensation Committee approved the exclusion of litigation settlement amounts — both gains and amounts paid — from FY 2020 incentive compensation calculations because the Compensation Committee believes these amounts reflect complex events that span multiple years and are frequently disconnected from the current performance cycles. The Compensation Committee also believes that excluding litigation settlement amounts is common practice in similar situations. The Compensation Committee will continue to evaluate adjustments to incentive compensation for litigation settlements on a case by case basis. Beyond the factors noted above, the Compensation Committee may consider additional criteria and may reach a different conclusion in the future. No further adjustments were made to FY 2020 incentive compensation calculations for legal fees or fines associated with any litigation settlement, investigation or enforcement action.

Reconciliation of Operating Cash Flow (GAAP) to Free Cash Flow (Non-GAAP)

(In millions)	Year Ended March 31, 2020		FY 2018 — FY 2020 Cumulative OCF

Operating Cash Flow (GAAP), as reported	$4,374		$12,755	(b)

Excludes: Capital Expenditures	(506	)(a)

Free Cash Flow (Non-GAAP), as reported	$3,868
(a)	Capital expenditures consist of cash payments for property, plant and equipment and for capitalized software expenditures.

(b)	Consists of operating cash flow, as reported, of $4,374 million, $4,036 million and $4,345 million for FY 2020, FY 2019 and FY 2018.

A-2	- 2020 Proxy Statement

APPENDIX A

Supplemental Non-GAAP Financial Information

In an effort to provide investors with additional information regarding the Company’s financial results as determined by generally accepted accounting principles (“GAAP”), McKesson Corporation (the “Company” or “we”) also presents the following Non-GAAP measures.

•

Adjusted Operating Profit (Non-GAAP): We define Adjusted Operating Profit as GAAP income from continuing operations before interest expense and income taxes, excluding amortization of acquisition-related intangibles, transaction-related expenses and adjustments, last-in, first-out (“LIFO”) inventory-related adjustments, gains from antitrust legal settlements, restructuring, impairment and related charges, and other adjustments, as applicable. The Company evaluates its definition of Adjusted Operating Profit on a periodic basis and updates the definition from time to time. The evaluation considers both the quantitative and qualitative aspects of the Company’s presentation of Adjusted Operating Profit.

•

Adjusted Earnings (Non-GAAP): We define Adjusted Earnings as GAAP income from continuing operations attributable to McKesson, excluding amortization of acquisition-related intangibles, transaction-related expenses and adjustments, LIFO inventory-related adjustments, gains from antitrust legal settlements, restructuring, impairment and related charges, other adjustments as well as the related income tax effects for each of these items, as applicable. The Company evaluates its definition of Adjusted Earnings on a periodic basis and updates the definition from time to time. The evaluation considers both the quantitative and qualitative aspects of the Company’s presentation of Adjusted Earnings.

Amortization of acquisition-related intangibles — Amortization expenses of intangible assets directly related to business combinations and the formation of joint ventures.

Transaction-related expenses and adjustments — Transaction, integration and other expenses that are directly related to business combinations, the formation of joint ventures, divestitures and other transaction-related costs including initial public offering costs. Examples include transaction closing costs, professional service fees, legal fees, severance charges, retention payments and employee relocation expenses, facility or other exit-related expenses, certain fair value adjustments including deferred revenues, contingent consideration and inventory, recoveries of acquisition-related expenses or post-closing expenses, bridge loan fees, and gains or losses on business combinations and divestitures of businesses that do not qualify as discontinued operations.

LIFO inventory-related adjustments — LIFO inventory-related non-cash expense or credit adjustments.

Gains from antitrust legal settlements — Net cash proceeds representing the Company’s share of antitrust lawsuit settlements.

Restructuring, impairment and related charges — Restructuring charges that are incurred for programs in which we change our operations, the scope of a business undertaken by our business units, or the manner in which that business is conducted as well as long-lived asset impairments. Such charges may include employee severance, retention bonuses, facility closure or consolidation costs, lease or contract termination costs, asset impairments, accelerated depreciation and amortization, and other related expenses. The restructuring programs may be implemented due to the sale or discontinuation of a product line, reorganization or management structure changes, headcount rationalization, realignment of operations or products, integration of acquired businesses, and/or company-wide cost saving initiatives. The amount and/or frequency of these restructuring charges are not part of our underlying business, which includes normal levels of reinvestment in the business. Any credit adjustments due to subsequent changes in estimates are also excluded from Adjusted Earnings.

Other adjustments — The Company evaluates the nature and significance of transactions qualitatively and quantitatively on an individual basis and may include them in the determination of our Adjusted Earnings from time to time. While not all-inclusive, other adjustments may include: adjustments to claim and litigation reserves for estimated probable losses and settlements; other asset impairments; certain discrete benefits and subsequent true-up adjustments related to the December 2017 enactment of the 2017 Tax Cuts and Jobs Act; gains or losses from debt extinguishment; and other similar substantive and/or infrequent items as deemed appropriate. Prior to fiscal 2020, this category also included certain gains or losses from divestitures of businesses that did not qualify as discontinued operations.

Income taxes on Adjusted Earnings are calculated in accordance with Accounting Standards Codification (“ASC”) 740, “Income Taxes,” which is the same accounting principle used by the Company when presenting its GAAP financial results.

Additionally, the Company’s investment in the Change Healthcare joint venture’s financial results are adjusted for the above noted items, except for the effect of potentially dilutive securities issued by the joint venture on our adjusted earnings per diluted share.

- 2020 Proxy Statement	A-3

APPENDIX A

•

Free Cash Flow (Non-GAAP): We define free cash flow, a non-GAAP measure, as net cash provided by (used in) operating activities less payments for property, plant and equipment and capitalized software expenditures, as disclosed in our consolidated statements of cash flows.

•	Adjusted EPS (Non-GAAP): We define Adjusted EPS as the per diluted share impact of Adjusted Earnings.

In addition, Adjusted Operating Profit and Adjusted EPS for the purposes of incentive compensation are further adjusted to exclude certain foreign currency gains or losses compared to plan and the effect of our equity method investment in Change Healthcare.

The Company believes the presentation of Non-GAAP measures provides useful supplemental information to investors with regard to its operating performance, as well as assists with the comparison of its past financial performance to the Company’s future financial results. Moreover, the Company believes that the presentation of Non-GAAP measures assists investors’ ability to compare its financial results to those of other companies in the same industry. However, the Company’s Non-GAAP measures may be defined and calculated differently by other companies in the same industry.

The Company internally uses both GAAP and Non-GAAP financial measures in connection with its own financial planning and reporting processes. Specifically, Adjusted Earnings serves as one of the measures management utilizes when allocating resources, deploying capital and assessing business performance and employee incentive compensation. The Company conducts its businesses internationally in local currencies, including Euro, British pound sterling and Canadian dollars. As a result, the comparability of our results reported in U.S. dollars can be affected by changes in foreign currency exchange rates. We believe free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, re-investment opportunities, strategic acquisitions, dividend payments or other strategic uses of cash. Nonetheless, Non-GAAP financial results and related measures disclosed by the Company should not be considered a substitute for, nor superior to, financial results and measures as determined or calculated in accordance with GAAP.

A-4	- 2020 Proxy Statement

You can Electronic vote by Voting Internet Instructions or telephone! Available 24 hours a day, 7 days a week VOTE BY INTERNET www. Before The Meeting - Go to proxyvote.com McKESSON CORPORATION ATTN: CORPORATE SECRETARY Use the Internet to transmit your voting instructions and for electronic delivery of 6555 STATE HIGHWAY 161 information up until the cut-off time.* Have your proxy card in hand when you access IRVING, TX 75039 the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/MCK2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until the cut-off time.* Have your proxy card in hand when you call and then follow the instructions. *Cut-off Time: 11:59 P.M. Eastern Time on July 26, 2020, for participants in the McKesson Corporation 401(k) Retirement Savings Plan. 11:59 P.M. Eastern Time on July 28, 2020, for all other shareholders. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D19596-P41296-Z77476 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY McKESSON CORPORATION The Board of Directors recommends a vote FOR the listed nominees: 1. Election of eleven directors for a one-year term. Nominees: For Against Abstain 1a. Dominic J. Caruso ! ! ! The Board of Directors recommends a vote FOR the following proposals: For Against Abstain 1b. N. Anthony Coles, M.D. ! ! ! 2. Ratification of the appointment of Deloitte & Touche 1c. M. Christine Jacobs ! ! ! LLP as the company’s independent registered public ! ! ! accounting firm for the fiscal year ending March 31, 2021. 1d. Donald R. Knauss ! ! ! 3. Advisory vote on executive compensation. ! ! ! 1e. Marie L. Knowles ! ! ! The Board of Directors recommends a vote AGAINST the following proposals: 1f. Bradley E. Lerman ! ! ! 4. Shareholder proposal on action by written consent of ! ! ! shareholders. 1g. Maria Martinez ! ! ! 5. Shareholder proposal on disclosure of lobbying activities ! ! ! and expenditures. 1h. Edward A. Mueller ! ! ! 6. Shareholder proposal on statement of purpose of a ! ! ! corporation. 1i. Susan R. Salka ! ! ! 1j. Brian S. Tyler ! ! ! 1k. Kenneth E. Washington, Ph.D. ! ! ! For address changes and/or comments, please check this box and write them ! on the back where indicated. Please indicate if you plan to attend this meeting virtually. ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint Yes No owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D19597-P41296-Z77476 McKESSON CORPORATION This proxy is solicited by the Board of Directors Annual Meeting of Shareholders July 29, 2020, 8: 30 A.M. Central Daylight Time The shareholder(s) hereby appoint(s) Britt J. Vitalone, Lori A. Schechter and Michele Lau, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of McKesson Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders, and any adjournment or postponement thereof. If the shareholder(s) hold(s) shares of common stock of McKesson Corporation in the corporation’s 401(k) Retirement Savings Plan (“401(k) Plan”), the shareholder(s) hereby authorize(s) and direct(s) the trustee of the 401(k) Plan to vote all shares in the account of the shareholder(s) under the 401(k) Plan in the manner indicated on the reverse side of this proxy at the Annual Meeting, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder on any other matter that may properly come before the meeting. If shares are held in the 401(k) Plan and no direction is given, the trustee will vote such shares in the same proportion as shares for which voting instructions are received. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side